EXHIBIT 10.2

Exhibits have been excluded from this agreement because such information (i)

is not material and (ii) would be competitively harmful if publicly disclosed

SECOND AMENDED AND RESTATED

LEASE AGREEMENT

AMONG

NEW ORLEANS BUILDING CORPORATION

as Landlord

AND

JAZZ CASINO COMPANY, L.L.C.

as Tenant

AND

CITY OF NEW ORLEANS

as Intervenor

April 3, 2020

i

v

EXHIBITS

Exhibit "A‑1"	Casino Premises	1.16
Exhibit "A‑2"	Lafayette Subsurface Area	1.69
Exhibit "A‑3"	Poydras Street Support Facility Premises	1.85
Exhibit "A‑4"	Poydras Tunnel Area	1.86
Exhibit "A‑5"	Intentionally Deleted.
Exhibit "A‑6"	Encroachment Area	1.36
Exhibit "B"	JCC Equity Program	5.1
Exhibit "C‑1"	Ordinance Calendar No. 18,481	6.1(a)(iii)
Exhibit "C‑2"	Ordinance Calendar No. 19,025	6.1(a)(iii)
Exhibit "C‑3"	Ordinance Calendar No. 22,194	6.1(a)(iii)
Exhibit "D‑1"	Ordinance Calendar No. 18,483	6.1(a)(iv)
Exhibit "D‑2"	Ordinance Calendar No. 19,027	6.1(a)(iv)
Exhibit "D‑3"	RDC Board of Directors' Resolution dated April 23, 1993	6.1(a)(iv)
Exhibit "D‑4"	RDC Board of Directors' Resolution dated March 9, 1994	6.1(a)(iv)
Exhibit "D‑5"	Consent	6.1(a)(iv)
Exhibit "E‑1"	Ordinance Calendar No. 22,193	6.1(a)(v)
Exhibit "E‑2"	RDC Board of Directors' Resolution dated October 21, 1998	6.1(a)(v)
Exhibit "F-1"	Ordinance Calendar No. 32,907	6.1(a)(vi)
Exhibit "F -2"	Landlord Board of Directors' Resolution dated Nov. 26, 2019	6.1(a)(vi)
Exhibit "G"	Exceptions to Title	6.1(a)(viii)
Exhibit "H"	Existing Casino Management Agreement	1.40, 5.3(a)
Exhibit "I"	Intentionally Deleted.
Exhibit "J"	Environmental Disclosure	6.3, 6.4(a),6.4(b), 18.4,18.5

Exhibit "K-1"	Monthly GGR Report	14.2(b)(i)
Exhibit "K-2"	Monthly GNGR Report	14.2(b)(ii)
Exhibit "K-3"	Statistical Analysis	14.2(b)(iii)
Exhibit "K-4"	Capital Replacements Report	14.2(b)(iv)
Exhibit "K-5"	Rent Report	14.2(b)(v)
Exhibit "K-6"	Annual Revenue Projections	14.2(c)
Exhibit "L-1"	City Lease	1.21
Exhibit "L‑2"	City Lease Amendment	1.21
Exhibit "M"	Ordinance Calendar No. 19,465	1.70, 6.1(a)(i)
Exhibit "N"	Amended and Restated Manager Subordination Agreement (Landlord)	5.3(g)
Exhibit "O"	Estoppel Certificate	32.9(b)
Exhibit "P"	Tenant Rights Not Exercisable by Casino Subtenant	32.25
Exhibit "Q"	Casino Subtenant Agreement	21.5, 22.3(b)

SECOND AMENDED AND RESTATED
LEASE AGREEMENT
AMONG
NEW ORLEANS BUILDING CORPORATION, LANDLORD,
AND
JAZZ CASINO COMPANY, L.L.C., TENANT,
AND
CITY OF NEW ORLEANS, LOUISIANA, INTERVENOR

THIS SECOND AMENDED AND RESTATED LEASE AGREEMENT is executed as of April 3, 2020 (the "Effective Date"), by and among JAZZ CASINO COMPANY, L.L.C., a Louisiana limited liability company having its principal place of business in the State of Louisiana ("Tenant" or "JCC"), as the successor by operation of law to Harrah's Jazz Company, a Louisiana general partnership ("Harrah's Jazz Company"), the NEW ORLEANS BUILDING CORPORATION, a Louisiana public benefit corporation ("Landlord"), as successor by merger to Rivergate Development Corporation, a Louisiana public benefit corporation ("RDC"), and the CITY OF NEW ORLEANS, LOUISIANA, as Intervenor (the "City"), and amends and restates in their entirety the provisions of that certain Amended and Restated Lease Agreement by and among Landlord (as successor by merger to RDC), Tenant, and the City, as Intervenor, dated October 29, 1998 (the "Original First Amended and Restated Lease"), as amended by that certain First Amendment to Amended and Restated Lease Agreement by and among RDC, Tenant, and the City dated March 28, 2001 (the "First Amendment"), as further amended by that certain Second Amendment to Amended and Restated Lease Agreement by and among RDC, Tenant, and the City dated February 7, 2002  (the "Second Amendment"), as further amended by that certain Third Amendment to Amended and Restated Lease Agreement by and among RDC, Tenant, and the City dated April 16, 2003  (the "Third Amendment"), and as further amended by that certain Fourth Amendment to Amended and Restated Lease Agreement by and among RDC, Tenant, and the City dated May 2, 2006 (the "Fourth Amendment"); provided, however, that pursuant to Section 32.10 of this Lease, the execution and delivery of this Lease shall continue the obligations of Tenant under the Original Lease (defined below) on the amended and restated terms set forth in this Lease and shall in no way constitute a novation of such obligations (as modified herein).  The Original First Amended and Restated Lease, as amended by the First Amendment, Second Amendment, Third Amendment and Fourth Amendment shall be referred to herein, collectively, as the "First Amended and Restated Lease."

RECITALS

WHEREAS, RDC, the City, and Harrah's Jazz Company entered into that certain Amended Lease Agreement dated as of March 15, 1994 ("Original Amended Lease" and together with the First Amended and Restated Lease the "Original Lease");

WHEREAS, Landlord succeeded to RDC's rights and obligations as landlord under the Original Lease and RDC's rights and obligations as tenant under the City Lease (defined below) through the following series of mergers: (1) the merger of RDC and Piazza D'Italia Development Corporation, a Louisiana nonprofit public benefit corporation, into Canal Street Development Corporation, a Louisiana nonprofit public benefit corporation ("CSDC"), pursuant to a Joint

Merger Agreement dated January 28, 2013; and (2) the merger of CSDC into Landlord pursuant to a Joint Merger Agreement dated February 22, 2017;

WHEREAS, Harrah's Jazz Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on November 22, 1995 in the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court"), Case No. 95-14545;

WHEREAS, the Bankruptcy Court on October 13, 1998 confirmed a Third Amended Joint Plan of Reorganization, as modified under Chapter 11 of the United States Bankruptcy Code as submitted by Harrah's Jazz Company and certain other parties (the "Plan"), which Plan was made effective on October 30, 1998 (the "Plan Effective Date");

WHEREAS, pursuant to the Plan, Tenant succeeded by operation of law to all rights and obligations of Harrah's Jazz Company under the Original Amended Lease;

WHEREAS, RDC, Tenant, and the City entered into the Original First Amended and Restated Lease in order to amend and restate the Original Amended Lease in its entirety;

WHEREAS, Act 171 of the 2019 Regular Legislative Session of the Louisiana State Legislature (the "Legislation") requires that Tenant, in connection with the extension of the term of the Casino Operating Contract (defined below) and prior to July 15, 2024 (subject to force majeure extensions), must make a capital investment of Three Hundred Twenty-Five Million Dollars ($325,000,000.00) on or around the Casino Premises (defined below), which will involve the construction of a hotel, restaurants, entertainment space, and related amenities on or around the Casino Premises and alterations, renovations, and/or additions to portions of the Development (defined below) that are in existence as of the Effective Date (the "Capital Improvement Project");

WHEREAS, as of the Effective Date, VICI Properties, L.P., a Delaware limited partnership ("VICI"), holds (i) an option to enter into a sale-leaseback transaction with Tenant pursuant to which VICI would purchase all of Tenant’s right, title and interest in, to and under the Leased Premises, this Lease and the Improvements, and lease the Leased Premises and the Improvements back to Tenant, all under that certain Call Right Agreement (Harrah’s New Orleans) dated as of October 6, 2017, and (ii) the right to enter into a sale-leaseback transaction with Tenant pursuant to which VICI would purchase all of Tenant’s right, title and interest in, to and under the Leased Premises, this Lease and the Improvements, and lease the Leased Premises and the Improvements back to Tenant, all under that certain Purchase and Sale Agreement dated as of September 26, 2019;

WHEREAS, Caesars Entertainment Corporation, a Delaware corporation ("CEC"), which is an indirect parent of Tenant, has entered into that certain Agreement and Plan of Merger dated as of June 24, 2019 (the "Merger Agreement"), with Eldorado Resorts, Inc., a Nevada corporation ("Eldorado"), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado ("Eldorado Subsidiary");

WHEREAS, subject to the terms and conditions of the Merger Agreement, Eldorado Subsidiary is to merge with and into CEC, with CEC surviving the merger as a wholly owned subsidiary of Eldorado (the "Eldorado Merger Transaction");

WHEREAS, the VICI Sale-Leaseback Transaction (as defined herein) is anticipated to occur concurrent with or subsequent to the Eldorado Merger Transaction; and

WHEREAS, the parties desire to enter in this Lease to give effect to certain terms and provisions of the Legislation and to amend and restate the First Amended and Restated Lease in its entirety in order to, among other things, reflect the anticipated VICI Sale-Leaseback Transaction and delete or modify certain provisions of the First Amended and Restated Lease which have become unnecessary or inaccurate due to the passage of time, prior performance or other reasons and to otherwise modify the parties' rights and obligations thereunder, as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITION OF TERMS

For the purposes of this Lease, the following terms, in addition to terms defined elsewhere in this Lease, shall have the meanings set forth below when initially capitalized herein, unless otherwise expressly provided in this Lease:

1.1"Act" means the Louisiana Economic Development and Gaming Corporation Act as set forth in LSA R.S. 27:201-286, adopted by the Legislature of the State of Louisiana as No. 384, Acts 1992, and redesignated from LSA R.S. 4:601 by Act No. 7 of the 1996 First Extraordinary Session of the Legislature of the State of Louisiana,  as amended, and regulations adopted thereunder, amendments and reenactment of LSA R.S. 36:801.1(A) and enactment of LSA R.S. 27:1, et seq., adopted by the Legislature of the State of Louisiana as Act 7, First Extraordinary Session, 1996 and regulations adopted thereunder; the Local Option Gaming election as set forth in LSA R.S. 18:1300.21, adopted by the Legislature of the State of Louisiana as Act 57, First Extraordinary Session, 1996, and the act adopted by the Legislature of the State of Louisiana as Act 98, First Extraordinary Session, 1996.

1.2"Additional Charges" means any and all obligations assumed, payments, charges, Impositions, costs, expenses and penalties (other than the Rent) that are required to be paid by Tenant under this Lease.

1.3"Affiliate" means: (a) with respect to Tenant, either (i) prior to the consummation of the VICI Sale-Leaseback Transaction, any Person which directly or indirectly Controls, is Controlled by, or is under common Control with Tenant, JCC Holding Company II or the Casino Manager/Operator and/or which directly or indirectly owns or holds a two and one-half percent (2.5%) or more interest in Tenant or (ii) following the consummation of the VICI Sale-Leaseback Transaction (except as provided in the preceding clause (i)), a VICI Affiliate; (b) with respect to Casino Subtenant, any Person which directly or indirectly Controls, is Controlled by, or is under common Control with Casino Subtenant and/or which directly or indirectly owns or holds a two and one-half percent (2.5%) or more interest in Casino Subtenant; and (c) with respect to Casino Manager/Operator, any Person which directly or indirectly Controls, is Controlled by, or is under common Control with Casino Manager/Operator and/or which directly or indirectly owns or holds a two and one-half percent (2.5%) or more interest in Casino Manager/Operator.

1.4"Books and Records" means the internal control standards adopted by either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) or the Casino Manager/Operator and the records required thereby and customer records (both of which shall be available only to Landlord's Accepted Auditor), all revenue records and any other accounting or financial documents or records, including financial data produced pursuant to Section 19.12 of this Lease, general ledgers, accounts receivable, accounts payable, invoices, payroll records, expense records, or income records, relating to or concerning the business operations of either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction), the Development, and the Hotel Project (to the extent the Hotel Project is not located on the Leased Premises).  Books and Records shall not include any information either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) or the Casino Manager/Operator is required by law not to disclose.

1.5"Business Days" means all days except Saturdays, Sundays and all days that are official legal holidays of the City, the State of Louisiana or the United States.  Unless specifically stated as "Business Days," a reference to "days" means calendar days.

1.6"Capital Transaction" means (1) the sale, transfer, assignment or alienation by Contingent Payment Party of (a) all or a portion of Contingent Payment Party’s interest in the Development, (b) all or substantially all of Tenant's Property, (c) Contingent Payment Party’s interest in this Lease (prior to the consummation of the VICI Sale-Leaseback Transaction) or the VICI Sublease (following the consummation of the VICI Sale-Leaseback Transaction), or (d) all or substantially all of Contingent Payment Party's assets; and (2) any Financing by Contingent Payment Party for the Development or pledge by Contingent Payment Party of Contingent Payment Party’s interest in the Development, Tenant's Property, this Lease (prior to the consummation of the VICI Sale-Leaseback Transaction) or the VICI Sublease (following the consummation of the VICI Sale-Leaseback Transaction), or Contingent Payment Party's assets; provided, however, that a Financing that is secured by the VICI Sublease and/or the leasehold estate created thereby shall not be considered a Capital Transaction if the premises leased pursuant to the VICI Sublease includes real property other than the Development which has a value in excess of the value of the Development (such values shall be determined in the same manner as determined by the lender under such Financing).

1.7"Capital Improvement Project Costs" means all of the actual, out of pocket, costs and expenses incurred by Constructing Party in connection with the Capital Improvement Project that may be capitalized in accordance with GAAP; provided, however, the Capital Improvement Project Costs shall not include (i) any costs or expenses that are incurred by Constructing Party in connection with any lobbying, advertising, or marketing or (ii) any legal expenses incurred prior to the Effective Date.

1.8"Capital Improvement Project Deadline" means the Capital Investment Deadline (as defined in, and as such deadline may be extended under, the Casino Operating Contract).

1.9"Casino" means the Improvements on the Casino Premises at which the Casino Gaming Operations are conducted, or the Casino Gaming Operations conducted therein, as the context may require.

1.10"Casino Gaming Operations" means any gaming operations permitted from time to time under the Act (including by an amendment to the definition of "Game" set forth in LSA R.S. 27:205) and offered or conducted at or on the Development.

1.11"Casino Management Agreement" means the Existing Casino Management Agreement or any other agreement or contract for the operation and/or management of the Development and the related gaming operations that is entered into by either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction), on the one hand, and Casino Manager/Operator, on the other hand, in accordance with Section 22.4 of this Lease.

1.12"Casino Manager/Operator" means, collectively or individually, CES and HNOMC, or any other Person(s) approved by the City (other than employees hired by the Casino Manager/Operator or Tenant) and engaged, hired and/or retained by Tenant or, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant to manage and/or operate the Casino Gaming Operations.

1.13"Casino Opening Date" means October 30, 1999.

1.14"Casino Operating Contract" means that certain Amended and Restated Casino Operating Contract by and between the State of Louisiana by and through the LGCB, or its successor, and Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction), as it may be amended from time to time, authorizing gaming operations at the Casino in accordance with the Act, as amended.

1.15"Casino Subtenant" means, following the consummation of the VICI Sale-Leaseback Transaction, JCC or its permitted successors and assigns.

1.16"Casino Premises" means the land described in Exhibit "A-1" attached to this Lease and made a part hereof.

1.17"CES" means Caesars Enterprise Services, LLC.

1.18"City" means the City of New Orleans.  Whenever the term City is used as an indemnitee or an insured, the term City shall include the City and the Mayor and City Council members of the City, and the employees, agents and representatives of the City.

1.19"City Call Option Payment Conditions Satisfaction Date" means the earlier to occur of October 1, 2020, or the date that all of the following conditions have been fully satisfied: (i) the Joint Legislative Committee on the Budget has approved the Casino Operating Contract;

(ii) the City Council has approved this Lease; (iii) this Lease has been executed by the City and Landlord; (iv) all approvals required for a VICI Transfer in connection with the consummation of a VICI Sale-Leaseback Transaction are obtained without the imposition of any further requirements for remuneration to be paid, or further concessions to be made, by Tenant, JCC, VICI, Casino Subtenant or VICI Transferee; and (v) the Casino Operating Contract has been fully executed by all parties hereto.

1.20"City Council" means the Council of the City.

1.21"City Lease" means that certain Amended and Restated Lease Agreement, dated as of March 15, 1994, pursuant to which the City, as landlord, leases the Leased Premises and the existing Improvements thereon to Landlord (as successor in interest to RDC), as tenant, a copy of which is attached to this Lease as Exhibit "L-1" and made a part hereof, as amended by that certain First Amendment to Amended and Restated Lease Agreement dated as of October 29, 1998, a copy of which is attached to this Lease as Exhibit "L-2" and made a part hereof (the "City Lease Amendment").

1.22"City Support Payment" means the amount of Six Million and No/100 Dollars ($6,000,000.00), subject to adjustment in accordance with the terms of Section 4.3.1(c).  For the avoidance of doubt, any amounts paid with respect to the "Annual City Payment" under Section 6.1(d)(iii) of the Casino Operating Contract shall satisfy and reduce the amount of the City Support Payment.

1.23"Commencement of Construction" means, with respect to any portion of the Hotel Project, the date on which (i) all of the Conditions to Commencement of Construction set forth in Section 10.2(g) below have been satisfied or waived by Landlord with respect to the applicable portion of the Hotel Project and (ii) Constructing Party has commenced construction of such portion of the Hotel Project.

1.24"Comparable Project" means a mixed-use project which includes a first class hotel and/or casino as its sole or primary component and which (i) has been constructed or renovated within the five (5) year period immediately preceding the date in question, (ii) is comparable in size and quality to the Hotel Project as contemplated by the Schematic Plans and (iii) is located in the United States.

1.25"Constructing Party" means: (i) prior to the consummation of the VICI Sale-Leaseback Transaction, Tenant; or (ii) following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant.

1.26"Construction Plans" means the construction documents for the Hotel Project, which shall (i) be prepared by one or more Qualified Architects selected by Constructing Party, at Constructing Party’s sole cost and expense, and (ii) consist of substantially all architectural and engineering drawings and specifications submitted for the issuance of a building permit to the governmental authorities having jurisdiction in the City of New Orleans and such other plans and specifications as Constructing Party elects to include.  For the avoidance of doubt, drawings submitted for governmental land use approvals, including to the City Planning Commission, shall not be considered Construction Plans, but Constructing Party will provide Landlord with (i) a copy of all such land use approval submission documents at the time of submission and (ii) if such land use approval submission documents are modified during the land use approval process, a copy of the final approved land use approval submission documents.

1.27"Contingent Payment Party" means: (i) prior to the consummation of the VICI Sale-Leaseback Transaction, Tenant; or (ii) following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant.

1.28"Control" including the terms Controlling, Controlled by and under common Control with, and their correlative meanings, means with respect to a Person the ownership of more than fifty percent (50%) of the beneficial interest or voting power of such Person or the ability, by contract or otherwise, to elect a majority of the directors of a corporation or limited liability company, or otherwise to select, or have the power to remove and select, a majority of those Persons exercising governing authority over an entity.

1.29"CPI" means the Consumer Price Index for all Urban Consumers, United States City Average, prepared by the Bureau of Labor Statistics of the Department of Labor of [1984‑1986=100], or, if such index shall cease to be published, such other comparable index of inflation as may be reasonably selected by Tenant's Accepted Auditor with Landlord's consent not to be unreasonably withheld or delayed.

1.30"Default Rate" means a floating rate of interest at all times equal to the greater of (a) the prime rate of Citibank, N.A., or its successor, plus four percent (4%) per annum or (b) fourteen percent (14%) per annum; provided, however, the Default Rate shall not exceed the maximum rate allowed by applicable law.

1.31"Design Development Plans" means the design development plans for the Hotel Project, which shall (i) be prepared by one or more Qualified Architects selected by Constructing Party, at Constructing Party’s sole cost and expense, and (ii) generally consist of civil and architectural site plans, reference floor plans, a roof plan, enlarged floor plans as required to communicate design intent, reflected ceiling plans, exterior elevations with architectural finish designations subject to final construction detailing, representative interior finish plans and elevations, narratives and preliminary drawings describing proposed building systems, statistics describing building floor areas and hotel room counts by floor and room type, and updated perspective renderings.

1.32"Development" means the Leased Premises and the Improvements, and includes, without limitation, the Hotel Project, regardless of whether the Hotel Project is constructed on the Leased Premises.

1.33"Discriminatory" means those acts or things which adversely affect any or all of Tenant, Casino Subtenant, Landlord or the Development (or any part or use thereof), as the context permits, to the exclusion of others of a like class, or which treat any or all of Tenant, Casino Subtenant or the Development (or any part or use thereof) as a class of one.  An act or thing shall not be deemed Discriminatory merely because its cost or effect takes into consideration the unique or monopoly characteristics of the Development so long as the procedure or methodology for its determination or its implementation is not Discriminatory.

1.34"Effective Date" has the definition provided in the recitals.

1.35"Effective Date of the Original Lease" means April 27, 1993.

1.36"Encroachment Area" means those areas within Poydras Street, Convention Center Boulevard, South Peters Street, Fulton Street, Lafayette Street, Girod Street and Canal Street and adjacent sidewalks and rights of ways upon which the Improvements encroach as generally described in Exhibit "A-6" attached to this Lease and made a part hereof.

1.37"Environmental Law" means any of the following laws and all regulations validly promulgated thereunder:  Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. Section 2601, et seq.), the Louisiana Environmental Quality Act, as amended (LSA R.S. 30:2001, et seq.), the Louisiana Solid Waste Management and Resource Recovery Law, as amended (LSA R.S. 30:2151, et seq.), the Louisiana Hazardous Waste Control Law, as amended (LSA R.S. 30:2171, et seq.), the Louisiana Resource Recovery and Development Act, as amended (LSA R.S. 30:2301, et seq.), and the Hazardous Materials Transportation and Motor Carrier Safety Law, as amended (LSA R.S. 32:1501, et seq.).

1.38"Event of Default" means any of the events described in Section 21.1 of this Lease.

1.39"Execution Date of the First Amended and Restated Lease" means October 30, 1998.

1.40"Existing Casino Management Agreement", collectively, the Property Management Agreement and the Enterprise Services Agreement (as such terms are defined below), copies of which are attached to this Lease as Exhibit "H" and made a part hereof.  The term "Property Management Agreement" shall mean that certain Management Agreement dated as of May 20, 2014, by and between Tenant and HNOMC, which was assigned by HNOMC to CES in accordance with Section 11.2.3 thereof.  The term "Enterprise Services Agreement" shall mean that certain Third Amended and Restated Omnibus License and Enterprise Services Agreement dated as of December 26, 2018, by and among CES, CEC, Caesars Entertainment Resort Properties LLC, Caesars Growth Properties Holdings, LLC, Caesars Licensing Company, LLC and Caesars World, Inc.  CES provides certain corporate and centralized services for the management and operation of the Casino in accordance with the terms and conditions of the Enterprise Services Agreement.  HNOMC provides property and asset-specific services for the management and operation of the Casino in accordance with the terms and conditions of the Enterprise Services Agreement and the Property Management Agreement.

1.41"Expiration Date" means the last day of the Term, whether by expiration of the Term or early termination of this Lease.

1.42"Extended Term" means an extended term of this Lease as provided in Section 3.1 of this Lease.

1.43"FF&E" means all furniture, furnishings, equipment and fixtures necessary or appropriate to fully and properly operate the Casino.

1.44"Final Completion Deadline" means the date which is twelve (12) months after the earlier to occur of (i) Substantial Completion of the Hotel Project or (ii) the Substantial Completion Deadline; provided, however, if Final Completion of the Hotel Project is delayed by reason of a Force Majeure Event, any government imposed restriction on construction or any delay not caused by Constructing Party with respect to the issuance of any permits, approvals or licenses required for the use, occupancy or operation of the Hotel Project or any portion thereof (a "Final Completion Delay"), then Constructing Party shall have the right to extend the Final Completion Deadline by one (1) day for each day that such Final Completion Delay delays Final Completion of the Hotel Project by delivering written notice of Constructing Party’s election to extend the Final Completion Deadline to Landlord.

1.45"Final Completion of the Hotel Project" means (i) the final completion of the construction of the Hotel Project in accordance with Section 10.2.  Substantial Completion of the Hotel Project is a prerequisite to Final Completion of the Hotel Project.

1.46"Financial Statements" means a balance sheet and related statements of income and cash flows prepared in conformity with GAAP.

1.47"Financially Conditioned" means the imposition of an increase in Rent or Additional Charges or other charge, fee, or similar extraction (other than reasonable review, consulting and processing charges in the ordinary course) in connection with the issuance or granting of a consent or approval.

1.48"Financing" means the act or process or an instance of raising funds through the issuance of (or evidenced by) stocks, bonds, notes, mortgages, debentures, loan agreements or other debt or security issuance.  The term "Financing" shall include, without limitation, the creation, assumption or incurrence, in any manner, of obligations in respect of borrowed money.

1.49"First Amendment" has the definition provided in the recitals.

1.50"Fiscal Year" means each calendar year; provided, however, the first Fiscal Year was the period commencing on the Casino Opening Date and ending on December 31 of the year in which the Casino Opening Date occurred.  The term "Full Fiscal Year" means any Fiscal Year containing not fewer than three hundred sixty-four (364) days.  Each Partial Fiscal Year shall constitute a separate Fiscal Year.

1.51"Fourth Amendment" has the definition provided in the recitals.

1.52"GAAP" means principles of accounting for casinos set forth in the Audit and Accounting Guide for Audits of Casinos, with conforming changes as of September 1, 1998, prepared by the American Institute of Certified Public Accountants, as amended from time to time, or if not thereby addressed, other generally accepted accounting principles.

1.53"Gaming Authorities" means all agencies, authorities and instrumentalities of the City, State of Louisiana or United States, or any subdivision thereof, having jurisdiction over the gaming or related activities at the Casino, including, but not limited to, the LGCB or its successor.

1.54"Gaming Devices" means slot machines, roulette tables, card tables, and any other device that is used for gaming operations at the Casino.

1.55"Gaming Space" means that area of the Casino in which gaming activity takes place and does not include support, storage, entertainment, service and other such areas.

1.56"Governmental Requirements" means all laws, ordinances, statutes, zoning requirements, and agreements of any governmental authority, including but not limited to the Act, that are applicable to the acquisition, demolition, development, construction and operation of the Development.

1.57"Gross Gaming Revenue" means the total of all of the following received by Tenant:  (a) cash received as winnings; and (b) net credit extended to patrons for the purpose of gaming whether or not evidenced by a credit instrument (including any cashless wagering system); and (c) compensation received for conducting any game in which Tenant or its agent is not a party to a wager; less the total of all cash paid out as losses to patrons directly or indirectly, and those amounts paid to purchase annuities to fund losses paid to patrons over several years by independent financial institutions.  In calculating Gross Gaming Revenue, any prizes, premiums, drawings, benefits or tickets, or other items that are redeemable for money or merchandise or other promotional allowance, except money or tokens paid at face value directly to a patron as a result of a specific wager and the amount of cash paid to purchase an annuity to fund winnings paid to that patron over several years by an independent financial institution, must not be deducted as losses from winnings at any game, and this shall include, but not be limited to, travel expenses, food, refreshments, lodging or other services provided by Tenant.  "Losses" shall also not include amounts paid to any vendor of gaming devices or equipment, measured by, or paid from, the revenue from any device or equipment, for example "bucket sales", "participation" agreements or "sharing" in the drop.

For these purposes, "credit instrument" means a writing which evidences a gaming debt, and includes any writing taken in consolidation, redemption or payment of a previous credit instrument.  Credit instruments shall include, but not be limited to, all markers, IOUs, promissory notes, returned checks, hold checks or other similar credit instruments, or any other credit arrangement, regardless of the location where the credit is extended, including but not limited to credit cards, lines of credit, cash advances or draws.  Amounts collected under a credit instrument shall not be included in the calculation of Gross Gaming Revenue to the extent they have already been properly included under Section 1.57(b) of this Lease.

For these purposes, "cash" and "credit" shall include any transfer, in whole or in part, by computer, electronic or telephonic funds transfer.

For purposes of this Section 1.57, "net credit" shall mean the amount of credit extended to patrons less a Two Million Dollar ($2,000,000) reduction for bad debts or other uncollected amounts for each Fiscal Year (or such lower amount as shall be applicable on a pro rata basis to a Partial Fiscal Year).

For purposes of illustrating the computation set forth above, the following shall apply:

(1)For each table game, Gross Gaming Revenue equals the closing bank roll plus credit slips for cash, chips, or tokens returned to the casino cage plus drop, less opening bank roll and fills to the table.

(2)For each slot machine, Gross Gaming Revenue equals drop less fills to the machine, jackpot payouts and, if Tenant retains detailed documentation supporting the deduction, the actual cost to Tenant, its agent or employee, or a person Controlling, Controlled by, or under common Control with Tenant, of any personal property (other than the cost of travel, food, lodging, services, and food and beverages) provided for or distributed to the patron as winnings.  The initial hopper load is not a fill and does not affect Gross Gaming Revenue.  The initial hopper load will be reduced to an assumed average balance of fifty percent (50%) and shall be offset against Gross Gaming Revenue over the first twelve (12) months following placement of such slot machine in service.  Thereafter it will be assumed that all hoppers are fifty percent (50%) full and there will be no further recognition of or offset against Gross Gaming Revenue owing to changes in hopper loads until the Expiration Date, or, if sooner, upon removal of any slot machine from service, at which time any difference between fifty percent (50%) of the initial hopper load and the hopper load at closing will be recognized as, or, if negative, reduce, Gross Gaming Revenue.  Nevertheless, Tenant shall have the right to review and verify changes in hopper loads against Tenant's computerized inventory tracking system or other records accounting for hopper inventory, if existing, to protect its interest in a full reporting of revenues.

(3)For each counter game, Gross Gaming Revenue equals the money accepted by Tenant on events or games that occur during the month or will occur in subsequent months, less money paid out during the month to patrons on money wagers.

(4)For each card game, and any other game in which Tenant is not party to a wager, Gross Gaming Revenue equals all money received by Tenant as compensation for conducting the game.

(5)Tenant shall not include either shill win or shill loss in Gross Gaming Revenue computations.

(6)Tenant shall not deduct as losses:  (i) theft or embezzlement losses, (ii) money paid out on wagers or (iii) other payments and losses to patrons, that are in violation of the Act, from Gross Gaming Revenue.

(7)If in any month the Gross Gaming Revenue is less than zero, that loss may be carried forward or backward to offset Gross Gaming Revenue within that Fiscal Year.  Gross gaming losses may not be offset against Gross Non‑Gaming Revenue.

(8)The foregoing illustrations do not otherwise affect the computation of net credit extended to patrons.

From and after the consummation of the VICI Sale-Leaseback Transaction, all references in this Section 1.57 to Tenant are deemed to refer to Casino Subtenant.

1.58"Gross Non‑Gaming Revenues" means the total of all value, compensation, interest and income of any kind received by Tenant, including, but not limited to, cash and payment of checks, drafts, vouchers, notes, and instruments, and derived from:

(1)All sales by Tenant or an Affiliate of Tenant, at or from the Development, of food, beverages, goods, services, entertainment, parking, rides, wares and/or merchandise or other permitted non-gaming uses, not including any sales by Space Tenants;

(2)All Space Tenants or any other person who otherwise gains commercial advantage or revenue from a presence or association with the Development;

(3)The tenant of the building currently occupied by the business known as Manning’s Sports Bar and Grill (as that tenant and/or business may change from time to time), regardless of the fact that such space is not located within the Development;

(4)The operation of any cafeteria or restaurant operated by Tenant or an Affiliate of Tenant on the Development;

(5)The operation of any business or enterprise owned or operated by Tenant or an Affiliate of Tenant on the Development, including, but not limited to, hotel, entertainment and retail establishments; and

(6)The sales within the SMSA of any souvenir or clothing items bearing any tradename or servicemark associated with the Development, including but not limited to "Harrah's", "Caesars", "Casino", "New Orleans", or any combination thereof.

Gross Non-Gaming Revenues shall also include the profit (as determined by GAAP) derived by Tenant, any direct or indirect subsidiary of Tenant, or any Affiliate Controlling or Controlled by Tenant, from the promotion of any commercial event in the SMSA (but that does not occur at the Development) that uses the trade names and/or good will associated with the Development.

Notwithstanding the foregoing, Gross Non‑Gaming Revenues shall not include: (i) amounts received that are refunded later as a result of merchandise returns or for any other reason; (ii) the amount of all sales and other taxes collected and paid to the appropriate taxing authorities; (iii) amounts received from the sale of lottery tickets (other than commissions); (iv) amounts received in connection with any bulk sale, sale of trade fixtures or any other sale out of the ordinary course of business; (v) returned security deposits and any other types of returned deposits unless retained and applied to rent or any other item that would be income to Tenant; (vi) delivery charges; (vii) amounts received from charitable collections and promotional sales in connection with charitable collections to the extent those amounts received are contributed to charity; (viii) amounts received as reimbursements from Space Tenants for taxes, insurance, utilities, and common area expenses; (ix) rent paid by Space Tenants, who are not Affiliates of Tenant, on the Second Floor; (x) the value of comped hotel rooms at the Hotel Project; and (xi) rent paid by

Casino Subtenant to Tenant pursuant to the VICI Sublease.  Gross Non‑Gaming Revenues shall be determined using the cash method of accounting.

From and after the consummation of the VICI Sale-Leaseback Transaction, all references in this Section 1.58 to Tenant are deemed to refer to Casino Subtenant.

1.59"HET" means Harrah's Entertainment, Inc., a Delaware corporation.

1.60"Highest and Best Use" means the reasonably probable and legal use of vacant land or improved property, which is physically possible, for which demand is appropriately evidenced, supported, financially feasible, and that results in the highest value.

1.61"HNOMC" means Harrah's New Orleans Management Company LLC, a Nevada limited liability company.

1.62"Hotel Opening Deadline" means the date which is ninety (90) days following the earlier to occur of (i) Substantial Completion of the Hotel Project and (ii) the Substantial Completion Deadline; provided, however, if the Opening of the Hotel Project is delayed by reason of a Force Majeure Event, any government imposed restriction on construction or any delay not caused by Constructing Party with respect to the issuance of any permits, approvals or licenses required for the use, occupancy or operation of the Hotel Project or any portion thereof (a "Hotel Opening Delay"), then Constructing Party shall have the right to extend the Hotel Opening Deadline by one (1) day for each day that such Hotel Opening Delay delays the Opening of the Hotel Project by delivering written notice of Constructing Party’s election to extend the Hotel Opening Deadline to Landlord.

1.63"Hotel Project" means the new hotel tower (and, if the new hotel tower is constructed on the Casino Premises, the reconstructed or new porte cochere) to be constructed as a component of the Capital Improvement Project pursuant to Section 10.2 of this Lease.

1.64"Improvements" means, to the extent permanently attached to the ground or a component part of a building or other construction permanently attached to the ground, any buildings, structures, roads, roadways, mechanical devices, landscaping, facilities and appurtenances constructed and situated now or at any time hereafter upon the Leased Premises.  Notwithstanding anything to the contrary in this Lease, the Improvements shall include the Hotel Project and any buildings, structures, roads, roadways, mechanical devices, landscaping, facilities and appurtenances thereof, regardless of whether the Hotel Project is constructed on the Leased Premises.

1.65"Initial Term" means the initial term of this Lease as provided in Section 3.1 of this Lease.

1.66"JCC" means Jazz Casino Company, L.L.C., a Louisiana limited liability company.

1.67"JCC Fulton Development" means JCC Fulton Development, L.L.C., a Louisiana limited liability company, and its successors and assigns.

1.68"JCC Holding Company II" means JCC Holding Company II LLC, a Delaware limited liability company, and its successors and assigns.

1.69"Lafayette Subsurface Area" means the property described in Exhibit "A-2" attached to this Lease and made a part hereof.

1.70"Landlord" means the New Orleans Building Corporation, a Louisiana public benefit corporation formed on May 4, 2000 by virtue of Louisiana Revised Statute Title 12, Sections 201‑269 and Title 41:1212(G), and Ordinance Calendar No. 19,465, adopted by the City Council November 29, 1999, a copy of which is attached to this Lease as Exhibit "M" and made a part hereof, together with its successors, successors‑in‑title, transferees and assigns.  Whenever the term Landlord is used as an indemnitee, the term Landlord shall include the Landlord and the shareholders, officers, directors, employees, agents and representatives of Landlord.

1.71"Lease" means this Second Amended and Restated Lease Agreement, as it may be amended, modified, restated or supplemented from time to time including all exhibits hereto.

1.72"Leased Premises" means the Casino Premises, the Poydras Street Support Facility Premises, the Poydras Tunnel Area, the Lafayette Subsurface Area, and the Encroachment Area.

1.73"Leasehold Mortgage" means any Tenant Leasehold Mortgage or Subtenant Leasehold Mortgage.

1.74"Leasehold Mortgagee" means the holder from time to time of a Leasehold Mortgage.

1.75"LGCB" means the Louisiana Gaming Control Board or its successors.

1.76"Loan Default" means a default by Tenant or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) on an obligation to a Leasehold Mortgagee that entitles the Leasehold Mortgagee to exercise the right to foreclose upon, acquire, or possess this Lease, the VICI Sublease, and/or the Improvements.

1.77"Manager's Property" means any System Marks, confidential or proprietary information or other property which may be subject to removal from the Casino by the Casino Manager/Operator or Tenant pursuant to the terms and conditions of the Property Management Agreement.

1.78"Manning's Land" means the immovable property depicted on Exhibit A‑7 attached hereto, together with all of the rights, ways, privileges, servitudes, appurtenances, and advantages pertaining thereto.

1.79"Mayor" means the Mayor of the City.

1.80"Opening of the Hotel Project" means the date on which the Hotel Project is first opened for business to the general public, in no event later than the Hotel Opening Deadline.

1.81"Original Amended Lease Execution Date" means March 15, 1994.

1.82"Original First Amended and Restated Lease" has the definition provided in the recitals.

1.83"Partial Fiscal Year" means any of (i) the partial Fiscal Year commencing with the Casino Opening Date and ending on December 31 of the year in which the Casino Opening Date occurred or (ii) the partial Fiscal Year commencing after the end of the last Full Fiscal Year of the Term and ending with the expiration of the Term or earlier termination of this Lease.

1.84"Person" means any individual, partnership, corporation, association, unincorporated organization, trust or other entity, including but not limited to, any government or agency or subdivision thereof, and the heirs, executors, administrators, legal representatives, successor and assigns of such Person where the context so permits.

1.85"Poydras Street Support Facility Premises" means the land described in Exhibit "A-3" attached to this Lease and made a part hereof.

1.86"Poydras Tunnel Area" means the property described on Exhibit "A-4" attached to this Lease and made a part hereof.

1.87"Proceeds of Major Capital Event(s)" means the net proceeds of any Capital Transaction (after deduction of closing costs and expenses), but excluding proceeds used to discharge outstanding debt of Contingent Payment Party, and proceeds that are reinvested in the Development within one year after receipt of such proceeds by Contingent Payment Party (including any proceeds that the Contingent Payment Party retains for working capital).

1.88"Qualified Architect" means an architect who is appropriately registered and in good standing with the Louisiana State Board of Architectural Examiners to practice architecture within the State of Louisiana.

1.89"Rent" means the rent described in Section 4.1 of this Lease.

1.90"Schematic Plans" means the schematic design plans for the Hotel Project, which shall (i) be prepared by one or more Qualified Architects selected by Constructing Party, at Constructing Party’s sole cost and expense, and (ii) generally consist of a site plan, interior floor plans, building sections, exterior elevations, perspective sketches or renderings, preliminary architectural finish and FF&E concept information, and approximate building floor area statistics and hotel room counts by floor, and such other plans and specifications as Tenant elects to include.

1.91"Second Amendment" has the definition provided in the recitals.

1.92"Second Floor" means the second floor of the Casino.

1.93"Secured Debt" means a debt of Tenant secured by a Leasehold Mortgage.

1.94"Site Mobilization" means December 31, 1994.

1.95"SMSA" means the Greater New Orleans Standard Metropolitan Statistical Area, as defined by the United States Department of Commerce, United States Census Department, in the 2010 Census.

1.96"Space Lease" means any lease, sublease, sub-sublease, franchise, license or other agreement, other than this Lease, the VICI Sublease or the Casino Management Agreement, that would permit or allow a Person to use and/or maintain space as a tenant in or on the Development.

1.97"Space Tenant" means the tenant under a Space Lease.  Casino Subtenant shall not be considered a Space Tenant.

1.98"Square 26 Property" means the land and the improvements thereon donated to the City by Harrah's Jazz Company by that certain Act of Donation dated November 15, 1994 and recorded in the Conveyance Office of the Parish of Orleans on November 16, 1994 at Book 928, Folio 748 as document No. 94-52753.

1.99"Substantial Completion Deadline" means the Capital Improvement Project Deadline.

1.100"Substantial Completion of the Hotel Project" means that the construction of the Hotel Project is sufficiently complete, in accordance with the Construction Plans (subject to minor deviations), all Governmental Requirements and the provisions of this Lease, subject to the completion of punch‑list items, so that the Hotel Project may be utilized or occupied for its intended use, as evidenced by the issuance of a temporary or permanent certificate of occupancy by the City or an appropriate governmental authority.

1.101"Subtenant Leasehold Mortgage" means a mortgage on the sublease interest held by Casino Subtenant.

1.102"Subtenant Leasehold Mortgagee" means the holder from time to time of a Subtenant Leasehold Mortgage.

1.103"Suitable Lender" means:

(1)any insurance company as defined in Section 2(13) of the Securities Act of 1933, as amended;

(2)any investment company registered under the Investment Company Act of 1940, as amended;

(3)any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended;

(4)any small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

(5)any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

(6)any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended;

(7)any trust fund whose trustee is a bank or trust company and whose participants are exclusively plans of the types identified in paragraph (5) or (6) of this Section 1.103;

(8)any business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

(9)any organization described in Section 501(c)(3) of the Internal Revenue Code, as amended, corporation, partnership, or Massachusetts or similar business trust;

(10)any investment adviser registered under the Investment Advisers Act of 1940, as amended;

(11)any real estate investment trust registered with the United States Securities and Exchange Commission, excluding Tenant and Tenant's Affiliates;

(12)any dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act");

(13) any entity which is, or each of the equity owners of which is, a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act of 1933, as amended) acting for its own account or the accounts of other qualified institutional buyers;

(14)any bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, any savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Securities Act of 1933, as amended, or any foreign bank or savings and loan association or equivalent institution or any investment fund that participates in a bank syndication (and any Person that takes an assignment interest from any Person that participated in the bank syndication (or an assignee thereof)), excluding Tenant and Tenant's Affiliates;

(15)any investor or group of investors purchasing debt securities of Tenant in any public offering registered pursuant to the Securities Act of 1933, as amended, or any private placement;

(16)any real estate mortgage investment conduit or similar vehicle;

(17)any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities;

(18)CEC and entities Controlled by, under common Control with, or Controlling CEC as to any Financing made by such entity pursuant to Article XXIII of this Lease; provided that such treatment shall not allow CEC to have any additional or longer cure period than is provided to Leasehold Mortgagees pursuant to Article XXIII of this Lease;

(19)Eldorado and entities Controlled by, under common Control with, or Controlling Eldorado as to any Financing made by such entity pursuant to Article XXIII of this Lease; provided that such treatment shall not allow Eldorado to have any additional or longer cure period than is provided to Leasehold Mortgagees pursuant to Article XXIII of this Lease;

(20)VICI and entities Controlled by, under common Control with, or Controlling VICI as to any Financing made by such entity pursuant to Article XXIII of this Lease; provided that, except as otherwise expressly set forth herein, such treatment shall not allow VICI to have any additional or longer cure period than is provided to Leasehold Mortgagees pursuant to Article XXIII of this Lease; and

(21)any corporation or other entity that is Controlled by any other Suitable Lender.

1.104"Support Facilities" means the Improvements on the Support Facilities Premises or the business and operations conducted thereon, as the context may require.

1.105"Support Facilities Premises" means the Poydras Street Support Facility Premises, the Poydras Tunnel Area, the Lafayette Subsurface Area, and the Encroachment Area.

1.106"System Marks" shall have the meaning set forth in the Property Management Agreement.

1.107"Tenant" means JCC, its assignees as same are permitted in this Lease or any successors in interest.  VICI Transferee shall be the Tenant hereunder upon Casino Subtenant and VICI Transferee entering into the VICI Sublease in connection with the consummation of the VICI Sale-Leaseback Transaction.  Whenever the term Tenant is used as an indemnitee, the term Tenant shall mean (i) Tenant, JCC Holding Company II and their respective shareholders, officers, directors, employees, agents and representatives or (ii) following the consummation of the VICI Sale-Leaseback Transaction, VICI Transferee and its shareholders, officers, directors, employees, agents and representatives.

1.108"Tenant Leasehold Mortgage" means a mortgage on this Lease and the Improvements.

1.109"Tenant Leasehold Mortgagee" means the holder from time to time of a Tenant Leasehold Mortgage.

1.110"Tenant's Property" means all movable property leased or owned by Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) and Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) that has been brought onto the Development, by either Tenant or its employees, agents, servants or contractors (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant or its employees, agents, servants or contractors (following the consummation of the VICI Sale-Leaseback Transaction), including, but not limited to, gaming devices and machines, removable temporary buildings, and card or gaming tables.  Tenant's Property shall not include the Improvements, any of Manager's Property, any property owned by Landlord or the City or any immovable property.  For the purposes of this Lease, all Tenant’s Property leased or owned by Tenant prior to the date the VICI Sale-Leaseback Transaction is consummated shall be deemed to be leased or owned by Casino Subtenant as of the date the VICI Sale-Leaseback Transaction is consummated.

1.111"Term" means the Initial Term and any Extended Term for which the option to extend as provided in this Lease has been properly exercised.

1.112"Third Amendment" has the definition provided in the recitals.

1.113"Two Canal Owner Agreement"  means that certain Agreement, dated April 5, 2018, by and between JCC and Two Canal Owner, LLC.

1.114"VICI Affiliate" means any Person which directly or indirectly Controls, is Controlled by, or is under common Control with, VICI.

1.115"VICI Sale-Leaseback Transaction" means a transaction, whereby:

(a) JCC sells to VICI Transferee, and VICI Transferee purchases from JCC, JCC’s rights and interests in, to and under the Leased Premises and Improvements and certain other property (including, to the extent that it has been constructed, the Hotel Project);

(b) JCC assigns this Lease to VICI Transferee, and VICI Transferee assumes the Tenant’s obligations hereunder; and

(c) VICI Transferee subleases the Leased Premises and leases the Improvements and certain other property (including, to the extent that it has been constructed, the Hotel Project) to JCC in accordance with the terms of the VICI Sublease.

1.116"VICI Sublease" means the sublease agreement entered into by Casino Subtenant and VICI Transferee, whereby VICI Transferee subleases to Casino Subtenant the Leased Premises and leases to Casino Subtenant the Improvements and certain other property, as such VICI Sublease may be amended from time to time in accordance with the terms of this Lease.

1.117"VICI Transfer" means JCC’s assignment of the leasehold interest under this Lease to VICI Transferee and VICI Transferee’s sublease of such leasehold interest to JCC in accordance with the terms of the VICI Sublease in connection with the VICI Sale-Leaseback Transaction.

1.118"VICI Transferee" means the VICI Affiliate who is assigned and assumes JCC’s leasehold interest in this Lease in connection with the VICI Sale-Leaseback Transaction, together with such Person’s assignees as the same are permitted in this Lease or any successor in interest.

1.119"Other Defined Terms".  The following terms shall have the meaning defined for such terms in the Sections of this Lease set forth below:

Accelerated LiabilitySection 21.3(c)(ii)
Accepted AuditorSection 14.3(a)
Additional Tenant Cure PeriodSection 21.5(a)(ii)

AdjustmentSection 4.18(b)
Adjustment Year Section 4.3.1(c)

Ad Valorem Tax Base Year AmountSection 9.1(d)

Affiliate's S&RPSection 19.2

AlterationsSection 16.1(a)
Annual AuditSection 14.3(b)
Anticipated Ensuing Fiscal Year BalanceSection 19.7(g)(ii)

ArchitectSection 12.2(a)
Bankruptcy CourtRecitals
Big Six FirmsSection 14.2(a)
Capital Improvement ProjectRecitals

Capital Replacements AccountSection 19.7(a)
CECRecitals

Change in UseSection 4.18(a)
Change of ControlSection 24.1(c)
City Call Option PaymentSection 4.3.1(b)

City-Controlled EntitySection 32.4(d)
City/Landlord AwardSection 15.3
City Lease AmendmentSection 1.21

City PaymentsSection 4.3
City Supplemental PaymentSection 4.3.1(a)

City Support Payment PeriodSection 4.3.1(c)

CondemnationSection 15.1(a)
Condemnation Escrow AccountSection 15.4
Condemnation Escrow AgentSection 15.4
Condemnation WorkSection 15.4
Conditions to Commencement of ConstructionSection 10.2(g)

Construction DocumentsSection 10.2(j)

Contingent PaymentsSection 4.6(a)

CPI FractionSection 4.3.1(c)

CSDCRecitals

Deadline DateSection 3.2
Discount RateSection 21.3(j)
Disputed FundsSection 21.1(g)
Disputed Funds Escrow AccountSection 21.1(g)
Disputed Funds Escrow AgentSection 21.1(g)
Donated PropertySection 4.14
Effective DateRecitals

EldoradoRecitals

Eldorado SubsidiaryRecitals

Eldorado Merger TransactionRecitals

Enterprise Services AgreementSection 1.40

Environmental MattersSection 18.2
Equivalent PaymentsSection 6.6(f)(ii)
ExcessSection 21.3(b)(i)
Excess ProceedsSection 23.3(c)
Exchange ActSection 1.103

Fair Rental ValueSection 7.1(c)

Final Completion DelaySection 1.44
First Amended and Restated LeaseRecitals

First Installment DateSection 4.3.1(b)(i)(A)

First Leasehold MortgageeSection 6.6(d)
First Subleasehold MortgageeSection 6.6(d)

Force Majeure EventSection 32.2(a)

Full Fiscal YearSection 1.50
Gaming Percentage StatementSection 4.2(b)
Gross Gaming PaymentsSection 4.2
Gross Gaming Percentage AmountSection 4.2(a)
Gross Non-Gaming PaymentsSection 4.7
Harrah's Jazz CompanyPreamble
Hotel Opening DelaySection 1.62

House Bank AccountSection 19.5
ICSSection 19.12(a)
ICS Audit ReportSection 19.12(b)

ICS RegulationSection 19.12(b)

ImpositionsSection 9.1(a)

Invested CapitalSection 24.1(e)
JCC Equity ProgramSection 5.1

JCC S&RPSection 19.2
Landlord's AuditSection 14.3(b)

Landlord Lease OptionSection 7.1(a)

LegislationRecitals

Legislative PaymentsSection 4.3.1

LiensSection 10.3(a)
Local FirmSection 14.3(a)

LO TermSection 7.1(c)

Major CondemnationSection 15.1(b)
MarksSection 5.3(d)
Merger AgreementRecitals

Minimum PaymentsSection 4.17

Minimum Payment AmountSection 4.17
Minor CondemnationSection 15.1(c)
Monthly ReportsSection 14.2(b)

New LeaseSection 23.6
NomineeSection 23.3(a)
Non-Gaming Minimum PaymentSection 4.7(b)
Non-Gaming Percentage PaymentSection 4.7(c)
Non-Gaming Percentage StatementSection 4.7(d)

Non-Structural AlterationSection 16.1(d)
Notice of TerminationSection 21.3

Option PeriodSection 6.6(e)
Original Amended LeaseRecitals
Original LeaseRecitals

Other OperatorSection 6.6(d)
PlanRecitals

Plan Effective DateRecitals

Possession DateSection 6.3
Preliminary Termination NoticeSection 21.5(a)(ii)

Preservation CostsSection 19.5
ProceedsSection 15.1(d)
ProfitSection 24.1(e)
Project BudgetSection 10.2(l)

Property Management AgreementSection 1.40

Property/Casualty InsuranceSection 13.1(a)
Qualified AppraiserSection 4.18(c)
Qualified Net WorthSection 22.2
RDCRecitals

Re-letting ExpensesSection 21.3(b)(ii)
Rental Adjustment DateSection 4.1
Repair WorkSection 12.2(a)
Replacement CasinoSection 6.6(f)(ii)

Replacement SubtenantSection 21.5(a)(ii)

Replacement VICI SubleaseSection 21.5(a)(ii)

Required PolicySection 13.13

Requiring Party Section 13.13

Residency RequirementSection 5.2(a)

Restoration AccountSection 19.7(i)

Riverboat CasinoSection 8.4
School Support PaymentsSection 4.5
Second AuditSection 14.3(b)
Second Floor RentSection 4.11(a)

Secured AreasSection 17.2
Secured ObligationsSection 6.6(d)
Special Event ChargesSection 9.7
SSD Cure PeriodSection 21.5(a)(ii)

Sublease Secured ObligationsSection 6.6(d)

Subtenant ObligationsSection 32.25

Subtenant Specific DefaultSection 21.5(ii)

Tenant AwardSection 15.3

Tenant's NoticeSection 5.3(d)
Third Party Environmental MattersSection 18.3
TPO PriceSection 7.1(b)

Tenant Purchase OptionSection 7.1(a)

TPO TermSection 7.1(b)

TransferSection 24.1(a)
TransfereeSection 24.1(c)
TransferorSection 24.1(e)
Transfer PaymentSection 24.1(e)
Transition FundSection 19.5
Transition PeriodSection 19.5
Uncured Event of DefaultSection 21.3(a)

Uncured Subtenant Specific DefaultSection 21.5

VICIRecitals

VICI REITSection 24.1(b)(xi)

ARTICLE II
LEASED PROPERTY

Section 2.1	Unsubordinated Lease

In consideration of Tenant's obligation to pay Rent and the Additional Charges, to complete the Capital Improvement Project in accordance with this Lease, and to operate the Development in accordance with this Lease, and in consideration of the other terms, provisions, covenants and conditions of this Lease, Landlord hereby leases to Tenant and Tenant hereby takes, accepts and leases of and from Landlord the Leased Premises and the Improvements.

ARTICLE III
TERM OF LEASE

Section 3.1	Term

The Initial Term of this Lease commenced on the Effective Date of the Original Lease and will terminate on October 29, 2028.  Tenant shall have the right and option to extend this Lease, for three (3) consecutive Extended Terms of ten (10) years each unless this Lease shall be sooner terminated pursuant to the terms and conditions set forth herein; provided, however, that the option to extend this Lease for Extended Terms may be exercised only if there is no outstanding Event of Default.

Section 3.2	Extension Procedure

Tenant may exercise its right to extend this Lease for each of the Extended Terms by giving notice to Landlord not less than one (1) year (the "Deadline Date") prior to the expiration of the then current Initial or Extended Term.  If Tenant does not timely notify Landlord of Tenant's election to renew by the Deadline Date, Landlord shall at any time after the expiration of the Deadline Date, but at least ninety (90) days before the expiration of this Lease, give to Tenant and to each Tenant Leasehold Mortgagee a written notice stating that the Deadline Date has passed.  Tenant or any Tenant Leasehold Mortgagee may nevertheless exercise the right to renew within thirty (30) days after the receipt of Landlord's notice.  Notwithstanding the foregoing, if Tenant or any Tenant Leasehold Mortgagee does not exercise its option to extend the Term for any Extended Term, the Lease shall terminate at the end of the then current Term, giving to Landlord all rights, title and interest in the Development, including, but not limited to, the right to enter the property and take full possession of the Development without any compensation or payment to Tenant free and clear of any mortgages or security interests.  The terms, covenants, conditions and provisions in effect during the Extended Terms shall be the same as those in effect during the Initial Term.

ARTICLE IV
RENT AND ADDITIONAL CHARGES

Section 4.1	Rent

Subject to Section 4.17 of this Lease, commencing on the Casino Opening Date, Tenant shall pay to Landlord as rent (the "Rent") the amount of Five Million Dollars ($5,000,000) per year for each of the first five (5) years after the Casino Opening Date.  On the fifth anniversary of the Casino Opening Date and on each fifth anniversary thereafter during the Term (each a "Rental Adjustment Date"), unless the provisions of Section 23.10 of this Lease are applicable, the Rent shall be increased by Two Million Five Hundred Thousand Dollars ($2,500,000) unless such increase would cause the Rent to exceed three percent (3%) of Gross Gaming Revenues for the Fiscal Year immediately preceding the Rental Adjustment Date, in which case the Rent for the five (5) year period following the Rental Adjustment Date will be the greater of (i) the Rent for the Fiscal Year immediately preceding the Rental Adjustment Date or (ii) an amount equal to three percent (3%) of Gross Gaming Revenues for the Fiscal Year immediately preceding the Rental Adjustment Date.

Section 4.2	Gross Gaming Payments

Subject to Section 4.17 of this Lease and in addition to the Rent, commencing on the Casino Opening Date, Tenant shall pay to Landlord gross gaming payments based on Gross Gaming Revenues (the "Gross Gaming Payments").  The Gross Gaming Payments for each Fiscal Year shall equal the amount by which the Gross Gaming Percentage Amount for that Fiscal Year exceeds the Rent payable in the same Fiscal Year.

(a)"Gross Gaming Percentage Amount" for a Fiscal Year shall be equal to the sum of the amounts obtained by multiplying the following applicable percentages by the following incremental amounts of the Gross Gaming Revenues received in that Fiscal Year plus One Hundred Thousand Dollars ($100,000) per year:

Gross Gaming Revenues (Millions) In Excess of:	To:	Applicable Percentage:
0	325.0	3.00%
325	350.0	4.50%
350.0	375.0	5.00%
375.0	400.0	5.50%
400.0	425.0	6.00%
425.0	450.0	6.50%
450.0	475.0	7.00%
475.0	500.0	7.50%
500.0	525.0	8.00%
525.0	550.0	8.50%
550.0	575.0	9.00%
575.0	--	9.50%

"For example, if in Fiscal Year "A" the amount of the Gross Gaming Revenues is $350,000,000, then the Gross Gaming Percentage Amount in Fiscal Year "A" would be $10,975,000 [($325,000,000 x .0300) + ($25,000,000 x .045) + ($100,000)].  Further illustrating, if the Rent payable in Fiscal Year "A" is $5,000,000, then the amount of Gross Gaming Payments payable in Fiscal Year "A" would be $5,975,000 ($10,975,000 - $5,000,000)."

(b)On or before the twentieth day after the end of each month beginning with the first full month after the Casino Opening Date, Tenant shall deliver to Landlord a statement (the "Gaming Percentage Statement") of the Gross Gaming Revenues for the previous month and for the Fiscal Year to date.  At such time as Gross Gaming Revenues for the Fiscal Year to date exceed Three Hundred Twenty Five Million Dollars ($325,000,000), as set forth on the Gaming Percentage Statement, Tenant shall pay to Landlord with the Gaming Percentage Statement for such month, and for each month thereafter, any unpaid Gross Gaming Percentage Amount then due in accordance with this Section 4.2.  Gross Gaming Payments shall be computed separately with respect to each Fiscal Year based on the amount of the Gross Gaming Revenues received in that Fiscal Year, and there shall be no carry backs or carry forwards with respect to any Fiscal Year.

Section 4.3	City Payments

Commencing on the Casino Opening Date, Tenant shall make payments to the City (the "City Payments") in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for each Fiscal Year during the Term in which Gross Gaming Revenue is in the amount of Three Hundred Fifty Million Dollars ($350,000,000) or more.  The City Payments are payable in monthly installments in the amount of One Hundred Four Thousand One Hundred Sixty-Seven Dollars ($104,167) each.  The first such installment was payable on the Casino Opening Date and subsequent installments shall be due on the same day of each succeeding calendar month during the Term.

Not later than ninety (90) days after the end of each Fiscal Year, Tenant shall submit to the City a report showing:

(1)Gross Gaming Revenue for such Fiscal Year;

(2)The total amount of the City Payments made and overpayment credits applied, if any, for such Fiscal Year; and

(3)The amount of the City Payments due for such Fiscal Year.

If the amount of the City Payments due to the City for any Fiscal Year is less than the amount paid, Tenant shall receive a credit in the amount of the overpayment only against the installments of the next year's City Payments in the order in which they become due.  If Gross Gaming Revenue is less than Three Hundred Fifty Million Dollars ($350,000,000) in a Fiscal Year, the credit for the City Payments made with respect to that Fiscal Year shall continue to be carried forward to the earliest succeeding Fiscal Years for which City Payments are due until such credit is fully applied against the City Payments; provided that any such credit shall only be applied against any such City Payments and not as a credit or setoff against Rent or other Additional Charges due or to become due Landlord or the City pursuant to this Lease or otherwise.  At the end of the Term or any earlier termination pursuant to the terms and conditions of this Lease, any unused credit shall be extinguished and deemed released by Tenant and neither the City nor Landlord shall have any obligation to refund to Tenant, nor shall Tenant have any claim to recover, any such unused credit.  The City Payments shall be prorated for each Partial Fiscal Year during the Term.  The City Payments shall not constitute or be deemed a payment for support services within the meaning of LSA R.S. 27:247, and the parties to this Lease acknowledge and agree that Tenant is responsible for payment of support services under LSA R.S. 27:247.

Section 4.3.1  Legislative Payments

The payments described below shall be collectively referred to herein as the "Legislative Payments":

(a)City Supplemental Payment.  As described in LSA R.S. 27:241(A)(3)(d) (as set forth in the Legislation), Tenant shall pay the City, or cause the payment to the City of, Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) (the "City Supplemental Payment") within ten (10) days following the satisfaction of all of the following conditions precedent: (i) approval by the Joint Legislative Committee on the Budget of the Casino Operating Contract; (ii) approval by the City Council of this Lease; (iii) the execution of the Casino Operating Contract by all parties thereto; and (iv) the execution of this Lease by the City and Landlord.  For the avoidance of doubt, any "City Supplemental Payment" paid to the City pursuant to Section 6.1(c) of the Casino Operating Contract shall, to the extent of such payment, satisfy the City Supplemental Payment required to be paid pursuant to this Section 4.3.1(a).

(b)City Call Option Payment.  As described in LSA R.S. 27:241(A)(3)(e)-(f) (as set forth in the Legislation), Tenant shall pay the City, or cause the payment to the City of, Twelve Million and No/100 Dollars ($12,000,000.00) (the "City Call Option Payment") in accordance with the following terms and conditions of this Section 4.3.1(b).

For the avoidance of doubt, any "City Call Option Payment" paid to the City pursuant to Section 6.1(e) of the Casino Operating Contract shall, to the extent of such payment, satisfy the City Call Option Payment required to be paid pursuant to this Section 4.3.1(b).

(i)If a VICI Sale-Leaseback Transaction is consummated and VICI Transferee assumes JCC’s leasehold interest in this Lease prior to October 1, 2020, then Tenant shall:

(A)on or before the date (the "First Installment Date") that is ten (10) days after the later of (x) the date VICI Transferee assumes JCC’s leasehold interest in this Lease and (y) the City Call Option Payment Conditions Satisfaction Date, pay Six Million and No/100 Dollars ($6,000,000.00) of the City Call Option Payment to the City;

(B)on or before the date that is one (1) year after the First Installment Date, pay Three Million and No/100 Dollars ($3,000,000.00) of the City Call Option Payment to the City; and

(C)on or before the date that is two (2) years after the First Installment Date, pay the remaining Three Million and No/100 Dollars ($3,000,000.00) balance of the City Call Option Payment to the City.

(ii)If a VICI Sale-Leaseback Transaction is not consummated or VICI Transferee has not assumed JCC’s leasehold interest in this Lease prior to October 1, 2020, then Tenant shall:

(A)on or before October 11, 2020, pay Six Million and No/100 Dollars ($6,000,000.00) of the City Call Option Payment to the City;

(B)on or before October 11, 2021, pay Three Million and No/100 Dollars ($3,000,000.00) of the City Call Option Payment to the City; and

(C)on or before October 11, 2022, pay the remaining Three Million and No/100 Dollars ($3,000,000.00) balance of the City Call Option Payment to the City.

(c)City Support Payments.  As described in LSA R.S. 27:247 (as set forth in the Legislation), for the one (1) year period that commences on August 1, 2019, and expires on July 31, 2020, and each consecutive one (1) year period thereafter during the term of the Casino Operating Contract (each a "City Support Payment Period"), Tenant shall pay directly to the City, or cause the payment directly to the City of, a City Support Payment in equal quarterly installments during the applicable City Support Payment Period.  One (1) such quarterly installment shall be paid to the City on or before the first (1st) day of August, November, February and May of the applicable City Support Payment Period.  Each City Support Payment paid to the City in accordance with this Section 4.3.1(c) is intended to defray the City’s cost of providing support services resulting from the operation of the Casino.

Beginning on August 1, 2019 and continuing until July 30, 2024, the City Support Payment shall be equal to Six Million Dollars ($6,000,000).  On August 1, 2024, the amount of the City Support Payment due for the City Support Payment Period that commences on August 1, 2024 shall be adjusted by multiplying the amount of the City Support Payment due for the immediately preceding City Support Payment Period by the lesser of (i) 1.02 and (ii) a fraction, the numerator of which is the CPI as of May 1st of the City Support Payment Period that immediately precedes the City Support Payment Period for which such City Support Payment is required to be made and the denominator of which is the CPI as of May 1st of the City Support Payment Period that occurred two (2) years prior to the City Support Payment Period for which such City Support Payment is required to be made (the "CPI Fraction").  Such an adjustment to the amount of the City Support Payment shall be made in the same manner every other year thereafter (each, an "Adjustment Year").  Notwithstanding the foregoing, if for any Adjustment Year the CPI Fraction is less than one (1), the City Support Payment due shall be the same as the City Support Payment due for the immediately preceding City Support Payment Period.

Section 4.4	Trade Name Licenses

In the event Tenant licenses to third parties the manufacture and/or distribution of trademarked, copyrighted or other intellectual property, the licensing program will be open to third party applicants and local vendors who meet Tenant's licensing standards at reasonable and nondiscriminatory rates.

Section 4.5	School Board Payments

Tenant agrees (by payment into a segregated account) to pay to the City Two Million Dollars ($2,000,000) per Fiscal Year (or such lower amount as shall be applicable on a pro rata basis to a Partial Fiscal Year) during the Term after the Casino Opening Date with the first payment to be made within six (6) months after the Casino Opening Date and thereafter on each annual anniversary thereof (the “School Support Payments”). The School Support Payments are intended to assist in funding education-related initiatives within Orleans Parish, whether operated by the City, the Orleans Parish School Board, or a third party.  Effective for the 2003 Fiscal Year and thereafter, the use of such funds, and the selection of fund recipients, shall be within the sole discretion of the City Council.  The School Support Payments shall increase cumulatively on each annual anniversary of the Casino Opening Date by the percentage equal to the annual percentage increase in CPI.

Section 4.6	Contingent Payment Agreement

(a)Subject to the provisions of Section 4.6(b) of this Lease, Contingent Payment Party shall pay Landlord four and 99/100 percent (4.99%) of the Proceeds of Major Capital Events (each a "Contingent Payment").  To the extent Contingent Payment Party is not prohibited from doing so under applicable law or contractual obligation, Contingent Payment Party shall provide to Landlord reasonable advance written notice of a proposed Capital Transaction prior to the closing of such Capital Transaction. In all cases, Contingent Payment Party must provide written notice to Landlord of a Capital Transaction no later than the closing date of such Capital Transaction.  Each Contingent Payment shall be paid to Landlord within 30 days after the closing date of the Capital Transaction giving rise to the Contingent Payment.  Contingent Payment Party shall not determine Proceeds of Major Capital Events in a manner that is Discriminatory to Landlord.  Notwithstanding anything to the contrary herein, it is agreed that neither Landlord nor the City shall be entitled to an equity or ownership interest in Tenant or Casino Subtenant and that the Contingent Payments provided in this Section 4.6 constitute additional consideration under this Lease.  Notwithstanding anything to the contrary set forth in this Lease, following the consummation of the VICI Sale-Leaseback Transaction, Tenant shall have no liability whatsoever, and Landlord shall not be permitted to pursue any right or remedy against Tenant, in the event any amount due under this Section 4.6(a) is not paid as and when required hereunder; provided however that nothing in this Section 4.6(a) shall be deemed to prevent Landlord from exercising its rights set forth in Section 21.5(a)(i) of this Lease and its remedies associated therewith, and Landlord shall be entitled to exercise all such rights and remedies.

(b)Notwithstanding anything in this Lease to the contrary, in no event shall any requirement for remuneration to be paid or further concessions to be made by Tenant, JCC, VICI, Casino Subtenant or VICI Transferee be imposed by Landlord or the City in connection with the VICI Sale-Leaseback Transaction; provided, however, nothing in this Section 4.6(b) shall affect Tenant’s obligation to pay, or cause to be paid, the City Call Option Payment in accordance with the terms and conditions of Section 4.3.1(b) above and as described in LSA R.S. 27:241(A)(3)(e)-(f) (as set forth in the Legislation).

(c)Notwithstanding any provision, contract or agreement to the contrary, if either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) shall pay or otherwise distribute anything of value to the Casino Manager/Operator as a Termination Fee (as defined in the Property Management Agreement), such payment and/or distribution of anything of value shall have no effect and be null and void unless, prior to such payment or distribution, Tenant or Casino Subtenant (as applicable) shall pay to Landlord two and one-half percent (2.5%) of the total payment or distribution to be made to the Casino Manager/Operator.  At least thirty (30) days prior to any proposed payment or distribution to the Casino Manager/Operator as provided in this Section 4.6, Tenant or Casino Subtenant (as applicable) shall notify Landlord of any such proposed payment or distribution.  Anything to the contrary notwithstanding, the foregoing provisions shall not apply to a Leasehold Mortgagee which is a Suitable Lender; provided that such exclusion shall not operate to exclude from this Section 4.6 any payment to the Casino Manager/Operator from a Leasehold Mortgagee which is a Suitable Lender.  Notwithstanding anything to the contrary set forth in this Lease, following the consummation of the VICI Sale-Leaseback Transaction, Tenant shall have no liability whatsoever, and Landlord shall not be permitted to pursue any right or remedy against Tenant, in the event any amount due under this Section 4.6(c) is not paid as and when required hereunder; provided however that nothing in this Section 4.6(c) shall be deemed to prevent Landlord from exercising its rights set forth in Section 21.5(a)(i) of this Lease and its remedies associated therewith, and Landlord shall be entitled to exercise all such rights and remedies.

Section 4.7	Gross Non‑Gaming Payments

(a)Subject to Section 4.17 of this Lease, commencing on the Casino Opening Date, Tenant shall pay to Landlord gross non‑gaming payments based on Gross Non-Gaming Revenues (the "Gross Non-Gaming Payments").  The Gross Non‑Gaming Payments in any Fiscal Year shall be an amount equal to the sum of the following Non‑Gaming Minimum Payments and Non‑Gaming Percentage Payments.  In no event shall the Gross Non‑Gaming Payment be less than the amount of the "Non-Gaming Minimum Payments" for each year set forth in Section 4.7(b) below (or such lower amount as shall be applicable on a pro rata basis to a Partial Fiscal Year).

(b)The amount of annual "Non-Gaming Minimum Payments" shall be determined in accordance with the following schedule:

(i)From the Casino Opening Date until December 31 of the Fiscal Year in which the Opening of the Hotel Project occurs, the Non‑Gaming Minimum Payment will be equal to One Million Seven Hundred Thousand Dollars ($1,700,000) per Fiscal Year, and such Non-Gaming Minimum Payment shall be payable in equal monthly installments of One Hundred Forty-One Thousand Six Hundred Sixty-Six and 67/100 Dollars ($141,666.67) as part of the Minimum Payments.

(ii)Beginning on January 1 of the Fiscal Year following the Opening of the Hotel Project and continuing until December 31 of such Fiscal Year, annual Non-Gaming Minimum Payments will increase to Two Million Seven Hundred Thousand and No/100 Dollars ($2,700,000) payable in equal monthly installments of Two Hundred Twenty Five Thousand Dollars and No/100 ($225,000) as part of the Minimum Payments.

(iii)Beginning on January 1 following the first anniversary of the Opening of the Hotel Project and continuing until December 31 of such Fiscal Year, annual Non-Gaming Minimum Payments will increase to Three Million Seven Hundred Thousand and No/100 Dollars ($3,700,000) payable in equal monthly installments of Three Hundred Eight Thousand Three Hundred Thirty Three and 33/100 Dollars ($308,333.33) as a part of the Minimum Payments.

(iv)Beginning on January 1 following the second anniversary of the Opening of the Hotel Project and continuing throughout the remainder of the Term of this Lease, annual Non-Gaming Minimum Payments will increase to Four Million One Hundred Eighteen Thousand Two Hundred Thirty One Dollars ($4,118,231) payable in equal monthly installments of Three Hundred Forty Three Thousand One Hundred Eighty Five and 92/100 Dollars ($343,185.92) as part of the Minimum Payments.

(c)The "Non‑Gaming Percentage Payment" for each Fiscal Year is equal to six percent (6%) of the amount by which Gross Non‑Gaming Revenues in that Fiscal Year exceeds the following amounts (or such lower amount as shall be applicable on a pro rata basis to a Partial Fiscal Year) in accordance with the following schedule:

(i)Until December 31 of the Fiscal Year in which the Opening of the Hotel Project occurs, Twenty-Eight Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($28,333,333.33).

(ii)Beginning on January 1 of the Fiscal Year following the Opening of the Hotel Project and continuing until December 31 of such Fiscal Year, Forty-Five Million and No/100 Dollars ($45,000,000).

(iii)Beginning on January 1 following the first anniversary of the Opening of the Hotel Project and continuing until December 31 of such Fiscal Year, Sixty-One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven and No/100 Dollars ($61,666,667).

(iv)Beginning on January 1 following the second anniversary of the Opening of the Hotel Project and continuing throughout the remainder of the Term of this Lease, Sixty-Eight Million Six Hundred Thirty-Seven Thousand One Hundred Eighty-Five Dollars and No/100 ($68,637,185).

(d)On or before the twentieth day after the end of each month beginning with the first full month after the Casino Opening Date, Tenant shall deliver to Landlord a statement (the "Non‑Gaming Percentage Statement") of the Gross Non‑Gaming Revenues for the preceding month and for the Fiscal Year to date.  If the Non-Gaming Percentage Payment payable for the Fiscal Year to date, as shown on the Non-Gaming Percentage Statement, exceeds the amount of the Non-Gaming Percentage Payment paid for the Fiscal Year to date, Tenant shall pay to Landlord with the Non-Gaming Percentage Statement the amount then due.  Non‑Gaming Percentage Payments shall be computed separately with respect to each Fiscal Year based on the Gross Non‑Gaming Revenues received in that Fiscal Year, and there shall be no carry backs or carry forwards with respect to any Fiscal Year.

Section 4.7.1  One-Time Payments

Concurrently with Tenant’s payment of the City Supplemental Payment in accordance with the terms and conditions of Section 4.3.1(a) of this Lease, Tenant shall pay Landlord, each as an Additional Charge, (i) a one-time payment of Five-Hundred Thousand and No/100 Dollars ($500,000.00) and (ii) a one-time payment of Twenty-Eight Million and No/100 Dollars ($28,000,000.00).  In consideration of such one-time payment, Landlord and the City hereby (i) waive all claims with respect to any Contingent Payment that Tenant was required to make on or before the Effective Date (regardless of whether any such Contingent Payment was required by (a) Section 4.8 of the First Amended and Restated Lease or (b) Section 4.6 of this Lease) and (ii) release Tenant and all of Tenant’s Affiliates, predecessors, successors and assigns from and against any claims, liabilities, damages and losses with respect to any Contingent Payment that Tenant was required to make on or before the Effective Date (regardless of whether any such Contingent Payment was required by (a) Section 4.8 of the First Amended and Restated Lease or (b) Section 4.6 of this Lease).

Section 4.8	Net Lease

It is the purpose and intent of Landlord and Tenant that the Rent and Additional Charges payable hereunder shall be net to Landlord so that this Lease shall yield to Landlord a sum not less than the payments specified in this Lease in each year that such is applicable during the Term and that all costs, expenses and charges of every kind and nature relating to the Development that may be attributed to, or become due during the Term of, this Lease after the Plan Effective Date shall be paid by Tenant, specifically excluding any Impositions, charges or assessments of any nature which are Discriminatory, unless provided for in this Lease.

Section 4.9	Prorated Payments

Should any payment required by this Lease be due for a period less than a full week, month, quarter, year or other installment period (e.g., a payment due in the middle of a month), the amount due shall be prorated on a per diem basis calculated on the number of days in the applicable installment period.

Section 4.10	Payment Terms

All Rent and Additional Charges coming due under this Lease shall be paid to Landlord, except as otherwise expressly provided to the contrary in this Lease, without notice or demand and without abatement, deduction, reduction or setoff at Landlord's address set forth in Section 32.6 of this Lease, or at such other place as Landlord may designate by prior written notice to Tenant.  If the scheduled date for a payment is not a Business Day, the payment shall be due and payable on the next succeeding Business Day.  All Rent and Additional Charges shall be paid or caused to be paid by Tenant in lawful money of the United States of America by wire transfer or any other method of payment acceptable to Landlord and Tenant.

Section 4.11	Second Floor Rent

(a)In addition to the Rent and other Additional Charges to be paid by Tenant to Landlord, Tenant shall pay to Landlord the following sums for the Second Floor (the "Second Floor Rent"):

Beginning January, 2007, Tenant shall pay Landlord annual Second Floor rent of Five Hundred Thousand Dollars ($500,000) payable in equal quarterly installments.  The annual Second Floor Rent shall be adjusted at the end of every third calendar year by a percentage equal to the mean average annual increase in the CPI for the ten (10) calendar years immediately preceding the adjustment date;

(b)Tenant shall not convert any portion of the Second Floor to Gaming Space without the approval of the City Council and LGCB.

Section 4.12	Late Payment of any Amounts Due under this Lease

Subject to and in addition to Landlord's rights contained in Article XXI of this Lease, if Tenant shall fail to pay when due the Rent (Section 4.1), the Gross Gaming Payments (Section 4.2), the Gross Non‑Gaming Payments (Section 4.7), the City Payments (Section 4.3) or any other amounts due under the terms of this Lease, in whole or in part, Tenant shall pay the outstanding balance plus interest thereon at the Default Rate from the date when such payment was due to the date of the delivery of the payment thereof to Landlord and such interest shall be deemed Additional Charges.  Notwithstanding the provisions of the preceding sentence, a penalty shall not commence to accrue on a late payment of Rent, Gross Gaming Payments, Gross Non-Gaming Payments or City Payments until five (5) Business Days after the date that same was due so long as Tenant shall not have failed more than twice in any calendar year to have paid said installment on the date that same was due.  If Tenant shall have failed more than twice in any calendar year to have paid said installments on the date when same is due, thereafter the installment is due on the specific date provided in this Lease without any grace period within that calendar year as provided for in this Section 4.12.  Notwithstanding the obligations imposed on Tenant by this Section 4.12, Landlord's rights and entitlements under Article XXI of this Lease shall not be reduced, diminished, altered or superseded.

Section 4.13	Intentionally Deleted.
Section 4.14	Conveyance of Certain Support Facilities

Harrah's Jazz Company has donated to the City the Poydras Street Support Facility Premises and the improvements thereon (the "Donated Property"). Pursuant to the terms of the City Lease and the Original Amended Lease, the Donated Property and the Improvements thereon have been included as part of the property leased by the City to Landlord under the City Lease and by Landlord to Tenant under this Lease.

Section 4.15	Square 26 Property Donation

Harrah's Jazz Company has donated the Square 26 Property to the City.  Notwithstanding anything to the contrary contained herein, there shall be no reversion of the Square 26 Property, whether or not any part of the Donated Property reverts to Tenant, Harrah's Jazz Company or any other Person for any reason, or upon any event identified herein.

Section 4.16	Casino Design

Tenant agrees that it will not grant to any other Person the rights to construct or operate any building in Orleans Parish with a design substantially similar to that of the Casino without Landlord's and the City's prior written consent, which consent may be denied for any reason.  This provision shall survive termination of this Lease.  Tenant represents and warrants it is the sole owner of all blueprints, renderings, design rights, plans, specifications and other rights necessary to complete the intent of the above covenant.

Section 4.17	Minimum Payments

(a)Notwithstanding any other provisions in this Lease, the minimum amount of the annual payments to Landlord provided for in Sections 4.1, 4.2, and 4.7 of this Lease (the "Minimum Payments") shall be the following amounts (or such lower amount as shall be applicable on a pro rata basis to the Partial Fiscal Year) (each a "Minimum Payment Amount") in accordance with the following schedule:

(i)For each Fiscal Year until the Fiscal Year beginning on January 1st immediately following the Opening of the Hotel Project, Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000) per Fiscal Year.

(ii)For the Fiscal Year beginning on January 1st immediately following the Opening of the Hotel Project, Thirteen Million Five Hundred Thousand Dollars and No/100 ($13,500,000).

(iii)For the Fiscal Year beginning on January 1st immediately following the first anniversary of the Opening of the Hotel Project, Fourteen Million Five Hundred Thousand Dollars and No/100 ($14,500,000).

(iv)For the Fiscal Year beginning on January 1st immediately following the second anniversary of the Opening of the Hotel Project and for each Fiscal Year during the remainder of the Term thereafter, Fifteen Million Five Hundred Thousand Dollars and No/100 ($15,500,000) per Fiscal Year.

(b)On the first day of each month after the Casino Opening Date, Tenant shall pay to Landlord an amount that is equal to the number of days in such month, multiplied by a per diem amount that is equal to the Minimum Payment Amount for the Fiscal Year during which such month occurs (or such lower amount as shall be applicable on a pro rata basis to a Partial Fiscal Year), divided by the number of days in such Fiscal Year (or Partial Fiscal Year).

Section 4.18	Change of Use and Adjustment of Rent and Additional Charges upon Change of Law

(a)If, by reason of a change of law or the enactment of a new law, either (i) during a time when the Casino Subtenant or Tenant, as the case may be, is not in default under the Casino Operating Contract or this Lease, or (ii) during a time when the Casino Subtenant or Tenant, as the case may be, is in default under the Casino Operating Contract or this Lease but any applicable cure period and/or appeal period available has not yet run or expired, and in either case, while gaming operations are continuing to be legally conducted at the Leased Premises, Casino Gaming Operations shall no longer be permitted to be conducted on the Casino Premises or shall be modified, restricted or limited in a manner that materially diminishes the benefits afforded to Tenant or the gaming activities permitted to be conducted on the Casino Premises pursuant to LSA R.S. 27:201, et seq., as enacted as of the Effective Date, Landlord and Tenant agree to renegotiate, modify and re‑establish this Lease in good faith and to determine the Highest and Best Use of the Development in order to reflect the change in conditions and permissible uses under prevailing Governmental Requirements (such event being a "Change in Use").  The Rent and Additional Charges payable under this Lease shall be renegotiated, modified and re‑established in accordance with Sections 4.18(b) through 4.18(d) of this Lease for any new use made of the Development by Tenant, effective as of the date of commencement of such new use.  During any period between the effective date of the change of law or new law and commencement of a new use, the Rent and Additional Charges for such period of time shall be equal to five (5%) of the aggregate amount of Gross Gaming Revenue, if any, and Gross Non-Gaming Revenue during such period of time.

(b)The parties shall endeavor, for ninety (90) days after a new use is determined to agree upon the rent and additional charges (the "Adjustment") for the new use of the Development; provided, however, and notwithstanding anything to the contrary set forth in this Lease, the Adjustment shall not be based in whole or in part on the income or profits of Tenant or any subtenant (including, without limitation, any party to the VICI Sublease).

(c)If the parties cannot agree upon the Adjustment within the period described in the previous subsection, then they shall endeavor to agree upon a Qualified Appraiser to resolve the dispute and determine the Adjustment and other necessary changes to this Lease.  If they cannot agree upon a single Qualified Appraiser within thirty (30) days, then, within fourteen (14) days after the occurrence of such failure, each shall appoint a Qualified Appraiser.  The two Qualified Appraisers shall within thirty (30) days after both have been appointed designate a third Qualified Appraiser; if they do not, then either party shall be entitled to apply to a court of competent jurisdiction for designation of the third Qualified Appraiser.  The Adjustment and other necessary changes shall be determined by either the one agreed‑upon Qualified Appraiser or by the three Qualified Appraisers so chosen, as applicable.  "Qualified Appraiser," as used in this Lease, shall mean an appraiser who shall:  (i) hold a general certification from the State of Louisiana Real Estate Appraisal Subcommittee; (ii) be a designated member of a nationally recognized appraisal organization with a recognized educational program and code of ethics including the Uniform Standards of Professional Appraisal Practices; and (iii) have at least ten (10) years' experience in commercial real estate transactions in Orleans Parish.  Each party shall pay the fees and costs of the Qualified Appraiser that they appoint.  The fees and costs of the third Qualified Appraiser shall be split equally between Landlord and Tenant.

(d)Within thirty (30) days after the Qualified Appraiser(s) has been selected, each party shall submit to the Qualified Appraiser(s) any information in said parties' possession needed or required by the Qualified Appraiser(s) to determine the fair and reasonable Adjustment and other charges necessary to facilitate the Change in Use for the duration of such Change in Use.  The Qualified Appraiser(s) shall, within sixty (60) days after having been designated, determine (by majority vote, if three) the fair and reasonable Adjustment.  The determination of the Qualified Appraiser(s) shall bind the parties from and after the Change in Use, for the duration of such Change in Use.  Nothing in this Lease shall be deemed to require Tenant to make a Change in Use or to prevent or preclude Tenant from restoring use of the Development to the uses originally contemplated by this Lease, at which time the original Rent and Additional Charges and other terms of this Lease shall again become fully effective and enforceable.

(e)Notwithstanding the above, if, by reason of a change of law or the enactment of a new law during a time when Tenant is in default under this Lease (including, without limitation if an Event of Default pursuant to Section 21.1(h) has occurred) and all applicable cure periods and appeal periods have run and expired without said default being cured, Casino Gaming Operations shall no longer be permitted to be conducted on the Casino Premises or shall be modified, restricted or limited in a manner that materially diminishes the benefits afforded to Tenant or the gaming activities permitted to be conducted on the Casino Premises pursuant to LSA R.S. 27:201, et seq., as currently enacted, Landlord and Tenant agree that Landlord may, upon thirty (30) days advance written notice to Tenant and to all Leasehold Mortgagees, terminate this Lease.  Upon such termination, all Improvements shall immediately become the property of Landlord in full ownership, without compensation of any kind to Tenant or any Leasehold Mortgagee or any other person or entity, free and clear of any mortgages or encumbrances; provided that, notwithstanding the foregoing, any New Lease granted to a Tenant Leasehold Mortgagee pursuant to Section 23.6 of this Lease shall include a lease of all such Improvements.  Alternatively, if Landlord elects not to terminate this Lease as provided herein, the parties may renegotiate, modify and re-establish this Lease in good faith as set forth in subsections (b) through (d) above.

Section 4.19	Waiver of Certain Credits

Tenant acknowledges that it shall not be entitled to, and hereby waives, releases and forgives, any credit or offset against Rent and Additional Charges payable hereunder for any reason arising prior to the Execution Date of the First Amended and Restated Lease.

Section 4.20	Intentionally Deleted.
Section 4.21	Lodging, Retail Merchandise and Food Services

Notwithstanding any provisions of this Lease and in accordance with Section 8.1 herein, Tenant shall be permitted to operate the Development and to conduct its operations with respect to lodging, retail merchandise and food services to the full extent permitted by applicable state and local law, subject to the City's Comprehensive Zoning Ordinance.  Notwithstanding any of the foregoing provisions, nothing contained herein shall:  (1) diminish or otherwise affect the City's zoning rights and powers, (2) be considered a zoning or conditional use approval, nor (3) amend or alter the process and procedures for obtaining conditional uses or zoning rights.

Section 4.22	Landlord Approval Process and City Cooperation

(a)Landlord and City shall cooperate with and assist Tenant and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant in obtaining permits for the development and operation of the Development and the Hotel Project.  Landlord shall approve or deny in writing any application to amend any conditional use ordinance within thirty (30) days after such application is deemed complete in all respects by the director of the City Planning Commission or other appropriate department head and Landlord shall then forward the application which has been either accepted or denied in writing by the Landlord to the City Planning Commission for continued processing.  The lack of Landlord's approval, denial or signature shall not constitute an incomplete application.  If the application is denied by the Landlord, it may state the reasons for denial and any objections thereto or it may simply forward the application to the City Planning Commission with a simple "accepted" or "denied" statement.

(b)No permits, conditional use, licenses, approvals or consents shall be unreasonably denied or unreasonably delayed by the City and Landlord and, subject to all applicable Governmental Restrictions, ordinances, rules, regulations and laws, City agrees to use good faith efforts to assist, cooperate with and facilitate Tenant and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant throughout the Term of this Lease in permitting and approval procedures for the development and operation of the Development and all future developments undertaken by Tenant and/or Casino Subtenant, including without limitation the Hotel Project.

(c)Landlord shall make good faith efforts to assist, cooperate with and facilitate Tenant and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant throughout the Term of this Lease in obtaining permits, and necessary approvals and/or consents, for the development and operation of the Development and all future developments undertaken by Tenant and Casino Subtenant, including without limitation the Hotel Project.  Landlord hereby agrees that any and all necessary signatures, approvals or consents, whether written or otherwise, required to be given by Landlord pursuant to this Lease or as may be required for any other reason, shall be granted or denied in writing by Landlord to Tenant and Casino Subtenant within thirty (30) days following receipt of a written request by Landlord from Tenant or Casino Subtenant and Landlord shall then forward the permit, application or document which has been granted or denied to the next appropriate City department for action and continued processing.  The lack of Landlord's approval, denial or signature shall not constitute an incomplete application, permit or document.  If the permit, application or document is denied by the Landlord, it may state the reasons for the denial and any objections thereto or it may simply forward the application to the appropriate City department with a simple "accepted" or "denied" statement.  If an application or other documentation submitted by Landlord for a signature, approval or consent is incomplete, the thirty (30) day period provided for in the preceding sentences shall not begin to run until such application or submittal is delivered to Landlord in a complete form, provided that Landlord, within ten (10) days of receipt of such application or submittal, delivers notice in writing to Tenant and Casino Subtenant that such submittal or application is incomplete and the reasons therefore.  If Landlord fails to provide timely notice to Tenant and Casino Subtenant that such submittal or application is incomplete, Landlord shall have waived any right to claim that such application or submittal was/is incomplete and Landlord shall be subject to the thirty (30) day period described above.  If Landlord fails to provide such signatures, approvals or consents within the time provided above, such failure shall be deemed to be the necessary approval or consent, and Landlord hereby acknowledges and agrees that all Persons and/or departments of the City may rely on the provisions of this Section and proceed as if Landlord had granted the requested approval or consent, or, as the case may be, signed the necessary application(s).  Notwithstanding any provision to the contrary, at any time, the City Council and/or the City Planning Commission or any other City Department may seek additional information or review by Landlord.

(d)No permit, license, or conditional use shall be unreasonably delayed or unreasonably denied with respect to the development of the Development or the Hotel Project.

(e)Landlord and City acknowledge that Conditional Use Ordinance No. 16302, dated December 23, 1993, grants to Tenant the authority to erect and locate one variable message sign at each of three designated entrances to the Casino, subject to approval of design by motion of the City Council.  City agrees that said design approval shall not be unreasonably denied, delayed or conditioned after proper presentation of the design for action by the City Council.

(f)Notwithstanding any provision contained herein or any provision of the Lease, nothing contained herein shall:  (1) diminish or otherwise affect the City's zoning rights and powers; or (2) be considered a zoning or conditional use approval, nor amend or alter the process and procedures for obtaining conditional uses or zoning rights.

Section 4.23	Parking Space Reductions

The City acknowledges that Tenant has provided parking spaces in excess of the number that operational experience has shown are necessary for its day-to-day operations.  Accordingly, subject to the recommendation of the City Planning Commission, the City supports a reduction in the required number of parking spaces required to be available at all times for casino patrons and employees to a total of 1,730 spaces.

ARTICLE V
OTHER PAYMENTS AND CONSIDERATIONS

Section 5.1	JCC Equity Program

The Jazz Casino Company, L.L.C. Equity Program (the "JCC Equity Program") is attached hereto as Exhibit "B".  Tenant agrees to use good faith efforts to comply with, in all material respects, the JCC Equity Program and to adopt the City's certification standards and procedures consistent with City of New Orleans Policy Memorandum No. 46(R), dated March 1, 2016, relative to the disadvantaged business enterprise components of the JCC Equity Program.

Section 5.2	Residency Requirement

(a)Tenant shall use good faith efforts to achieve the "Residency Requirement," defined as sixty-five percent (65%) of the employees of Tenant and JCC Fulton Development, in the aggregate, living and residing in Orleans Parish during their employment by Tenant or JCC Fulton Development, as the case may be, during any particular semi-annual reporting period (for the avoidance of doubt, such semi-annual reporting periods shall run from (i) January 1st through June 30th and (ii) July 1st through December 31st) by Tenant.  Tenant shall submit written semi-annual reports to Landlord setting forth the average percentage of employees of Tenant and JCC Fulton Development that, in the aggregate, lived and resided in Orleans Parish during their employment by Tenant or JCC Fulton Development, as the case may be, during such reporting period.  These requirements are in furtherance of (i) Tenant's commitment as a good corporate citizen of the City and is based upon Tenant's review of existing economic studies regarding the benefits of the Development to the New Orleans community and the potential burdens to the New Orleans community if those benefits were not directed to the New Orleans community and (ii) Tenant's interest in ensuring that the persons employed in connection with the Development continue to meet the requirements set by the City and the State of Louisiana.  Notwithstanding the foregoing, so long as Tenant is using good faith efforts to achieve the Residency Requirement, Tenant's failure to achieve the Residency Requirement shall not be a breach of Tenant’s obligations under this Section 5.2(a) unless the average percentage of employees of Tenant and JCC Fulton Development that, in the aggregate, lived and resided in Orleans Parish during their employment by Tenant or JCC Fulton Development, as the case may be, during any semi-annual reporting period is less than fifty percent (50%).  If this Section 5.2 is found by a court of competent jurisdiction in a final non-appealable judgment to be unenforceable, invalid, null, or void, or if the inclusion of this Section 5.2 is found by a court of competent jurisdiction in a final non-appealable judgment to render the remainder of this Lease unenforceable, invalid, null, or void for any reason, then the percentage of employees required to be residents of Orleans Parish while employed shall be the maximum permitted by law (but not more than the minimum required percentage amount then applicable in accordance with this Section 5.2), and if no percentage requirement is permitted by law, then this Section 5.2 shall be of no force and effect and shall be severed and removed from this Lease ab initio, as if it had never been written or included herein, and the remainder of this Lease shall remain valid and in full force and effect.

(b)If Section 5.2(a) of this Lease is declared null and void, then Tenant releases Landlord and the City from any and all liability (including costs and attorneys' fees) arising out of Tenant's compliance with its obligations pursuant to this Section 5.2.

Section 5.3	Casino Management Agreement

(a)As additional consideration for the right to lease the Leased Premises and the Improvements, either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) shall implement and abide by the terms of the Casino Management Agreement that may materially affect the interest of Landlord under this Lease.  The Casino Management Agreement shall not be amended in a manner which materially and adversely affects the interest of Landlord under this Lease without Landlord's and the City Council's prior written consent, which consent shall not be unreasonably withheld, Financially Conditioned or delayed.  A copy of the Existing Casino Management Agreement is attached as Exhibit "H" to this Lease and made a part hereof.  Any proposed amendment to the Casino Management Agreement shall be delivered to Landlord and the City Council for review and consent if required.  If Landlord's interest is viewed as being materially and adversely affected by the amendment, written notice shall be given to either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) within ten (10) Business Days of receipt of the proposed amendment by Landlord and the City Council.

(b)All persons employed at the Development shall be employees of either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) (except for certain Management Employees (as defined in the Property Management Agreement), persons employed at the premises of Space Tenants and personnel that are engaged in enterprise-level work and not necessary to the specific operations of the Development).  All persons employed by either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) and the Casino Manager/Operator, in the aggregate, shall be subject to the provisions of Section 5.1 and Section 5.2 herein, as applicable.  To the extent either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) or the Casino Manager/Operator contracts for off premises services with any Affiliate (for example accounting, financial, tax or management services), the number of full time employees performing such services off premises shall not exceed one-half of one percent (0.5%) of the total number of employees performing services at, or relating to, the Development.

(c)Tenant shall give Landlord no less than six (6) months advance notice of any termination of the Casino Management Agreement or any other event that would result in the inability to use System Marks at the Development prior to expiration of the Term; provided, however, that Tenant may terminate the Casino Management Agreement upon shorter notice if Landlord and the City Council have approved a substitute Casino Manager/Operator and a substitute Casino Management Agreement.  In either case Tenant shall provide a written plan to provide for the continuous operation of the Development without material interruption.  Such plan shall provide for replacement of all signs and items bearing System Marks; replacement or assignment of proprietary or nonproprietary computer systems and the data and information thereon related to the Development; assignment of occupancy agreements and operating agreements as materially necessary for continued operations; and substitution of marketing, accounting and insurance services.  Such plan shall also provide for (1) replacement of all named gaming related items, such as:  cards, dice, chips, tokens, uniforms, slot fronts, table felts, and other gaming consumables; (2) replacement of all permanently affixed or moveable logoed items, for example:  signs, carpets, fixtures, trade fixtures, furniture, equipment, and improvements; (3) replacement of all marketing and advertising materials, whether or not located at the Development, for example:  billboards, handbills, flyers, and media tapes; (4) replacement of any other property that contains or bears any System Mark or the trademark, service mark, trade name or copyright of any other Person, whether or not proprietary in nature, including, without limitation, non-gaming consumables such as napkins, flatware, glassware and stationery; (5) replacement or assignment of proprietary or nonproprietary computer hardware/software and management information systems and the data and information thereon related to the Development; and (6) transition of control of the Development and of the House Bank Account, the Capital Replacements Account, and the Restoration Account to Tenant, Landlord, the First Leasehold Mortgagee or any party entitled thereto, as their interests may appear.  Tenant shall simultaneously provide Landlord with any notice given under Section 8.6 of the Casino Operating Contract.

(d)Upon termination of this Lease other than at the expiration of the Term, in order to assist Landlord in the transition of operation of the Development, Landlord shall, subject to required licenses and any required approvals or prior rights of the LGCB or any prior rights of any Leasehold Mortgagee, have the option to lease, or sublease (subject to requisite lessor approval), as the case may be, Tenant's Property, at fair market rental, without warranty, and on such other terms and conditions, as are then used in industry standard forms of gaming equipment leases from non‑manufacturers.  Landlord shall, in any notice of Lease termination given pursuant to Section 21.3(a) of this Lease, notify Tenant of its election to lease Tenant's Property, specifying a term which shall not, unless approved by Tenant, exceed one (1) year (or, if shorter, the remaining term of any lease with respect to Tenant's Property).  All Manager's Property and tradenames, service marks and trademarks ("Marks") of others, including Tenant (except those of the manufacturer of Tenant's Property), shall be removed, at Tenant’s or the terminating Casino Manager/Operator's cost, from Tenant's Property prior to the inception of such term.  Tenant shall, within ten (10) Business Days after Landlord's termination notice (if such notice elects to lease Tenant's Property), give written notice to Landlord ("Tenant's Notice") of the proposed fair market rental for Tenant's Property subject to Landlord and Tenant agreeing upon the amount as such fair market rental.

(e)In either of the above cases under Section 5.3(c) or Section 5.3(d), if there should be a change in the name under which the Development is operated, Tenant shall, at Tenant’s or the terminating Casino Manager/Operator's costs, comply or arrange for compliance with the plan to provide for continuous operation of the Development specified in Section 5.3(c) of this Lease, and remove or cause to be removed from the Development all Tenant's Property bearing any System Mark (including, if applicable, the name "Harrah's" and "Caesars") or any Marks of Tenant or others and all Manager's Property.  Following thirty (30) days' notice and opportunity to cure, if Tenant, the Casino Manager/Operator or any Leasehold Mortgagee shall have failed to cause such Tenant's Property to be removed from the Development pursuant to this Section 5.3(e), Landlord may, in whole or in part, (i) remove such property from the Development and may use funds in the Capital Replacements Account for such purpose or (ii) claim ownership to such property and use such property as its own regardless of any Marks or System Marks; provided that Landlord shall have no right to claim any ownership or, except as otherwise provided in this Lease, other rights with respect to any such Marks or System Marks.  Such actions shall be taken without a material interruption in the operations of the Development.

(f)Tenant shall pay to Landlord at the time of termination of this Lease prior to expiration of the Term due to Tenant's default, Five Million Dollars ($5,000,000) to be used by Landlord to transition the Casino and other relevant parts of the Development to a new tradename, servicemark or other identification, unless in the twelve (12) month period preceding Landlord's notice of termination under Section 21.3(a) of this Lease, Landlord has received Rent and Additional Charges or other payments pursuant to this Lease totaling Twenty-Five Million Dollars ($25,000,000) or more.  Both the Five Million Dollar ($5,000,000) and Twenty-Five Million Dollar ($25,000,000) amounts shall be adjusted annually beginning on the second anniversary of the Casino Opening Date to reflect changes in the CPI following the first anniversary of the Casino Opening Date.

(g)Concurrently with the execution of this Lease, Tenant shall cause to be delivered to Landlord an Amended and Restated Manager Subordination Agreement (Landlord) executed by the Casino Manager/Operator substantially in the form of Exhibit "N" attached to this Lease and made a part hereof.

Section 5.4	Fringe Benefit Plan; Salary Practices

The salary and fringe benefits practices of either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) and the Casino Manager/Operator, with respect to employees employed at the Development, shall be consistent with gaming and hotel industry market salaries and fringe benefits in the regional area in which the Casino competes.

Section 5.5	JCC Holding Company II

JCC Holding Company II's only assets shall be and shall continue to be its membership interests in JCC and JCC Fulton Development.  JCC Holding Company II shall be the sole legal and beneficial owner of JCC and JCC Fulton Development, and JCC Holding Company II shall function as a holding company with no business operations other than the ownership of its membership interests in JCC and JCC Fulton Development.

Section 5.6	Community Grants Program

Tenant shall establish an annual community grants program in the amount of Two Hundred Twenty-Five Thousand dollars ($225,000) that shall be funded semiannually for the term of the Lease, including any extensions or renewals.  Tenant, in cooperation with the New Orleans City Council, shall determine the parameters for the qualifications for recipients consistent with all applicable gaming regulations and award of such grants.  Except as necessary to comply with applicable gaming regulations, the City Council shall have full discretion in the award of such grant.

Section 5.7	Additional Consideration

Tenant shall pay Landlord Two Hundred Thousand Dollars ($200,000) per Fiscal Year, which shall be payable in equal quarterly installments on the first day of January, April, July and October during the Term, including any extensions or renewals thereof.

ARTICLE VI
CONDITIONS, WARRANTIES OF TITLE AND PEACEABLE POSSESSION

Section 6.1	Representations and Warranties

(a)Landlord and the City represent and warrant the following:

(i)Landlord is a Louisiana public benefit corporation formed on May 4, 2000 by virtue of Louisiana Revised Statute Title 12, Sections 201‑269 and Title 41:1212(G), and Ordinance Calendar No. 19,465, adopted by the City Council November 29, 1999, a copy of which is attached to this Lease as Exhibit "M".

(ii)Landlord and the City have all right, power and authority to enter into this Lease and to grant the leasehold rights conveyed herein subject to any servitude of record.

(iii)The City Lease and the City Lease Amendment are in full force and effect.  RDC, as Landlord's predecessor, was duly authorized and empowered to enter into the City Lease, as amended by the City Lease Amendment, by virtue of:  (1) Ordinance Calendar No. 18,481, as amended and adopted by the City Council on April 15, 1993, a copy of which is attached as Exhibit "C-1" to this Lease and made a part hereof; (2) Ordinance Calendar No. 19,025 as amended and adopted by the City Council on March 3, 1994, a copy of which is attached as Exhibit "C-2" to this Lease and made a part hereof; and (3) Ordinance Calendar No. 22,194, adopted by the City Council on October 15, 1998, a copy of which is attached as Exhibit "C-3" to this Lease and made a part hereof.

(iv)RDC, as Landlord's predecessor, was duly authorized and empowered to enter into the Original Amended Lease by virtue of:  (1) Ordinance Calendar No. 18,483, as amended and adopted by the City Council on April 15, 1993, a copy of which is attached as Exhibit "D-1" to this Lease and made a part hereof; (2) Ordinance Calendar No. 19,027 adopted by the City Council on March 3, 1994, a copy of which is attached as Exhibit "D-2" to this Lease and made a part hereof; (3) a resolution of RDC's Board of Directors dated April 23, 1993, a copy of which is attached as Exhibit "D-3" to this Lease and made a part hereof; (4) a resolution of RDC's Board of Directors dated March 9, 1994, a copy of which is attached as Exhibit "D-4" to this Lease and made a part hereof; and (5) the Consent adopted on the date that Ordinance Calendar 19,027 was adopted and executed on the Original Amended Lease Execution Date attached as Exhibit "D-5" to this Lease and made a part hereof.

(v)RDC, as Landlord's predecessor, was duly authorized and empowered to enter into the First Amended and Restated Lease by virtue of:  (1) Ordinance Calendar No. 22,193 adopted by the City Council on October 15, 1998, a copy of which is attached as Exhibit "E-1" to this Lease and made a part hereof and (2) a resolution of RDC’s Board of Directors dated October 21, 1998, a copy of which is attached as Exhibit "E-2" to this Lease and made a part hereof.

(vi)Landlord is duly authorized and empowered to enter into this Lease by virtue of: (1) Ordinance Calendar No. 32,907 adopted by City Council on March 5, 2020, a copy of which is attached as Exhibit "F-1" to this Lease and made a part hereof; and (2) a resolution of Landlord's Board of Directors dated November 26, 2019, a copy of which is attached as Exhibit "F-2" to this Lease and made a part hereof.

(vii)This Lease, the City Lease and the City Lease Amendment have been duly authorized, executed and delivered by Landlord, RDC, and the City, as applicable, and Landlord, RDC, and the City complied with all legal requirements applicable to them in order to execute and deliver this Lease, the City Lease and the City Lease Amendment and to perform their obligations under each agreement, as applicable; however, Tenant acknowledges that its ability to operate a casino on the Casino Premises may be subject to either Tenant's (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant's (following the consummation of the VICI Sale-Leaseback Transaction) ability to maintain in effect the Casino Operating Contract and to either Tenant's (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant's (following the consummation of the VICI Sale-Leaseback Transaction) compliance with, and the validity of, all applicable laws, rules and regulations related to gaming, and that Landlord's warranty is limited by this acknowledgment.

(viii)The City is the owner of the Casino Premises and the Improvements existing thereon as of the Effective Date of the Original Lease, and this property is subject to no claims, liens, encumbrances, leases, rights of possession or occupancy or covenants on the title that would materially interfere with or prevent the operation of the Casino as contemplated by this Lease other than the following:

(A)the City Lease and the City Lease Amendment;

(B)the exceptions to title set forth in the schedule attached as Exhibit "G" to this Lease and made a part hereof.

(b)Tenant represents and warrants the following as to the initial Tenant named in this Lease, but not as to any VICI Transferee:

(i)Tenant is a Louisiana limited liability company duly organized, validly existing, and in good standing under the laws of the State of Louisiana, and has full power to enter into this Lease and execute all documents required hereunder.

(ii)The making, execution, delivery and performance of this Lease by Tenant has been duly authorized and approved by all requisite action of the member(s) of Tenant, and this Lease has been duly executed and delivered by Tenant.

(iii)Tenant is not a party to any agreement, or to any lease or other agreement or instrument, that has a material adverse effect on the ability of Tenant or Landlord (other than agreements executed in connection with this Lease, Tenant's title insurance policy and the Casino Operating Contract) to carry out their obligations under this Lease.

(iv)To the best of Tenant's and the Casino Manager/Operator's knowledge, they are unaware of any condition or fact that would render Tenant or the Casino Manager/Operator unsuitable to obtain a Casino Operating Contract under the Act.  Neither Tenant nor the Casino Manager/Operator has received notice from the LGCB that they or any of their Affiliates are unsuitable.

(v)JCC Holding Company II's only assets shall be its membership interests in JCC and JCC Fulton Development.  JCC Holding Company II functions as a holding company with no business operations other than the ownership of its membership interests in JCC and JCC Fulton Development.

(c)From and after the consummation of the VICI Sale-Leaseback Transaction, Tenant represents and warrants the following:

(i)Tenant is duly organized and validly existing under the laws of the state of its formation, and in good standing under the laws of the State of Louisiana, and has full power to enter into this Lease (or the assumption hereof) and execute all documents required hereunder.

(ii)The making, execution, delivery and performance of this Lease by Tenant has been duly authorized and approved by all requisite action of the member(s) of Tenant, and this Lease (or the assumption hereof) has been duly executed and delivered by Tenant.

(iii)Tenant is not a party to any agreement, or to any lease or other agreement or instrument, that has a material adverse effect on the ability of Tenant or Landlord (other than agreements executed in connection with this Lease and Tenant's title insurance policy) to carry out their obligations under this Lease.

(iv)To the best of Tenant's knowledge, it is unaware of any condition or fact that would render Casino Subtenant or the Casino Manager/Operator unsuitable to obtain a Casino Operating Contract under the Act.  Tenant has not received notice from the LGCB that they or any of their Affiliates are unsuitable.

Section 6.2	Actual Possession

Landlord and the City bind themselves to maintain Tenant in actual possession of the Casino Premises, and to the extent of their own acts or omissions the remainder of the Leased Premises, during the Term.  Should Tenant be disturbed by any Person (other than a Leasehold Mortgagee) alleging an interest or right to the Casino Premises or should Tenant be cited to appear before a court of justice to answer to a complaint of any Person claiming the whole or any part of the Casino Premises, Tenant shall notify Landlord of such occurrences and the circumstances of same and Landlord and the City shall have the obligation at Landlord's and the City's sole cost and expense to defend Tenant in any such proceedings unless Tenant is partially or wholly responsible for the disturbance of possession.

Section 6.3	Condition of Leased Premises

It is understood and agreed by the parties that, subject to the provisions of Section 6.5 of this Lease, the Leased Premises and the existing improvements were accepted in the condition they were in on the "Possession Date", such date hereby acknowledged and agreed by the parties as November 30, 1994.  Landlord and the City warrant as of the Original Amended Lease Execution Date, that they know of no defect in the Leased Premises except for those defects known by (1) The Office of Emergency Preparedness of the City; (2) The Health Department of

the City; (3) The Property Management Department of the City; or (4) The Department of Safety and Permits of the City, and disclosed by the City to Tenant as set forth in Exhibit "J" attached to this Lease and made a part hereof.  Except for such warranty, Landlord and the City do not warrant or guarantee the condition of the premises for a particular purpose nor do they warrant or guarantee that the Leased Premises are free of any defects of any kind or nature, including but not limited to any defects and/or any environmentally unsafe condition or any condition in violation of any Environmental Laws.  Subject to the foregoing, Tenant accepted the Leased Premises in an "as is," "where is" basis without any duty or requirement on the part of Landlord or the City to repair, clean or otherwise remedy any defective or environmentally unsafe condition that is found or may be found on the Leased Premises except for breach of Landlord and the City's warranty set forth above and subject to the provisions of Section 6.5 of this Lease.  Tenant also waives any right Tenant might have as a result of said condition of the Leased Premises:  (a) to the return of all or any portion of the Rent, (b) to cancel this Lease or (c) to have Landlord repair or replace all or any part of the property leased.

Section 6.4	Assumption of Responsibility; Indemnity

(a)Except as otherwise provided herein, effective as of the Possession Date, Harrah's Jazz Company assumed the sole responsibility for the condition, use, operation, demolition, remediation, construction, completion, security and maintenance of the Development for the term of the Original Amended Lease.  Tenant has succeeded to such responsibilities and shall duly and timely perform and observe all obligations of Tenant arising after such succession for which the Development or any part thereof is now, or any part thereof may, by reason of Tenant's use, operation, demolition, remediation, security, construction, completion and maintenance thereof during the Term become subject, and Tenant shall indemnify and hold Landlord and the City harmless to the same extent set forth in Article XVIII of this Lease and Landlord shall have no responsibility in respect thereof and shall have no liability for damage to any Person for personal injury and/or property damage to the property of Tenant, any Space Tenants or any other third party (except (a) to the extent caused by the intentional acts or omissions, or the sole negligence of Landlord or the City or their employees, agents, or contractors or (b) where Landlord or the City or their employees, agents, or contractors are liable with a third party or parties other than Tenant, its employees, agents or contractors).  Landlord and the City shall have no responsibility for defects in the Leased Premises except those known by: (1) The Office of Emergency Preparedness of the City; (2) The Health Department of the City; (3) The Property Management Department of the City; or (4) The Department of Safety and Permits of the City and not disclosed by the City to Tenant as set forth in Exhibit "J" to this Lease.  The foregoing exception to liability of Landlord and the City shall not apply to defects that were within the actual knowledge of employees or officers of Harrah's Jazz Company or Affiliates charged with responsibility for the construction of the Improvements on the Casino Premises.  Except with respect to Tenant's obligations under Sections 18.2, 18.3, 18.4 and 18.5 of this Lease, Landlord and the City shall defend, indemnify and hold harmless Tenant from and against any and all obligations and liabilities arising out of or in any way connected with the Development or any acts or occurrences thereon before the Possession Date unless resulting from actions or inactions of Harrah's Jazz Company.

(b)All rights of Harrah's Jazz Company in and to that certain Agreement executed by RDC, the City and Harrah's Jazz Company, a copy of which is included as a part of Exhibit "J" to this Lease, have been assigned to Tenant and all obligations of Harrah's Jazz Company thereunder have been assumed by Tenant and the City and Landlord, as successor in interest to RDC, have consented to such assignment and assumption, all pursuant to the First Amended and Restated Lease.

Section 6.5	Possession

Notwithstanding anything to the contrary in this Lease, RDC, as Landlord's predecessor, retained possession and control of the Development until the Possession Date.  Until the Possession Date, (a) RDC or the City retained all rights with respect to the Development, including but not limited to all parking revenues generated by the parking garage, and (b) RDC or the City remained responsible for all obligations and liabilities pertaining to the Development (including without limitation all Impositions) and any and all acts and occurrences thereon.

Landlord delivered possession of the Development to Harrah's Jazz Company on the Possession Date in accordance with applicable provisions of the Original Amended Lease.

Section 6.6	Limitation of Liability

(a)Landlord and the City shall have no liability if one or more of the following should occur:

(i)a court of competent jurisdiction determines that the law permitting a land‑based Casino is unconstitutional, illegal or unenforceable; or

(ii)the laws permitting a land‑based Casino are repealed or otherwise modified by the legislature of the State of Louisiana.

(b)If one or more of the following should occur:

(i)this Lease is determined or declared invalid, illegal, void or otherwise unenforceable by a court of competent jurisdiction; or

(ii)Landlord does not have clear title to the Casino Premises, which defect would materially interfere with or prevent the operation of the Casino as contemplated by this Lease; or

(iii)Landlord is unable to grant and convey the leasehold rights as provided in this Lease; or

(iv)Landlord is determined or declared not to have the right, power and authority to enter into this Lease; or

(v)Landlord is unable to maintain Tenant in actual possession of the Casino Premises through the exercise of reasonable diligence, care and action;

and after receiving a final non‑appealable judgment on the issue of possession, then this Lease shall terminate and upon termination the sole liability of the City and Landlord to Tenant, for loss of property, loss of revenues, damages resulting from business interruption or loss of business, shall be limited to the actual damages of Tenant, which damages (1) shall be reduced by any collateral source payments; (2) shall specifically exclude consequential damages, such as the loss of future potential profits and damages arising from or in relation to the Casino Management Agreement, or any other agreement, contract or claim for damages by or with any Affiliate; and (3) shall be further limited to future proceeds received by the City or Landlord from the sale, lease or other disposition or use of all or any portion of the Casino Premises during the period that is the lesser of (A) the remainder of the Term or (B) ten (10) years from the date of such occurrence.  The City and Landlord shall use reasonable best efforts to maintain the validity of this Lease, to maintain Tenant in actual possession of the Casino Premises, and to perfect the City's good and merchantable title to the Casino Premises.  Nothing contained in this Section 6.6 shall be construed to impose any liability on Landlord with respect to Sections 6.6(a)(i) and (ii) and 6.6(b)(i) through (v) above, if such liability would not otherwise exist.

(c)If Landlord and the City are unable to keep Tenant in actual possession of the Casino Premises as a result of a failure of title to the Casino Premises, then the Donated Property, but not the Square 26 Property, shall immediately revert to Tenant in accordance with the terms and conditions of the Act of Donation for the Poydras Street Support Facility Premises.

(d)If Landlord and the City are unable to keep Tenant in possession of the Casino Premises and this Lease is terminated as provided in Section 6.6(b) of this Lease, and Landlord and the City regain their ability to re‑lease the Casino Premises within five (5) years after termination as provided in Section 6.6(b) of this Lease, Tenant shall have the option to: (i) re‑lease the Leased Premises under the same terms and conditions of this Lease provided Landlord and the City shall not be liable to Tenant for any damages of whatsoever kind or nature including those provided in Section 6.6(b) of this Lease and further provided that Tenant shall release Landlord and the City from and against any and all damages of whatsoever kind or nature that may have resulted from the termination, disturbance or loss of possession or (ii) not exercise its option to re‑lease the Leased Premises and seek liability and damages as allowed in Section 6.6(b) of this Lease.  The rights described in Sections 6.6(d)(i) and (ii) of this Lease shall not be applicable or enforceable if Tenant, the Casino Manager/Operator or any entity (hereinafter referred to as the "Other Operator") formed by any Affiliates Controlling, Controlled by or under common Control with Tenant or the Casino Manager/Operator now or at any time hereafter existing, run a land‑based casino or engage in any other land‑based casino operations in Orleans Parish, unless the Other Operator sells its interests in any other land‑based casino or ceases operations of any other land‑based casino at or before the re‑opening of the Casino under clause (i) of this Section 6.6(d).  In the event that Tenant does not or cannot exercise its rights under either Section 6.6(d)(i) or (ii) of this Lease, then the Tenant Leasehold Mortgagee or, if more than one, the Tenant Leasehold Mortgagee who holds the highest priority among the Tenant Leasehold Mortgagees with any outstanding indebtedness under the notes or other obligations (the "Secured Obligations") secured by the respective Tenant Leasehold Mortgages (the "First Leasehold Mortgagee"), for so

long as it is a Suitable Lender, shall have the right to re‑lease the Leased Premises; provided that a subordinate Tenant Leasehold Mortgagee may accede to the rights of a senior Tenant Leasehold Mortgagee (including the First Leasehold Mortgagee) by satisfying and discharging all Secured Obligations owing to such senior Tenant Leasehold Mortgagee.  If neither Tenant nor any Tenant Leasehold Mortgagee exercises its rights under either clause (i) or (ii) of this Section 6.6(d), then Casino Subtenant shall have the right to lease the Leased Premises pursuant to terms and conditions which are substantially similar to the terms and conditions set forth in this Lease.  If Casino Subtenant has the right to lease the Leased Premises under the immediately preceding sentence and does not exercise such right, then the Subtenant Leasehold Mortgagee or, if more than one, the Subtenant Leasehold Mortgagee who holds the highest priority among the Subtenant Leasehold Mortgagees with any outstanding indebtedness under the notes or other obligations (the "Sublease Secured Obligations") secured by the respective Subtenant Leasehold Mortgages (the "First Subleasehold Mortgagee"), for so long as it is a Suitable Lender, shall have the right to lease the Leased Premises; provided that a subordinate Subtenant Leasehold Mortgagee may accede to the rights of a senior Subtenant Leasehold Mortgagee (including the First Subleasehold Mortgagee) by satisfying and discharging all Sublease Secured Obligations owing to such senior Subtenant Leasehold Mortgagee.

(e)If Landlord and the City regain the ability to re‑lease the Casino Premises, as provided in Section 6.6(d) of this Lease, Landlord and the City shall notify Tenant, Casino Subtenant, the First Leasehold Mortgagee and the First Subleasehold Mortgagee of their ability to re‑lease or lease (as applicable) the Leased Premises within thirty (30) days after receiving such right.  Tenant shall have thirty (30) days in which to exercise its option by providing written notice of its decision to exercise its option to re‑lease the Leased Premises (the "Option Period") to Landlord, the First Leasehold Mortgagee, Casino Subtenant and the First Subleasehold Mortgagee.  If Tenant fails to deliver said notice to re‑lease within the Option Period, Tenant's option right shall expire, whereupon the First Leasehold Mortgagee shall have the option to re‑lease the Leased Premises, which shall be exercisable within thirty (30) days after expiration of Tenant's option, which, for the purposes of Section 6.6(d) of this Lease, shall be deemed an exercise by Tenant.  If the First Leasehold Mortgagee fails to exercise its option to re‑lease the Leased Premises prior to the expiration of its thirty (30) day option period, Casino Subtenant shall have the option to lease the Leased Premises, which shall be exercisable within thirty (30) days after the expiration of the First Leasehold Mortgagee's thirty (30) day option period.  If Casino Subtenant fails to exercise its option to lease the Leased Premises prior to the expiration of its thirty (30) day option period, the First Subleasehold Mortgagee shall have the option to lease the Leased Premises, which shall be exercisable within thirty (30) days after the expiration of Casino Subtenant's thirty (30) day option period.  If neither Tenant nor the First Leasehold Mortgagee exercises its option to re‑lease the Leased Premises and neither Casino Subtenant nor the First Subleasehold Mortgagee exercises its option to lease the Leased Premises prior to the expiration of said option periods, the Landlord and/or the City shall be free to re‑lease the Casino Premises to any Person.  Such options to re‑lease and lease shall survive any termination provided in Section 6.6(b) of this Lease.  If Tenant or the First Leasehold Mortgagee exercises its option to re‑lease the Leased Premises or Casino Subtenant or the First Subleasehold Mortgagee exercises its option to lease the Leased Premises, the Donated Property shall be re‑donated to Landlord and the City within thirty (30) days of exercising such option, under the same terms and conditions as the original donation.

(f)

(i)If this Lease should terminate pursuant to Section 6.6(b) of this Lease, Landlord and the City agree that neither Landlord nor the City shall, directly or through any public entity, own, lease or operate a land‑based casino within Orleans Parish (other than a Riverboat Casino that is acquired by the City by seizure or foreclosure), or authorize any Person other than Tenant, Casino Subtenant or a designee of Tenant or Casino Subtenant to operate such a casino, for a period equal to the unexpired portion of the Initial Term, provided Tenant and Casino Subtenant releases the City and Landlord from and against any and all liabilities, losses, damages of any kind or nature, including but not limited to consequential damages, costs, expenses, fees, claims, obligations, penalties, and cause of action (including without limitation, reasonable attorneys' fees and expenses), asserted against, claimed against and/or sought against Landlord or the City by Tenant, Casino Subtenant or any Affiliate Controlling, Controlled by or under common Control with Tenant or Casino Subtenant concerning or relating to:  (1) the title to the Casino Premises, (2) the inability of Landlord and City to keep Tenant in peaceable possession and/or actual possession of the Casino Premises, and (3) the inability of Landlord and City to grant and convey the leasehold rights as provided in this Lease, provided the City and Landlord shall use reasonable efforts to maintain the validity of this Lease, to maintain Tenant in possession of the Leased Premises, and to perfect the City's good and merchantable title to the Leased Premises.

(ii)Tenant agrees that Tenant will, from and after opening by Tenant of any other land‑based casino at another location within Orleans Parish permitted by the Act and approved by the Gaming Authorities (the "Replacement Casino"), make payments to Landlord equal to the Rent and Additional Charges that would have been payable by Tenant to Landlord under this Lease had this Lease not terminated (the "Equivalent Payments").  If the Replacement Casino is located on other land owned by the City, then the City, Landlord and Tenant shall, in good faith, negotiate an amendment to the remaining provisions of this Lease that will accommodate differences in the site, facility and circumstances of the Replacement Casino.  If the Replacement Casino is located on land that is not owned by the City or an entity owned by the City, Tenant shall have no obligation to donate or lease such land and facility and Tenant's sole obligation shall be to make the Equivalent Payments for the unexpired portion of the Term (assuming this Lease was not terminated and all Extended Terms will be exercised).  After the opening of the Replacement Casino, Landlord may put the Casino Premises to any non‑casino use and Landlord's use shall not affect Tenant's requirement to make all Equivalent Payments after Tenant opens the Replacement Casino.  This Section 6.6(f) shall not be effective if more than one (1) land‑based casino is permitted and allowed by State of Louisiana law in Orleans Parish.  Landlord and the City shall be released from the restrictions of Section 6.6(f)(i) of this Lease, on the failure of Tenant to make the payment(s) set forth in this Section 6.6(f)(ii), or upon the opening of a

Replacement Casino by Tenant or any Other Operator.  If a Replacement Casino is opened by any Other Operator, Tenant shall have no obligation to make Equivalent Payments.

(g)If, after the Original Amended Lease Execution Date, Tenant is disturbed in the continued and uninterrupted use of the Casino Premises, the City and Landlord shall use reasonable best efforts to maintain and preserve Tenant's continued and uninterrupted use of the Casino Premises.

(h)If the City and Landlord are unable to maintain Tenant's continued and uninterrupted use of the Casino Premises as a result of any legal injunction relating to title, then the time for performance provided in this Lease shall be tolled for the period of such interruption and at Tenant's option, at any time during the interruption, if it shall exceed ninety (90) continuous uninterrupted days, this Lease shall terminate and the Donated Property, but not the Square 26 Property, shall revert to Tenant for no charge, in which case the City shall be liable only as provided in Section 6.6(b) of this Lease and the provisions of Sections 6.6(d), (e) and (f) of this Lease shall also apply.

ARTICLE VII
OWNERSHIP OF IMPROVEMENTS
SURRENDER OF LEASED PREMISES

Section 7.1	Ownership of Improvements

(a)Upon the expiration of the Term or earlier termination of this Lease as provided herein, all Improvements located on the Leased Premises and on the Manning's Land, if the Hotel Project has been constructed on the Manning's Land, shall immediately become the property of Landlord in full ownership, without compensation of any kind to Tenant or any Leasehold Mortgagee or any other person or entity, free and clear of any mortgages or encumbrances.  If the Hotel Project has been constructed on the Manning's Land, then Tenant shall have the option, during the TPO Term (as defined herein) to purchase the Hotel Project and other Improvements on the Manning's Land from Landlord for the TPO Price (as defined herein) pursuant to the terms and conditions set forth herein (the "Tenant Purchase Option").  If the Hotel Project has been constructed on the Manning's Land and Tenant either fails to exercise the Tenant Purchase Option prior to the expiration of the TPO Term, or timely exercises the Tenant Purchase Option but fails to close as and when required under Section 7.1(b), Landlord shall have the option during the LO Term (as defined herein) to lease the Manning's Land for Fair Rental Value (as defined herein) pursuant to the terms and conditions set forth herein (the "Landlord Lease Option").  If Tenant either does not exercise the Tenant Purchase Option during the TPO Term, or timely exercises the Tenant Purchase Option but fails to close as and when required under Section 7.1(b), and Landlord either does not exercise the Landlord Lease Option during the LO Term, or timely exercises the Landlord Lease Option but fails to enter into a lease as and when required under Section 7.1(c), then title to the Hotel Project and other Improvements on the Manning's Land shall become the property of Tenant in full ownership, without compensation of any kind to Landlord or any other person or entity, free and clear of any mortgages or encumbrances and in such instance, Landlord and

Tenant will execute such documentation as either party may reasonably deem necessary or desirable to reflect that Tenant owns title to the Hotel Project and other Improvements on the Manning's Land.  Notwithstanding the foregoing, any New Lease granted to a Tenant Leasehold Mortgagee pursuant to Section 23.6 of this Lease shall include a lease of all Improvements.  During the Term, Tenant shall own and retain title to all Improvements and Tenant or Casino Subtenant, as applicable, shall own and retain title to all Tenant's Property subject to all privileges and liens provided by Louisiana law.  Subject to the terms of the VICI Sublease, Tenant shall have the sole and exclusive right and entitlement to claim depreciation on all Improvements and Tenant's Property located on the Development.  Upon the termination of this Lease by default, expiration of the Term or as otherwise provided herein, Tenant or Casino Subtenant (as applicable) will remain the owner of Tenant's Property on the Development subject to all liens and privileges provided by Louisiana law, including but not limited to all removable temporary buildings, gaming devices and machines.

(b)The Tenant Purchase Option shall be for a term beginning on the date of the expiration of the Term or earlier termination of this Lease as provided herein and ending on the date six (6) months thereafter (the "TPO Term").  The Tenant Purchase Option shall be exercised by Tenant giving Landlord written notice of its exercise thereof prior to the expiration of the TPO Term.  Such exercise by Tenant of the Tenant Purchase Option shall be irrevocable by Tenant.  The purchase price for the Hotel Project and other Improvements on the Manning's Land (the "TPO Price") shall be equal to the total Fair Market Value of the Hotel Project and other Improvements on the Manning's Land together with the Manning's Land after subtracting the Fair Market Value of the Manning's Land.  The TPO Price shall be determined (i) by agreement of the parties by negotiating in good faith during the sixty (60) day period after Tenant gives Landlord notice of exercise of the Tenant Purchase Option or (ii) in accordance with this paragraph if the parties fail to reach agreement through negotiation during the sixty (60) day period.  If the parties are unable to reach agreement upon the TPO Price during the negotiation period provided above, the TPO Price shall be determined by a board of appraisers in accordance with the following provisions:

(i)Within ten (10) days after the expiration of the negotiation period, each party shall designate a professional real estate appraiser who is engaged in the business of appraising commercial real estate in New Orleans, Louisiana, and shall notify the other party of the appraiser so selected.  Within thirty (30) days after their appointment, the two appraisers so selected shall set the TPO Price by determining the Fair Market Value of the total Hotel Project and other Improvements on the Manning's Land together with the Manning's Land (with separate allocations for each), if exposed upon the open market for a reasonable length of time, the seller being willing but under no compulsion to sell and the purchase being willing but under no compulsion to buy.  The "Fair Market Value" of the Manning's Land shall be determined based on the use and size of the Manning's Land at the time of the valuation.  "Fair Market Value" for the Hotel Project and other Improvements located on the Manning's Land shall be determined based on the as-is condition of the Hotel Project and other Improvements located on the Manning's Land and the existing revenue and use of the same at the time of valuation.  If the two appraisers cannot agree on the determination by that date, then they shall select a third appraiser who is similarly qualified within fifteen (15) days after that date.  The parties shall use their best efforts to cause the board of appraisers to render a prompt written decision as to the TPO Price by not later than thirty (30) days after selection of the third appraiser.  Each party shall bear the cost of the appraiser appointed by it.  The cost of the third appraiser shall be shared equally by Landlord and Tenant.

(ii)The TPO Price shall be that determined by the majority by the board of appraisers, or if a majority cannot agree, than that determined by the third appraiser.  The board of appraisers shall notify each party of its determination in writing.  Both Landlord and Tenant shall be bound by the determination by the board of appraisers and the determination shall be enforceable against each party.

(iii)The TPO Price shall be paid in cash at a closing which shall occur no later than thirty (30) days following the determination of the TPO Price.  The Hotel Project and other Improvements on the Manning's Land will be sold by Landlord to Tenant "as is," "where is" and "with all faults", with a waiver of all warranties with respect to condition of the property, and warranty of title only with respect to Landlord's own acts.  Landlord and Tenant shall each be responsible for the costs typically allocated to a buyer and seller in similar commercial transactions in New Orleans, Louisiana.  In connection with such closing, Landlord and Tenant will execute such documentation as either party may reasonably deem necessary or desirable in connection with the sale and purchase of the Hotel Project and other Improvements on the Manning's Land to Tenant.

(c)The "LO Term" shall be defined as the period of time commencing on the earlier of the date of the expiration of the TPO Term and, if Tenant exercises the Tenant Purchase Option but fails to close in accordance with the terms of Subsection (b) above, the last available date of such closing, and ending on the date twelve (12) months thereafter.  Landlord shall exercise the Landlord Lease Option by giving written notice to Tenant of such exercise prior to the expiration of the LO Term.  Such exercise by Landlord of the Landlord Lease Option shall be revocable by the giving of written notice until the execution of the lease of the Manning's Land described in this Section 7.1(c).  The term "Fair Rental Value" shall mean the annual rental, expressed in terms of cash, which a fifty (50) year lease of the Manning's Land as if vacant and unimproved, on terms and conditions contained in a typical commercially reasonable commercial ground lease in New Orleans, Louisiana, would bring if exposed upon the open market for a reasonable length of time, the tenant being willing but under no compulsion to rent and the landlord being willing but under no compulsion to rent.  The Fair Rental Value shall be determined (i) by agreement of the parties by negotiating in good faith during the sixty (60) day period after Landlord gives Tenant notice of exercise of the Landlord Lease Option or (ii) in accordance with this paragraph if the parties fail to reach agreement through negotiation during the sixty (60) day period.  If the parties are unable to reach agreement upon the Fair Rental Value during the negotiation period provided above, the Fair Rental Value shall be determined by a board of appraisers in accordance with the following provisions:

(i)Within ten (10) days after the expiration of the negotiation period, each party shall designate a professional real estate appraiser who is engaged in the business of appraising commercial real estate in New Orleans, Louisiana, and shall notify the other party of the appraiser so selected.  Within thirty (30) days after their appointment, the two appraisers so selected shall determine the Fair Rental Value.  If the two appraisers cannot agree on the determination by that date, then they shall select a third appraiser who is similarly qualified within fifteen (15) days after that date.  The parties shall use their best efforts to cause the board of appraisers to render a prompt written decision as to the Fair Rental Value by not later than thirty (30)  days after selection of the third appraiser.  Each party shall bear the cost of the appraiser appointed by it.  The cost of the third appraiser shall be shared equally by Landlord and Tenant.

(ii)The Fair Rental Value shall be that determined by the majority by the board of appraisers, or if a majority cannot agree, than that determined by the third appraiser.  The board of appraisers shall notify each party of its determination in writing.  Both Landlord and Tenant shall be bound by the determination by the board of appraisers and the determination shall be enforceable against each party.

(iii)Within thirty (30) days of the determination of the Fair Rental Value, the parties negotiating in good faith shall enter into a ground lease of the Manning's Land which shall include the following: an annual rental equal to the Fair Rental Value, a fifty (50) year term, and such other commercially reasonable terms found in a typical commercial ground lease located in New Orleans, Louisiana. In connection with such closing, Landlord and Tenant will execute such documentation as either party may reasonably deem necessary or desirable in connection with the lease of the Manning's Land to Landlord.

(d)If the Hotel Project has been constructed on the Manning's Land, then upon the expiration of the Term or earlier termination of this Lease as provided herein, the parties shall enter into a new lease of the Hotel Project and other Improvements on the Manning's Land with Landlord as lessor and Tenant as Lessee.  The term of such lease shall begin upon the expiration of the Term or earlier termination of this Lease as provided herein and end on the earlier to occur of: (i) the closing contemplated in Section 7.1(b), (ii) the execution of the lease contemplated in Section 7.1(c), or (iii) the expiration of the LO Term.  The rent shall be equal 5% of the gross revenue of the Hotel Project and other Improvements and Tenant shall be required to maintain and insure the Hotel Project using commercially reasonable standards.  The terms set forth in this Section 7.1(d) shall survive the termination of this Lease.

(e)Upon the termination of this Lease by default, Term expiration or as otherwise provided herein, if Tenant and Casino Subtenant shall decide not to remove any part of Tenant's Property from the Leased Premises, Tenant and Casino Subtenant shall notify Landlord in writing not less than three (3) months prior to the expiration of the Term of this Lease or termination thereof, or, if earlier, fifteen (15) days from receipt of a notice under Section 21.3(a) of this Lease, specifying the items of Tenant's Property which Tenant and Casino Subtenant have decided not to remove from the Leased Premises.  If, within thirty (30) days after the service of such notice, Landlord shall request Tenant and Casino Subtenant to remove any of Tenant's Property from the Leased Premises, Tenant and Casino Subtenant shall, at no expense to Landlord, remove the same in accordance with such request, and Casino Subtenant shall have the right to enter upon the Leased Premises to remove the same.  As to Tenant's Property that Landlord does not request Tenant and Casino Subtenant to remove (or cause to be removed, as applicable) from the Leased Premises, the same shall be, if left by Tenant and Casino Subtenant, deemed abandoned by Tenant and Casino Subtenant and thereupon the same shall immediately become the property of Landlord without notice or compensation of any kind to Tenant and Casino Subtenant.  At Landlord's option, Tenant and Casino Subtenant shall remove the signs designated by Landlord subject to the rights of the owner(s) of the affected names, trade names, trademarks, and logos.

(f)If, prior to the expiration of this Lease by termination or otherwise, Tenant and Casino Subtenant do not remove any of Tenant's Property or signs located on the Leased Premises which Landlord has requested Tenant and Casino Subtenant to remove pursuant to Section 7.1(e) of this Lease, Landlord shall have the right to remove and to dispose of such property and to replace the same with like kind and quality without incurring liability to Tenant or Casino Subtenant and at the sole cost and expense of Tenant and Casino Subtenant and Landlord may use funds in the Capital Replacements Account to remove such Tenant's Property or signs and to replace the same with like kind and quality, subject to the provisions of Section 19.7(d) of this Lease.  Landlord may use such property as its own regardless of any Marks or System Marks; provided that Landlord may not exercise any ownership or, except as otherwise provided in this Lease, other rights in respect of any such Marks or System Marks.  In case of any damage to the Development resulting from the removal of Tenant's Property, Tenant, Casino Subtenant and Casino Operator shall repair such damage or, in default thereof, shall reimburse Landlord for Landlord's cost for repairing such damage.  This obligation shall survive termination of this Lease.

Section 7.2	Surrender

On the last day of the Term, or upon any earlier termination of this Lease by default or as otherwise provided herein, Tenant shall surrender to Landlord the Leased Premises, Tenant's Property located on the Leased Premises which is deemed abandoned, and the Improvements in good order, condition and repair, reasonable wear and tear excepted, free and clear of all liens and encumbrances, other than those, if any, created by Landlord, or as to which Landlord has expressly consented may survive surrender, and, if requested to do so, Tenant and Casino Subtenant shall execute, acknowledge and deliver to Landlord such instruments of further assurance as in the reasonable opinion of Landlord are necessary or desirable to confirm or perfect Landlord's right, title and interest in and to all of the property hereinabove described, including all Improvements constructed or erected on the Leased Premises and the Hotel Project.

ARTICLE VIII
USE OF LEASED PREMISES; COMPLIANCE WITH LAWS AND ORDINANCES

Section 8.1	Permitted Uses

Tenant may occupy and use the Leased Premises and the Improvements thereon for the purpose of conducting Casino Gaming Operations pursuant to and in compliance with the Act as it may be amended from time to time and Section 4.21 hereinabove, and for any use related or incidental.  To the extent permitted by zoning laws and ordinances of the City in effect as of the Effective Date or thereafter amended or enacted so long as such amendment or newly enacted ordinance is not Discriminatory and not prohibited by state law, uses related or incidental to Casino Gaming Operations include:  (i) hotel and food service at or in connection with the Development and/or Hotel Project to the extent permitted under LSA R.S. 27:243 (C) as in effect as of the Effective Date or thereafter amended or enacted; (ii) live entertainment at the Development and/or Hotel Project to the extent approved by the zoning laws and ordinances of the City in effect as of the Effective Date or thereafter amended or enacted; (iii) retail use at the Development and/or Hotel Project, to the extent approved by the zoning laws and ordinances of the City in effect as of the Effective Date or thereafter amended or enacted; and (iv) exterior signs on the Development and Hotel Project in appropriate locations, sizes, numbers and appearance identifying performers, performances or other special events held at the Development and/or Hotel Project.  In addition, Tenant (or Casino Subtenant, as applicable) is permitted to charge an admittance fee for boxing, concerts or other specialty events not normally conducted by businesses in the immediate vicinity of the Casino, as more particularly agreed to in the conditional use ordinances, subject to the application of any Special Event Charges in accordance with Section 9.7 of this Lease.  Tenant may occupy and use the Support Facilities Premises and the Improvements thereon for parking, casino and Hotel Project support, employee training, offices and any other use permitted by zoning laws and the ordinances of the City.  Tenant may permit the Second Floor to be occupied and used for non-gaming uses and for any use related or incidental thereto.  If the LGCB approves the occupancy and use of the Second Floor (or any portion thereof) for Gaming Space, Tenant and Casino Subtenant shall be permitted to occupy and use the applicable portion of the Second Floor for Gaming Space with the approval of Landlord (not to be unreasonably withheld or Financially Conditioned).  Except as otherwise provided in this Lease, Tenant shall not use the Development for any other purpose without Landlord's prior written consent.

Section 8.2	Limitation of Use and Penalties

Tenant (and Casino Subtenant, as applicable) shall not occupy, improve, use or suffer or permit the use, improvement or occupancy of, the Development or any part thereof, in any unlawful manner or for any illegal purpose or in violation of the terms and conditions of this Lease and/or of any certificate of occupancy or other similar certificate, permit or approval applicable to the Development or any part thereof.  Tenant (and Casino Subtenant, as applicable) shall not use, improve or occupy or permit the use, improvement or occupancy of the Development or any part thereof in violation of the zoning and planning resolutions and laws of any government agency applicable to the Development.

Section 8.3	Covenant to Comply with Certain Obligations

Tenant, at all times during the Term of this Lease and at Tenant's sole expense, shall promptly comply with and conform to:

(a)all requirements of any national or local board of fire insurance underwriters, or any other body performing similar functions to the extent applicable to the Development;

(b)all requirements of the policies of insurance affecting the Development or any part thereof;

(c)all state and local codes, such as:  buildings codes, electrical codes and other similar statutes ordinances or regulations; and

(d)all provisions of the Act.

Section 8.4	Uses of Development Revenues

Notwithstanding the permitted uses described in Section 8.1 of this Lease or other permitted uses within the Development, Tenant shall not, and Tenant shall not permit any of its Affiliates to operate taxis in the metropolitan New Orleans area.  Bus service may not be provided in areas where the operation of buses is restricted or prohibited by law in effect as of the date hereof or as hereafter amended or enacted, so long as such amendment or newly enacted ordinance is not Discriminatory.

Notwithstanding the foregoing, Tenant shall not operate a licensed gaming riverboat (a "Riverboat Casino") without the prior written consent of Landlord, the City and the City Council, which consent can be withheld in each of these parties' respective sole discretion.  Notwithstanding the permitted uses described in Section 8.1 hereinabove, or other permitted uses within the Development, Tenant shall not use any revenues generated at the Development to subsidize Persons that will compete unfairly with the businesses located in Orleans Parish, such as restaurants, hotels or other commercial enterprises.  This section shall not prohibit Tenant from providing complimentary services as permitted by state law.

ARTICLE IX
IMPOSITIONS

Section 9.1	Payment of Impositions

(a)Subject to the right to contest described in Section 9.3 of this Lease, and subject to Section 9.1(d) of this Lease, Tenant shall be obligated to pay or cause to be paid, and pay timely, on or before the last day on which they may be paid without penalty or interest, all non‑Discriminatory real estate taxes and assessments (ordinary and extraordinary, unforeseen as well as foreseen), water rents, sewer and other charges, value added tax, use and occupancy tax, sales tax, vault tax, amusement taxes on Special Event Charges and other taxes, duties and charges, fees or payments imposed by any governmental, quasi‑governmental, or public authority, or utility or entity, which are imposed, assessed, levied, or become due or payable or become a charge or lien upon, or arise in connection with the ownership, use, occupancy or possession of the Development, or any part thereof, or any of the Improvements thereon, or any appurtenances thereto (all of the foregoing being herein collectively referred to as "Impositions") during the Term, and in each case shall submit to Landlord on or before ten (10) days after the last day upon which the same may be paid without penalty or interest a receipt or receipts showing the payment thereof or if no such receipt is then available a certificate of a senior officer of Tenant that such payment has been made.  All payments of or with respect to the Impositions shall be fully and promptly made or caused to be made by Tenant directly to the respective authorities, utilities or entities rendering the charges therefor or to whom such payments are due or payable.

(b)Subject to Section 9.1(d) of this Lease, Tenant waives any rights it may have under Article VII, Section 21(H) of the Louisiana Constitution in relation to the Development and further, in the event Tenant is relieved by Section 627 of Louisiana Act 384 of 1992 (or by any local and special state legislation now in effect or hereafter enacted that applies only to Tenant, or only to the tenant of the Casino as such), from the obligation to pay ad valorem taxes to the City in connection with the ownership, use, occupancy, or possession of the Development, or any part thereof, or any of the Improvements thereon, or any appurtenances thereto after Site Mobilization, then in that event Tenant will make a voluntary annual payment in cash to the City for itself and on behalf of all tax recipient authorities in an amount equal to the taxes that would have been paid by Tenant to the City if Tenant had not been relieved by special and local state legislation from the obligation to pay such taxes.

(c)Notwithstanding anything in this Lease to the contrary, but subject to Section 9.1(d) of this Lease, the City agrees that, in connection with its exercise of zoning or other powers, if the City shall assess any Imposition against Tenant, Casino Subtenant, the Development or the Hotel Project that is Discriminatory, Tenant and/or Casino Subtenant, as the case may be, shall have the right to contest the Imposition in accordance with the rules, regulations and laws of the City and the State of Louisiana.  If a court finds by an unappealable final judgment that an Imposition is Discriminatory and the City is unable to re‑pay or otherwise reimburse Tenant or Casino Subtenant for any such Imposition paid by Tenant or Casino Subtenant, then Tenant shall be entitled to set off against Rent and Additional Charges the Discriminatory portion of any such Discriminatory Imposition that was paid by Tenant or Casino Subtenant.

(d)Notwithstanding anything contained in this Lease to the contrary, Tenant will not contest any ad valorem tax assessments which are assessed as a result of the Capital Improvement Project and result in the total aggregate amount of all of Tenant's ad valorem property tax payments for any tax year being equal to or less than $2,100,000 greater than the Ad Valorem Tax Base Year Amount.  Furthermore, if the total aggregate amount of all of Tenant's ad valorem property tax payments for any tax year following the tax year during which the Capital Improvement Deadline occurs, is less than $2,100,000 greater than the Ad Valorem Tax Base Year Amount, Tenant will pay to Landlord as an Additional Charge within thirty (30) days after the last day upon which Tenant may pay such ad valorem property taxes without the assessment of any penalty or interest, the difference between:

(i) the total aggregate amount of all of Tenant's ad valorem property tax payments for such tax year, and (ii) the Ad Valorem Tax Base Year Amount plus $2,100,000.  The term "Ad Valorem Tax Base Year Amount" shall mean the total aggregate amount of all of Tenant's ad valorem property tax payments for the tax year in which the Effective Date occurs.

Section 9.2	Impositions in the Year of Expiration

All Impositions for the tax year in which the Expiration Date falls (whether or not such Impositions or any of them are then liens on the Development or any part thereof) shall be apportioned between Landlord and Tenant as of the Expiration Date so that Tenant shall pay and bear such portion thereof as relates to the period within the Term.

Section 9.3	Contest of Impositions

Subject to Section 9.1(d) of this Lease, Tenant, after notice to Landlord, may in good faith contest any Imposition by appropriate proceedings conducted promptly at Tenant's expense, in Tenant's name, or (whenever necessary) in Landlord's or the City's name and, in such event, Landlord and the City agree, at Tenant's expense, to cooperate with Tenant with respect to such contest and Tenant agrees to indemnify and hold harmless Landlord and the City against any reasonable cost, expense (including reasonable attorneys' fees and expenses) or liability, other than revenue lost as a result of diminution of such Imposition, that Landlord or the City may suffer or incur arising out of or in any manner relating to such cooperation.  Upon Landlord's or the City's request, but at Landlord's and City's sole cost and expense, Tenant shall permit Landlord or the City to participate in such proceedings with counsel of Landlord's or the City's choosing.  However, Landlord's obligation under this Section 9.3 shall not require any conduct by Landlord or the City, if such conduct would have any elements of state or governmental action, including but not limited to the reduction of property assessments.  Tenant shall be entitled to any refund received by Tenant, Landlord or the City from any taxing authority to the extent that such refund relates to or is based upon an Imposition payment that was made, and whose economic burden was borne, by Tenant in connection with any Imposition.  If Tenant contests any Imposition as being Discriminatory, Tenant's payment of such Imposition under protest or nonpayment, if allowed under applicable law, shall not be a default under this Lease until such time as such Imposition is determined by a final unappealable judgment not to be Discriminatory.

Section 9.4	Reports

As between the parties hereto, Tenant alone shall have the duty and right of attending to, making or filing any declaration, statement or report that may be provided or required by law as the basis of or in connection with the determination, equalization, reduction or payment of any and every Imposition that is to be borne or paid or that may become payable by Tenant under the provisions of this Article IX, and Landlord shall not be or become responsible to Tenant therefor nor for the contents of any such declaration, statement or report.  To the extent any information is required to permit Tenant to prepare any such declaration, statement or report, Landlord and the City shall, upon written request of Tenant, promptly provide such information to Tenant.  Tenant shall deliver copies of any such declarations, statements or reports to Landlord not later than ten (10) days after their submission by Tenant to the appropriate governmental agency.

Section 9.5	Impositions Payable in Installments

If an Imposition may be paid in installments (whether or not interest shall accrue on the unpaid balance of the Imposition), Tenant may exercise the option to pay the Imposition (and any accrued interest on the unpaid balance of the Imposition) in installments and, in such event, shall pay the installments as they become due during the Term of this Lease.

Section 9.6	Certain Taxes Not Impositions

Nothing contained in this Lease shall require or be construed to obligate Tenant to pay any franchise, corporation, capital stock, capital levies, transfer, estate or inheritance, income or excess profits tax imposed upon Landlord or upon its successors or assigns.

Section 9.7	Amusement Tax

Notwithstanding any provision of law or ordinance to the contrary, Tenant shall be obligated to collect and remit to the City amusement tax only with respect to amounts, if any, paid solely for the purpose of gaining entrance to concerts, boxing matches or other special events or for cover charges in lounges or food, beverages or merchandise sold at such special events, at the Development, or held by Tenant at any other location (hereinafter referred to as "Special Event Charges") and neither Tenant, the Casino Manager/Operator nor any other Person shall be obligated to collect and remit any amusement tax on wagers or Gross Gaming Revenue derived from the operation of the Casino.  In the event a court of competent jurisdiction determines in a final non-appealable judgment that the amusement tax is applicable to Tenant's receipts other than Special Event Charges, Tenant shall be entitled to set off the amount of the amusement tax collected and remitted (except for the amusement tax on Special Event Charges) against future Rents, future Gross Gaming Payments, and future Gross Non-Gaming Payments.

ARTICLE X
CONSTRUCTION OF IMPROVEMENTS; GENERAL DEVELOPMENT

Section 10.1	Further Improvements and the Capital Improvement Project.

Except as otherwise provided in this Lease, Tenant shall obtain prior written approval from Landlord to construct, erect, build or demolish, or cause to be constructed, erected, built or demolished, any further Improvements on the Leased Premises.  Without limiting the generality of the foregoing, all consents required for the construction of any portion of the Hotel Project under Section 4.22 and Section 10.2 of this Lease shall be obtained by Constructing Party prior to construction of such portion of the Hotel Project.  The Conditions to Commencement of Construction with respect to a portion of the Hotel Project shall be satisfied prior to the commencement of any construction related to such portion of the Hotel Project.  Landlord’s approval of the construction plans for any portion of the Capital Improvement Project shall constitute Landlord’s approval of such portion of the Capital Improvement Project.  When the provisions of this Article X state that Landlord’s approval shall not be unreasonably withheld, it shall mean that Landlord’s approval shall not be unreasonably withheld, conditioned, or delayed.

Landlord hereby acknowledges that Constructing Party is permitted to construct, or cause the construction of, the Capital Improvement Project in accordance with the terms and conditions of this Lease.  Constructing Party shall cause the aggregate amount of all Capital Improvement Project Costs to be equal to or greater than Three Hundred Twenty-Five Million and No/100 Dollars ($325,000,000.00) as of the Capital Improvement Project Deadline.

Section 10.2	Construction of the Hotel Project.

(a)In General.  After satisfying the Conditions to Commencement of Construction with respect to a portion of the Hotel Project, Constructing Party shall construct such portion of the Hotel Project in accordance with the terms and conditions of this Lease, the Legislation, the Two Canal Owner Agreements, and all Governmental Requirements, all at Constructing Party’s sole cost and expense.  Landlord hereby acknowledges that the Hotel Project may be constructed in one or more phases.  Notwithstanding anything herein to the contrary, following the Opening of the Hotel Project, Constructing Party shall operate the Hotel Project in a first-class standard in accordance with Article XIX of this Lease.

(b)Plans.

(i)Schematic Plans.  On or before the date which is six (6) months after the Effective Date, Constructing Party shall deliver the Schematic Plans to Landlord for Landlord's review and approval or disapproval in accordance with this Section 10.2(b)(i).  Within fifteen (15) Business Days after the date the Schematic Plans are delivered to Landlord, Landlord shall deliver written notice to Constructing Party of: (x) Landlord’s approval of the Schematic Plans (which approval shall not be unreasonably withheld); or (y) Landlord’s disapproval of the Schematic Plans, together with a reasonably detailed statement of the reasonable basis for Landlord’s disapproval of the Schematic Plans.  If Landlord fails to deliver written notice to Constructing Party pursuant to clause (x) or clause (y) of the immediately preceding sentence within such fifteen (15) Business Day period, then Landlord shall be automatically deemed to have delivered an approval notice under clause (x) of the immediately preceding sentence.  If Landlord delivers timely written notice of Landlord’s disapproval of the Schematic Plans in accordance with clause (y) above, then (I) Constructing Party shall cause the Schematic Plans to be revised to address the reasonable basis for Landlord’s disapproval of the Schematic Plans and deliver the revised Schematic Plans to Landlord and (II) the process described above shall proceed on an iterative basis until Landlord approves the revised Schematic Plans, except that the fifteen (15) Business Day period described above will be shortened to ten (10) Business Days.  Constructing Party may revise the Schematic Plans after Landlord has delivered written notice of Landlord’s approval of the Schematic Plans in accordance with clause (x) of this Section 10.2(b)(i).  If, after Landlord has delivered written notice of Landlord’s approval of the Schematic Plans in accordance with clause (x) of this Section 10.2(b)(i), the approved Schematic Plans are revised in a material manner, then (A) Constructing Party shall deliver the revised Schematic Plans to Landlord, together with a reasonably detailed statement of the revisions made to the Schematic Plans, and (B) Landlord shall, within fifteen (15) Business Days after the date Constructing Party delivers the revised Schematic Plans to Landlord, deliver written notice to

Constructing Party of (1) Landlord’s approval of the revised Schematic Plans (which approval shall not be unreasonably withheld) or (2) Landlord’s disapproval of the revised Schematic Plans, together with a reasonably detailed statement of the reasonable basis for Landlord’s disapproval of the revised Schematic Plans.  If Landlord fails to deliver written notice pursuant to clause (1) or clause (2) of the immediately preceding sentence within such fifteen (15) Business Day period, then Landlord shall be automatically deemed to have delivered an approval notice under clause (1) of the immediately preceding sentence.  If Landlord delivers timely written notice of Landlord’s disapproval of the revised Schematic Plans in accordance with clause (2) above, then the parties shall proceed as though Landlord delivered written notice of Landlord’s disapproval of the Schematic Plans in accordance with clause (y) above.

(ii)Design Development Plans.  On or before the date which is six (6) months after Landlord has delivered written notice of Landlord’s approval of the Schematic Plans in accordance with clause (x) or clause (1) of Section 10.2(b)(i) of this Lease, Constructing Party shall deliver the Design Development Plans to Landlord for Landlord's review and approval or disapproval in accordance with this Section 10.2(b)(ii).  Within twenty (20) Business Days after the Design Development Plans are delivered to Landlord, Landlord shall deliver written notice to Constructing Party of: (x) Landlord’s approval of the Design Development Plans (which approval shall neither be unreasonably withheld nor be withheld with respect to any design element that was included in any plans that Landlord has previously approved); or (y) Landlord’s disapproval of the Design Development Plans, together with a reasonably detailed statement of the reasonable basis for Landlord’s disapproval of the Design Development Plans.  If Landlord fails to deliver written notice to Constructing Party pursuant to clause (x) or clause (y) of the immediately preceding sentence within such twenty (20) Business Day period, then Landlord shall be automatically deemed to have delivered an approval notice under clause (x) of the immediately preceding sentence.  If Landlord delivers timely written notice of Landlord’s disapproval of the Design Development Plans in accordance with clause (y) above, then (I) Constructing Party shall cause the Design Development Plans to be revised to address the reasonable basis for Landlord’s disapproval of the Design Development Plans and deliver the revised Design Development Plans to Landlord and (II) the process described above shall proceed on an iterative basis until Landlord approves the revised Design Development Plans, except that the twenty (20) Business Day period described above will be shortened to ten (10) Business Days.  Constructing Party may revise the Design Development Plans after Landlord has delivered written notice of Landlord’s approval of the Design Development Plans in accordance with clause (x) of this Section 10.2(b)(ii).  If, after Landlord has delivered written notice of Landlord’s approval of the Design Development Plans in accordance with clause (x) of this Section 10.2(b)(ii), the approved Design Development Plans are revised in a material manner, or if such revisions result in the quality or operating standard of the Hotel Project no longer being consistent with or better than that of a Comparable Project and in accordance with the Operating Standard set forth in Section 19.1 of this Lease or result in a reduction of the number of hotel rooms in the Hotel Project to be constructed in excess of ten (10%) of the number of hotel rooms shown in the Design Development Plans approved by Landlord, then (A) Constructing Party shall deliver the revised Design Development Plans to Landlord, together with a reasonably detailed statement describing the revisions made to the Design Development Plans, and (B) Landlord shall, within ten (10) Business Days after the date Constructing Party delivers the revised Design Development Plans to Landlord, deliver written notice to Constructing Party of (1) Landlord’s approval of the revised Design Development Plans (which approval shall neither be unreasonably withheld nor be withheld with respect to any design element that was included in any plans that Landlord has previously approved) or (2) Landlord’s disapproval of the revised Design Development Plans, together with a reasonably detailed statement of the reasonable basis for Landlord’s disapproval of the revised Design Development Plans.  If Landlord fails to deliver written notice pursuant to clause (1) or clause (2) of the immediately preceding sentence within such ten (10) Business Day period, then Landlord shall be automatically deemed to have delivered an approval notice under clause (1) of the immediately preceding sentence.  If Landlord delivers timely written notice of Landlord’s disapproval of the revised Design Development Plans in accordance with clause (2) above, then the parties shall proceed as though Landlord delivered written notice of Landlord’s disapproval of the Design Development Plans in accordance with clause (y) above.

(iii)Construction Plans.  On or before the date which is twelve (12) months after Landlord has delivered written notice of Landlord’s approval of the Design Development Plans in accordance with clause (x) or clause (1) of Section 10.2(b)(ii) of this Lease, Constructing Party shall deliver to Landlord the Construction Plans for all phases of the Hotel Project.  To facilitate the prompt construction of the Hotel Project, Constructing Party shall have the right to submit the Construction Plans to Landlord (i) in one or more phases and/or (ii) concurrently with Constructing Party’s submission of such Construction Plans to the City (including the building department and/or planning commission of the City) and/or LGCB.  If Constructing Party elects to submit the Construction Plans to Landlord in one or more phases, then such phases may consist of, without limitation, separate phases for foundation work, core and shell work (including separate or consolidated phases for structural, envelope and infrastructure work), interior fit-out work (including separate or consolidated phases for architecture and finishes, fixtures and equipment) and other customary construction work sequences.  Landlord shall have no right to approve the Construction Plans provided by Constructing Party; provided, however, any material inconsistencies between the Construction Plans and the Design Development Plans approved by Landlord in accordance with Section 10.2(b)(ii) of this Lease, or any such inconsistencies that result in the quality or operating standard of the Hotel Project no longer being consistent with or better than that of a Comparable Project and in accordance with the Operating Standard set forth in Section 19.1 of this Lease or result in a reduction of the number of hotel rooms in the Hotel Project to be constructed in excess of ten (10%) of the number of hotel rooms shown in the Design Development Plans approved by Landlord, shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld.  For the avoidance of doubt, Landlord’s right to approve material inconsistencies between the Construction Plans and the Design Development Plans approved by Landlord under this Section 10.2(b)(iii) shall not apply to minor revisions to the Construction Plans which are made to address (1) construction-related comments received from the City in connection with the building permit review process, (2) public works and utility requirements, (3) the coordination of submittals by the Contractor, (4) requests for information received from the Contractor, (5) reasonable substitution requests received from the Contractor or (6) day-to-day value and budget management.  If there is an inconsistency between the Construction Plans and the Design Development Plans approved by Landlord that requires Landlord’s approval pursuant to this Section 10.2(b)(iii), Constructing Party shall deliver written notice of such material inconsistency to Landlord, together with complete copies of the applicable Construction Plans and Design Development Plans and a reasonably detailed statement describing such inconsistency, for Landlord’s review and approval or disapproval in accordance with this Section 10.2(b)(iii).  Within twenty (20) Business Days after the date Constructing Party delivers such written notice to Landlord, Landlord shall deliver written notice to Constructing Party of: (x) Landlord’s approval of the applicable Construction Plans; or (y) Landlord’s disapproval of such Construction Plans, together with a reasonably detailed statement of the reasonable basis for Landlord’s disapproval thereof.  If Landlord fails to deliver written notice to Constructing Party pursuant to clause (x) or clause (y) of the immediately preceding sentence within such twenty (20) Business Day period, then Landlord shall be automatically deemed to have delivered an approval notice under clause (x) of the immediately preceding sentence.  If Landlord delivers timely written notice of Landlord’s disapproval of the applicable Construction Plans in accordance with clause (y) above, then (I) Constructing Party shall cause such Construction Plans to be revised to address the reasonable basis for Landlord’s disapproval thereof and deliver the revised Construction Plans to Landlord and (II) the process described above shall proceed on an iterative basis until Landlord approves the revised Construction Plans, except that the twenty (20) Business Day period described above will be shortened to ten (10) Business Days.  Constructing Party may revise the Construction Plans after Landlord has delivered written notice of Landlord’s approval of the Construction Plans in accordance with clause (x) of this Section 10.2(b)(iii).  If, after Landlord has delivered written notice of Landlord’s approval of the Construction Plans in accordance with clause (x) of this Section 10.2(b)(iii), the approved Construction Plans are revised in a manner that causes the Construction Plans to be materially inconsistent with the Design Development Plans approved by Landlord in accordance with Section 10.2(b)(ii) of this Lease, then (A) Constructing Party shall deliver written notice of such material inconsistency to Landlord, together with complete copies of the revised Construction Plans and the Design Development Plans, and (B) Landlord shall, within ten (10) Business Days after the date Constructing Party delivers such written notice to Landlord, deliver written notice to Constructing Party of (1) Landlord’s approval of the revised Construction Plans or (2) Landlord’s disapproval of the revised Construction Plans, together with a reasonably detailed statement of the reasonable basis for Landlord’s disapproval thereof.  If Landlord fails to deliver written notice to Constructing Party pursuant to clause (1) or clause (2) of the immediately preceding sentence within such ten (10) Business Day period, then Landlord shall be automatically deemed to have delivered an approval notice under clause (1) of the immediately preceding sentence.  If Landlord delivers timely written notice of Landlord’s disapproval of the revised Construction Plans in accordance with clause (2) above, then the parties shall proceed as though Landlord delivered written notice of Landlord’s disapproval of the Construction Plans in accordance with clause (y) above.

(c)Assignability of Contracts.  Tenant shall use commercially reasonable efforts to cause each contract or agreement between Tenant and any architect, design professional or contractor with respect to the construction of any Improvements, including, without limitation, any Improvements comprising a portion of the Hotel Project, to include provisions that provide for the assignment of such contract or agreement to Landlord upon any termination of this Lease.  If this Lease is terminated as a result of an Event of Default, then Landlord may, at its election, use any plans and specifications prepared by an architect, design professional or contractor for the construction of any Improvements upon such termination of this Lease and payment of all sums due to any party to such contract or agreement pursuant to which such plans and specifications are prepared, provided that such contract or agreement includes the assignment provisions described in the immediately preceding sentence.

(d)Construction.  Constructing Party, at Constructing Party's sole cost and expense, shall, subject to Section 32.2, commence and diligently construct the Hotel Project in accordance with the schedule set forth in Section 10.2(h) below, time being of the essence, in accordance with the Design Development Plans, Schematic Plans, the Construction Plans, the Two Canal Owner Agreement, and the terms of this Lease, through one or more contractors selected by Constructing Party (the "Contractor") and in a safe and secure manner.  Constructing Party shall provide Landlord with a copy of the fully executed construction contracts for construction of the Hotel Project.  Once the Commencement of Construction of the Hotel Project has occurred, Constructing Party shall, subject to Section 32.2, prosecute completion of the Hotel Project diligently and in good faith in accordance with the terms of this Lease.

(e)Maintenance of Leased Premises During Construction.  At all times during construction of the Hotel Project, Constructing Party shall maintain, or cause to be maintained, the Development in a clean and orderly manner, and remove all trash and other debris therefrom.

(f)Bonded Contract. The construction of any Improvements comprising any portion of the Hotel Project shall be performed under one or more written construction contracts that is/are bonded (for the full amount of such contract) by a surety approved by Landlord, which approval shall not be unreasonably withheld, Financially Conditioned or delayed by Landlord.  Such bond shall name the Constructing Party, the Landlord and the City as obligees (and Landlord approves such bond also naming Tenant as obligee to the extent required under the VICI Sublease), shall guarantee the faithful performance of the contract and shall guarantee the payment of all materialmen, subcontractors, laborers and others, as required by the provisions of La. R.S. 9:4801, et seq. (as the same may be amended or replaced from time to time).  Prior to the Commencement of Construction of any portion of the Hotel Project, Constructing Party shall deliver to Landlord (i) a complete copy of each executed construction contract for the construction of Improvements upon the Leased Premises comprising such portion of the Hotel Project, (ii) a copy of the bond or bonds for such portion of the Hotel Project required by this Section 10.2(f) and (iii) evidence of the recordation of the notice of the construction contract or contracts described in clause (i) of this sentence.

(g)Conditions to Commencement of Construction. Notwithstanding anything contained herein to the contrary, in no event shall the construction of any Improvements comprising any portion of the Hotel Project be commenced until all of the following conditions (the "Conditions to Commencement of Construction") have been fully satisfied or waived by Landlord with respect to such portion of the Hotel Project:

(i)There exists no Event of Default;

(ii)Constructing Party shall have sufficient dedicated funds to complete the Hotel Project, which may consist of or include committed debt or equity;

(iii)Caesars Resort Collection, LLC or another Person reasonably approved by Landlord shall have executed a completion guaranty, in form and substance reasonably approved by Landlord, under which such guarantor shall guarantee the Final Completion of such portion of the Hotel Project in accordance with the terms of this Lease;

(iv)Landlord shall have approved (or deemed to have approved) the Schematic Plans, the Design Development Plans and the Construction Plans for such portion of the Hotel Project in accordance with Section 10.2(b) above;

(v)Constructing Party shall have obtained all licenses, permits and approvals required by law for the construction of any Improvements that are to be constructed in connection with such portion of the Hotel Project;

(vi)Constructing Party shall have executed the construction contract or contracts for such portion of the Hotel Project in accordance with the requirements of Section 10.2(f) above, which contract or contracts shall comply with the disadvantaged business entity requirements of the City;

(vii)Constructing Party shall have obtained a performance and payment bond for such portion of the Hotel Project in accordance with the requirements of Section 10.2(f) above, with all premiums paid; and

(viii)Constructing Party shall have obtained all insurance required by Article XIII hereof.

Following the satisfaction or waiver of all of the Conditions to Commencement of Construction with respect to a portion of the Hotel Project, Constructing Party shall deliver the following to Landlord: (A) reasonable written evidence that Constructing Party has sufficient dedicated funds to complete the Hotel Project (which may consist of or include committed debt or equity), as described in clause (ii) above; (B) a complete copy of the completion guaranty described in clause (iii) above; (C) complete copies of the licenses, permits and approvals described in clause (v) above; (D) complete copies of the construction contract or contracts described in clause (vi) above; (E) a complete copy of the performance and payment bond described in clause (vii) above; and (F) reasonable evidence that the insurance required by Article XIII hereof is in place.  If Constructing Party or Casino Operator requests in writing that Landlord acknowledge that any or all of the foregoing conditions have been satisfied with respect to any portion of the Hotel Project, then within ten (10) Business Days after Constructing Party or Casino Operator requests such acknowledgement, Landlord shall deliver such acknowledgment to the requesting party or deliver to the requesting party an explanation of what must be done to cause such conditions to be satisfied.

(h)Construction Schedule.  Substantial Completion of the Hotel Project must occur on or before the Substantial Completion Deadline.  The Opening of the Hotel Project must occur on or before the Hotel Opening Deadline.  Final Completion of the Hotel Project must occur on or before the Final Completion Deadline.

(i)Meetings and Documents.  Constructing Party shall deliver to Landlord a complete copy of any temporary certificate of occupancy prior to the Opening of the Hotel Project.  Constructing Party shall notify Landlord of the date of the Commencement of Construction and shall keep Landlord apprised of the progress of the construction of the Hotel Project by delivering written reports of same not less than quarterly.  Within thirty (30) days after Final Completion of the Hotel Project, Constructing Party shall deliver to Landlord (i) a complete copy of the as-built plans for the Improvements constructed in connection with the Hotel Project (provided, however, Constructing Party shall have the right to revise, and deliver to Landlord in accordance with this Section 10.2(i), any as-built plans which are delivered to Landlord prior to the expiration of such thirty (30) day period in the event that such revisions are required to cause such as-built plans to reflect matters which arise as a result of actions taken to achieve Final Completion of the Hotel Project) and (ii) copies of all final certificates of occupancy for such Improvements.

(j)Inspection.  Upon not less than five (5) Business Days’ advance written notice delivered by Landlord to Constructing Party (except in the event that Landlord reasonably believes that an imminent threat to human life exists, in which case Landlord shall not be required to provide such advance written notice), Landlord may, from time to time during the construction of the Hotel Project, during normal business hours and in a commercially reasonable manner, visit and inspect the Hotel Project and the materials to be used in connection with the Hotel Project and review copies of the contracts, records, plans, specifications and similar documents pertaining to the construction of the Hotel Project (the "Construction Documents"), whether kept at Constructing Party’s offices, at the Leased Premises, or elsewhere; provided that (a) Landlord’s advance written notice shall specify the portions of the Hotel Project and/or Construction Documents that Landlord desires to inspect during such inspection and the reason(s) for such inspection, (b) if any of the Construction Documents are not readily available at the time of such inspection, Constructing Party shall have the right either (x) to provide Landlord with a written reasonable explanation for why such Construction Documents are not available for

Landlord’s inspection or (y) to make such Construction Documents available for Landlord’s inspection within twenty (20) Business Days after such inspection, (c) Landlord shall keep the information contained in the Construction Documents confidential and treat such information as confidential in accordance with Section 14.4 of this Lease and (d) Constructing Party shall have the right to cause, and Landlord shall permit, a representative of Constructing Party to accompany Landlord during such inspection.  Notwithstanding the foregoing, Tenant acknowledges and agrees that (I) Landlord has no duty to inspect the construction of the Hotel Project or any matter pertaining thereto and (II) if Landlord should inspect the construction of the Hotel Project or any matter pertaining thereto, Landlord shall have no liability or obligation to Tenant, Casino Subtenant or any other party arising out of such inspection.  No such inspection nor any failure by Landlord to make objections after any such inspection shall constitute a representation by Landlord that any Improvements are constructed in accordance with the requirements of this Lease or constitute a waiver of Landlord's right thereafter to insist that the construction of the Hotel Project be performed in accordance with the requirements of this Lease.

(k)Construction on the Casino Premises.  Constructing Party shall construct the Hotel Project on the Casino Premises; provided, however, if (x) Constructing Party reasonably determines that geotechnical, or other unexpected Site conditions, structural engineering issues or issues related to access to public or private utilities, increase the cost of constructing the Hotel Project on the Casino Premises by more than Ten Million and No/100 Dollars ($10,000,000.00) or (y) despite Constructing Party’s commercially reasonable good faith efforts, Constructing Party is able to obtain fewer than all licenses, permits and approvals required by law for the construction of the Hotel Project on the Casino Premises, then Constructing Party shall have the right to construct the Hotel Project on the Manning's Land.  If Constructing Party constructs the Hotel Project on the Manning's Land, the Hotel Project will nonetheless be deemed a part of the Development and the Improvements under this Lease, and Landlord will be entitled to all economic benefits arising from the Hotel Project under this Lease during the Term as if the Hotel Project were constructed on the Leased Premises, and all provisions of this Section 10.2 shall apply.

(l)Capital Improvement Project Budget.  Concurrently with Constructing Party’s initial delivery of the Schematic Plans in accordance with Section 10.2(b)(i) above, Constructing Party shall provide Landlord with a complete copy of the development budget reflecting the Capital Improvement Project Costs (which total Capital Improvement Project Costs shall not be less than Three Hundred Twenty Five Million and No/100 Dollars ($325,000,000.00)) and all other costs associated with the construction of the Capital Improvement Project (the "Project Budget").  The amounts shown in the Project Budget may be rounded to the nearest One Hundred Thousand Dollars ($100,000).  Landlord hereby acknowledges that the Project Budget shall be subject to changes and updates from time to time to reflect design, scope, project management and budget developments and revisions, cost overruns, new information obtained by Constructing Party and other similar matters.  Prior to the expiration of each three (3) month period following Constructing Party’s initial delivery of the Project Budget, Constructing Party shall deliver to Landlord a complete copy of the then-current Project Budget and a reasonably detailed cost report showing Constructing Party’s progress toward the Project Budget.  If Constructing Party is required to submit any reports to any Leasehold Mortgagee and, following the VICI Sale-Leaseback Transaction, VICI Transferee in connection with the construction of the Hotel Project, Constructing Party shall deliver complete copies of such reports to Landlord within ten (10) days following the delivery of such reports to the Leasehold Mortgagee.

Section 10.3	Liens and Claims

(a)During the Term, Tenant shall not suffer or permit to be enforced against the Development, or any part thereof, any mechanics', materialmen's, contractors', vendors', laborers' or subcontractors' liens growing out of the work, except work by or for Landlord or the City, on any building, construction, repair, alteration, restoration, replacement or improvement, and Tenant shall pay or cause to be paid all of said liens, claims or demands before any action is brought to enforce the same against the Development.  Tenant agrees to indemnify and hold Landlord and the City and the Development free and harmless from all liability for any and all such liens, claims, demands and actions (collectively the "Liens"), together with reasonable attorney's fees and all costs and expenses in connection therewith.  Tenant shall notify Landlord of the filing of a Lien within ten (10) Business Days after Tenant has actual knowledge thereof.

(b)Notwithstanding the foregoing, Tenant shall have the right to contest any such Lien and if Tenant shall in good faith contest the validity of such Lien, then Tenant shall, at its sole expense, defend itself, Landlord and the City against the same and shall pay and satisfy any adverse expense or cost or any adverse judgment and costs and other expenses related thereto that may be rendered thereon before the enforcement thereof against Landlord, the City or the Development.  If Landlord shall require, Tenant shall furnish to Landlord a surety bond or other security reasonably satisfactory to Landlord in an amount at least equal to such contested Lien indemnifying Landlord and the City against liability for the same, and holding the Development free from the effect of such Lien.

(c)Landlord reserves the right at any time and from time to time to post and maintain on the Development such notices of nonresponsibility or other notices as may be necessary to protect Landlord and the City against liability for all Liens.

ARTICLE XI
ENVIRONMENTAL

Section 11.1	Environmental Obligations

Subject to the limitations of Section 18.3 of this Lease, Tenant shall not cause, permit or allow any violation of any Environmental Laws about or beneath the Development or any portion thereof by Tenant, its agents, employees, contractors, Space Tenants, invitees or any other Person under the control or direction of Tenant.  Tenant shall not cause or permit its agents, employees, contractors, Space Tenants, invitees or other Persons under the control or direction of Tenant to violate any of the Environmental Laws upon, about or beneath the Development or any portion thereof.  Tenant shall obtain, or cause to be obtained, at no expense to Landlord, any and all permits necessary or required under the Environmental Laws in connection with or arising out of Tenant's demolition, destruction, construction, and building of Improvements and use of the

Development.  RDC, as Landlord's predecessor, had reason to believe that the Improvements on the Casino Premises at the Effective Date of the Original Lease contained asbestos.  Harrah's Jazz Company has had a properly licensed asbestos abatement contractor remove the asbestos to a properly licensed disposal site.

Section 11.2	Landlord's Right to Perform

Should Tenant fail to perform or observe any of its obligations or agreements pertaining to the Environmental Laws, then Landlord (directly or through the appropriate City department) shall have the right, but not the duty, without limitation upon any of the rights of Landlord pursuant to this Lease, to enter the Development personally or through its agents, consultants or contractors and perform the same, and Tenant shall pay for and reimburse Landlord (or the City as the case may be) for its performance of Tenant's duties, which reimbursement shall be paid at the Default Rate.  Landlord (or the City, as the case may be) shall not exercise such right unless (i) it is required by governmental authorities or courts pursuant to Environmental Laws and (ii) (a) Tenant or any Space Tenant is not contesting the compliance of Tenant or Space Tenant with Environmental Laws or (b) Tenant or any Space Tenant is not curing such failure in a manner acceptable to governmental authorities or courts, as the case may be, having jurisdiction over such matters.

Section 11.3	Notice

If Tenant shall become aware of or receive notice or other communication concerning any actual, alleged, suspected or threatened violation of any of the Environmental Laws in connection with the Development or past or present activities of any Person thereon, then Tenant shall deliver to Landlord within five (5) days after receipt of such notice or communication by Tenant, a copy of any such notice or communication.  Receipt of such notice shall not be deemed to create any obligation on the part of Landlord to defend or otherwise respond to any such notification.

ARTICLE XII
DAMAGE TO OR DESTRUCTION OF LEASED PREMISES

Section 12.1	Damage or Destruction

In the event of damage to or destruction of the Development or any part thereof by fire, casualty or otherwise, Tenant, at its sole expense and whether or not the insurance proceeds, if any, shall be sufficient therefor, shall promptly, after the insurance proceeds have been adjusted, repair and restore the Development, as nearly as possible, to the same condition of the Development or such part as existed prior to such damage or destruction, using materials of an equal or superior quality to those existing in the Development prior to such casualty, so that the Development shall contain at least the same usable area existing prior to such fire or casualty.  If required, Tenant shall obtain a permanent certificate of occupancy as soon as practicable after the completion of such repair and restoration.

Section 12.2	Use of Insurance Proceeds

(a)All proceeds of casualty insurance on the Development shall be made available to pay for the cost of restoration and repair if any part of the Development is damaged or destroyed in whole or in part by fire or other casualty.  All work required to be performed in connection with such restoration and repair is hereinafter called the "Repair Work."

Such insurance proceeds shall be deposited by Tenant directly into a segregated account established by Tenant at a local bank or other local financial institution for the purpose of funding the Repair Work.  Tenant shall give Landlord notice as to the location of such account and provide monthly account statements to Landlord.  This account is established as an assurance fund to guarantee the completion of Repair Work.  Tenant does retain the right to withdraw funds from this account to pay for the Repair Work and to any excess funds in the account following completion of the Repair Work.  Upon receipt of such proceeds in the account, Tenant shall promptly undertake and complete the Repair Work in accordance with this Article XII, and upon completion of the Repair Work, Tenant shall furnish Landlord and each Leasehold Mortgagee with (i) a reasonably detailed report describing the damage or destruction, the Repair Work performed, and the cost thereof, (ii) a certificate executed and acknowledged by a senior officer of Tenant, in form and substance reasonably satisfactory to Landlord and each Leasehold Mortgagee, stating that all of the obligations of Tenant to any contractor, subcontractor, materialman, supplier or any other person performing Repair Work, providing services or supplying material in connection with the Repair Work have been satisfied and discharged in full or otherwise provided for to Landlord's and each Leasehold Mortgagee's reasonable satisfaction, together with all appropriate lien waivers in connection therewith, (iii) a copy of the plans and specifications prepared in connection with Repair Work, and (iv) a certificate of the Architect and of Tenant certifying that the Repair Work has been completed substantially in accordance with the plans and specifications for the Repair Work.

If the insurance proceeds are insufficient to pay for the Repair Work, Tenant shall, nevertheless, complete the Repair Work and pay for it in full using its own funds.  Tenant shall submit a certificate of a licensed and qualified architect or engineer, as may be appropriate (an "Architect"), certifying that the Repair Work has been completed substantially in accordance with the plans and specifications for the Repair Work, and its own certificate certifying that the Repair Work has been completed and paid for in full and specifying the amount paid by Tenant.  Any certificates required to be given by Tenant under this Article XII shall be executed and acknowledged by a senior officer of Tenant and shall be in form and substance reasonably satisfactory to Landlord and each Leasehold Mortgagee.

(b)Promptly following any damage or destruction to the Development by fire or casualty, Tenant shall:

(i)give written notice of such damage or destruction to Landlord and each Leasehold Mortgagee;

(ii)engage an Architect to prepare plans and specifications for the Repair Work;

(iii)cause the Architect to prepare preliminary plans and specifications for the Repair Work;

(iv)prepare an itemized cost breakdown of the total cost of the Repair Work by appropriate trades and other costs entailed in the Repair Work;

(v)produce a proposed contract (or series of contracts with subcontractors and a contract with a construction manager) between Tenant and a reputable contractor or contractors experienced in the performance of comparable work for the performance of the Repair Work; each contract shall provide for no less than a five percent (5%) holdback and all such contracts shall be made subject to, and shall comply with, the JCC Equity Program;

(vi)produce a building permit, if required, issued by the appropriate government agency or agencies authorizing the Repair Work as complying with all applicable codes and obtain all other licenses and permits required by law as a condition to the commencement of the Repair Work;

(vii)deliver evidence satisfactory to Landlord and each Leasehold Mortgagee that the Development is capable of substantial restoration and reconstruction of its condition immediately prior to the fire or casualty; and

(viii)deliver an agreement by Tenant to complete the Repair Work (which completion may initially be evidenced by the issuance of a temporary certificate of occupancy for the Development) in a reasonable amount of time plus periods of time as performance by Tenant is prevented by Force Majeure Events (other than financial inability) specified in Section 32.2(a) of this Lease after occurrence of the fire or casualty.

The identity of the Architect and contractor, and the preliminary plans and specifications shall be subject to the written approval of Landlord and each Leasehold Mortgagee, which approval Landlord and each Leasehold Mortgagee agree not to unreasonably withhold, financially condition or delay.  No material changes in approved plans and specifications shall be permitted without the prior written consent of Landlord, City and each Leasehold Mortgagee, which consent shall not be Financially Conditioned.  On completion of the Repair Work and payment therefore in full, Tenant shall submit to Landlord and each Leasehold Mortgagee a certificate of the Architect and of Tenant certifying that the Repair Work is complete in accordance with the plans and specifications for the Repair Work, and Tenant shall submit a certificate stating that all of the obligations of Tenant to any contractor, subcontractor, materialman, supplier or any other person performing the Repair Work, providing services or supplying material in connection with the Repair Work have been satisfied and discharged in connection therewith, and all appropriate lien waivers must be delivered to Landlord, City and each Leasehold Mortgagee at that time.

Section 12.3	No Abatement of Rent and Additional Charges

(a)Except as provided in Section 12.3(b) of this Lease, no destruction of or damage to the Development, or any portion thereof or property therein by fire, flood or other casualty, whether such damage or destruction be partial or total, shall permit Tenant to surrender or terminate this Lease, or relieve Tenant from its obligation to pay in full the Rent and Additional Charges and other sums and charges payable to Landlord and the City under this Lease.

(b)If destruction or damage to the Development occurs during the last five (5) years of the Term, such that Tenant determines that it is impracticable to repair such destruction or damage, Tenant shall, but only if Tenant is in compliance with Section 13.1 of this Lease, at Tenant's election, be entitled to terminate this Lease upon: (i) giving written notice to Landlord; (ii) payment to Landlord of the Rent for the remainder of the Term; (iii) assignment to Landlord of Property/Casualty Insurance proceeds; and (iv) satisfaction and/or removal by Tenant of all liens and encumbrances on the Development created by Tenant.

ARTICLE XIII
INSURANCE

Section 13.1	Property/Casualty Insurance Coverage

(a)Tenant, at its sole cost and expense, shall keep, with an insurance company authorized to do business in the State of Louisiana having an A.M. Best Rating of A‑:VIII or better, the Improvements insured beginning on the Possession Date and throughout the Term for the mutual benefit of Landlord, the City and each Leasehold Mortgagee, as additional insureds, and Tenant, as the named insured, against loss or damage by fire, explosion, lightning, and other risks embraced by coverage of the type now known as the broad form of extended coverage, including, but not limited to, riot and civil commotion, smoke, windstorm, aircraft, vehicle, strike, riot, and vandalism and malicious mischief with additional coverage for broad form water damage, sprinkler leakage, flood, boiler and machinery and against such other risks or hazards as reasonably required by Landlord consistent with industry standards in an amount not less than one hundred percent (100%) of the then full replacement cost of the Improvements (exclusive of the cost of excavations, foundations and footings) without deduction for physical depreciation (the "Property/Casualty Insurance").  The peril of flood will be insured in the amount of at least Fifty Million Dollars ($50,000,000) applicable to the Improvements and Fifty Million Dollars ($50,000,000) applicable to business interruption insurance.  The full replacement cost shall be appropriately recalculated in accordance with industry standards at regular intervals no more frequently than annually; provided that if there is a material change to the Development, an interim recalculation may be required by Landlord.  Notwithstanding the generality of the foregoing, the full replacement cost of the Development shall be recalculated no later than thirty (30) days after the Final Completion of the Hotel Project. Such policy or policies maintained shall include a deductible of not more than Ten Million Dollars ($10,000,000) per occurrence, exclusive of the perils of named storms and flood.  For named storms, the deductible shall not exceed Twenty-Five Million Dollars

($25,000,000), unless Landlord approves a higher deductible amount because of commercial unavailability.  For flood, the deductible, after purchase of the limits available from the National Flood Insurance Program, shall not exceed Ten Million Dollars ($10,000,000).  Tenant shall be solely responsible for all losses within the deductibles, if any.  Tenant, at its sole cost and expense, shall also maintain insurance to cover Tenant's contractual indemnity obligations assumed in this Lease but only insofar as such obligations relate to tort indemnities, and only to the extent that insurance is available at commercially reasonable rates.  Tenant, at its sole cost and expense, shall keep the Development insured throughout the Term for loss of Rent and Additional Charges for a two (2) year period with Landlord and the City as additional insureds, as their interests may appear.

(b)During construction of any Improvements, including without limitation the construction of any Improvements in connection with the Hotel Project, Tenant shall maintain or cause to be maintained Builder's Risk Insurance on an "All Risk" form, including fire and extended coverage.  The policy shall name Landlord, the City and each Leasehold Mortgagee as additional insureds, as their interests may appear.  The deductible shall not exceed Ten Million Dollars ($10,000,000) per occurrence.  For flood, the deductible, after purchase of the limits available from the National Flood Insurance program, shall not exceed Ten Million Dollars ($10,000,000) per occurrence.

(c)The specific policy limits and deductibles provided above (as adjusted for changes in industry standards) shall be increased at least once every five (5) years to an amount which represents the equivalent, after inflation, of the sums hereinabove specified, as determined by a certified public accountant designated by Landlord using generally accepted indices of inflation.

(d)Tenant, at its sole cost and expense, but with Landlord, the City and each Leasehold Mortgagee as additional insureds and Tenant as the named insured, shall maintain or cause to be maintained the following insurance with an insurance company authorized to do business in the State of Louisiana having an A.M. Best Rating of A‑:VIII or better during the Term of this Lease after the Possession Date: boiler and pressure vessel insurance, including air tanks, pressure piping and major air conditioning equipment, provided the Improvements contain equipment of the nature ordinarily covered by such insurance, in an amount not less than Fifteen Million Dollars ($15,000,000) or such larger sum as Landlord may reasonably require in accordance with industry standards.

Section 13.2	Liability Insurance

(a)Tenant, at its sole cost and expense, but with Landlord, the City and each Leasehold Mortgagee as additional insureds and Tenant as the named insured, shall maintain or cause to be maintained the following insurance with an insurance company authorized to do business in the State of Louisiana having an A.M. Best Rating of A‑:VIII or better during the Term of this Lease after the Possession Date:

(i)Commercial General Liability insurance on an "occurrence basis" against claims for bodily injury, death or property damage occurring upon, in or about the Development or any elevators or any escalators therein and on, in or about the non‑public streets and passageways on the Leased Premises.  The insurance required to be maintained by Tenant under this paragraph:  (1) shall afford immediate minimum protection in the amount specified below on the Possession Date and (2) at all times thereafter shall have such limits as Landlord shall, from time to time, reasonably require in accordance with industry standards.  As of the date of this Lease, Landlord requires limits of liability under such insurance of not less than the following:

General Aggregate Limit (other than Products‑ Completed Operations)	$2,000,000
Products‑Completed Operations Aggregate Limit	$2,000,000
Personal & Advertising Injury Limit	$1,000,000
Each Occurrence Limit	$1,000,000
Fire Damage Limit	$50,000

(ii)Business Auto Liability Insurance with limits of not less than One Million Dollars ($1,000,000) combined single limit bodily injury liability and property damage.  Coverages are to include all owned, hired and non-owned vehicles.

(iii)Worker's Compensation and Employers' Liability Insurance in accordance with the statutory limits of the State of Louisiana, including any and all endorsements which will provide coverage for claims under both the Louisiana Workers' Compensation Act and, when applicable, the Federal Longshoremen's and Harbor Workers' Compensation Act with United States statutory limits.  The limits of liability under the Employers' Liability Section of the Workers' Compensation and Employers' Liability insurance policy or policies required hereunder shall be in the amount of One Million Dollars ($1,000,000).

(iv)Commercial Umbrella Liability Insurance in excess of the coverages described in Sections 13.2(a)(i), (ii) and (iii) above, with limits of not less than Seventy-Five Million Dollars ($75,000,000) and a self-insured retention of not more than Two Hundred Fifty Thousand Dollars ($250,000).

(v)Cyber liability insurance with limits of not less than Fifty Million Dollars ($50,000,000) and a self-insured retention or deductible of not more than Ten Million Dollars ($10,000,000).

(vi)Such other insurance, and in such amounts, as may from time to time be reasonably required by Landlord consistent with industry standards against the same or other insurable hazards which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of buildings thereon, their construction, use and occupancy.

(b)Tenant shall require its general contractor or construction manager engaged in or doing construction of any Improvements (including, without limitation, the construction of any Improvements in connection with the Hotel Project), Alterations, or Repair Work to or on the Development, to provide and maintain, during such time, at no cost or expense to the Landlord or the City, such insurance that will name as additional insureds and protect Landlord, the City, each Leasehold Mortgagee and Tenant from any and all claims for damage to public or private property or personal injury, including death, to the said employees of said general contractor or construction manager, or to any members of the public, which may arise from any or all operations under the contract between Tenant and said contractor or construction manager or to any of their respective subcontractors.  The insurance required by this Section 13.2(b) shall comply with all of the general requirements applicable to the coverages required hereunder, including the requirement that the insurance coverage provided by any contractor or construction manager pursuant to this Section 13.2(b) must be issued by an insurance company authorized to do business in the State of Louisiana and having an A.M. Best Rating of A‑:VIII or better.  The insurance coverages required by this Section 13.2(b) shall extend to all occurrences that are the result of or arise from work performed by or under such contractor and/or construction manager; provided, however, that products and completed operations coverages shall extend for a period of two (2) years after the date on which such work is completed.  Nothing contained in the foregoing provisions of this Section 13.2(b) shall be construed as requiring any such contractor and/or construction manager to maintain the coverage required during any period of time during which no contract by and between Tenant and such contractor or construction manager is in effect and/or no work is being performed in, on or to the Development by such contractor or construction manager.

(c)Tenant shall cause the principal architect and engineer engaged to perform any work for the Development by Tenant or any Space Tenants to obtain and secure Architects' and Engineers' Professional Liability Insurance covering all architectural and engineering services and work performed with coverage limits not less than Five Million Dollars ($5,000,000) with a deductible of not more than Two Hundred Fifty Thousand Dollars ($250,000) per occurrence.  Such policy or policies of insurance shall include coverage for insuring losses caused by architects' errors and omissions.  Such policy or policies shall delete exclusions with reference to contractual liability, joint ventures, parks, amusement devices and skateboards whenever applicable; provided that such insurance is commercially available.

(d)The specific policy limits and deductibles provided above (as adjusted for changes in industry standards) shall be increased at least once every five (5) years to an amount which represents the equivalent, after inflation, of the sums hereinabove specified, as determined by a certified public accountant designated by the Landlord using generally accepted indices of inflation.  Notwithstanding the aforesaid, the base limits for liability coverages may be increased through Commercial Umbrella Liability Insurance, where applicable.

Section 13.3	Business Interruption Insurance

Commencing on the Casino Opening Date and thereafter throughout the Term, Tenant shall maintain, at its sole cost and expense, a policy or policies of Business Interruption Insurance insuring Tenant (and naming each Leasehold Mortgagee, the City and Landlord as additional insureds, as their interests may appear) against the actual loss of average daily net profits, Additional Charges, City Payments, Gross Gaming Payments and Gross Non‑Gaming Payments (to the extent not covered by the Property/Casualty Insurance), fixed charges and expenses, including extra expense coverage, which may be occasioned by a casualty or catastrophe which interrupts the normal business and earnings of Tenant and Tenant's ability to pay the Rent, Additional Charges, City Payments, Gross Gaming Payments and Gross Non‑Gaming Payments due under this Lease.  The terms Gross Gaming Payments and Gross Non‑Gaming Payments as used in this Section 13.3 are intended to represent not only those payments due prior to the interruption, but also, those payments which would have become due had no interruption in business occurred.  The computation of the amount which would have become due shall be based upon payments made in the preceding year of operations or a fraction thereof if no complete year of business operations has taken place.  The Leasehold Mortgagees shall have priority with respect to the proceeds of such insurance, in accordance with their respective interests, to pay Tenant's monetary obligations to such Leasehold Mortgagee except in the case of loss of Rent and Additional Charges insurance where Landlord and the City are additional insureds and sole payees of the proceeds.  Such policy or policies may contain a time deductible of not more than seven (7) days if such deductible is not combined with applicable physical damage deductibles; provided that Tenant shall be solely responsible for all losses within the deductible period, if any.

Section 13.4	Form of Insurance and Insurers

(a)All policies of insurance provided for in this Article XIII and elsewhere in this Lease shall be effected under valid and enforceable policies, in such forms as may from time to time be as hereinbefore specified, issued by insurers of recognized responsibility and reasonably satisfactory to Landlord and each Leasehold Mortgagee and which are authorized to transact business in the State of Louisiana.  Upon the execution of this Lease and thereafter prior to the expiration date of each policy furnished pursuant to this Article XIII or elsewhere in this Lease, a copy of each policy or a certificate thereof required to be furnished shall be delivered by Tenant to Landlord and each Leasehold Mortgagee.

(b)Landlord and Tenant hereby mutually waive their respective rights of recovery against each other, the other's officers, directors, agents, representatives, employees, successors and assigns for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties.  Each party shall apply to their insurers to obtain said waivers.  Each party shall obtain any special endorsements if required by their insurer to evidence compliance with the aforementioned waiver.

Section 13.5	Other Policies

Unless otherwise required by a Leasehold Mortgagee, Tenant shall not take out separate insurance concurrent in form, or contributing in the event of loss, with that required in this Article XIII unless Landlord and the City are additional insureds therein, with loss payable as provided in Section 13.6 of this Lease.  Tenant shall immediately notify Landlord of the taking out of any such separate insurance and shall cause the original policies in respect thereof or certificates therefor to be delivered as required in Section 13.4 of this Lease.

Section 13.6	Adjustment of Insurance

All policies provided for in Sections 13.1 and 13.3 of this Lease shall provide for loss thereunder to be adjusted with Tenant and payable to Tenant, Landlord and each Leasehold Mortgagee as their interest may appear with respect to any particular casualty resulting in damage or destruction to the Casino and Improvements, except as otherwise provided by this Lease.

Section 13.7	Insurance Notice

Each such policy or certificate therefore issued by the insurer shall to the extent obtainable contain (a) a provision that no act or omission of Tenant which would otherwise result in forfeiture or reduction of the insurance therein provided shall affect or limit the obligation of the insurance company so to pay, in accordance with Section 13.6 of this Lease, the amount of any loss sustained and (b) an agreement by the insurer that such policy shall not be canceled or modified without at least thirty (30) days prior written notice by registered mail, return receipt requested, to Landlord, the City and each Leasehold Mortgagee.

Section 13.8	Keep in Good Standing

Tenant shall observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Development and Tenant shall so perform and satisfy the requirements of the companies writing such policies so that at all times companies of good standing satisfactory to Landlord and each Leasehold Mortgagee shall be willing to write or to continue such insurance.  Tenant shall, in the event of any violations or attempted violations of the provisions of this Section 13.8 by any permitted Space Tenant, take steps, immediately upon knowledge of such violation or attempted violation, to remedy or prevent the same as the case may be.

Section 13.9	Unearned Premiums

Upon the expiration or earlier termination of this Lease unearned premiums upon any of such insurance policies which are transferred to Landlord, if any, shall be apportioned between Landlord and Tenant; provided that if Tenant shall then be in default causing the termination of this Lease, the portion of such unearned premiums to which Tenant would otherwise be entitled shall be applied first against any amount due under the default.

Section 13.10	Blanket Policies

Any insurance provided for in this Article XIII may be effected by a policy or policies of blanket insurance; provided, however, that the amount of the total insurance allocated to the Development shall be such as to furnish in protection the equivalent of separate policies in the amounts herein required, and provided further that in all other respects, any such policy or policies shall comply with the other specific insurance provisions and Tenant shall deposit the original policy or policies or a copy thereof or a certificate thereof with Landlord and each Leasehold Mortgagee.

Section 13.11	Change of Circumstances or Conditions

If any insurance required to be maintained under this Lease is not available at commercially reasonable levels, Tenant and Landlord shall renegotiate the type of insurance that may be required to fully protect Landlord, the City and Tenant (or, if an alternative type of insurance is not available at commercially reasonable levels, Tenant and Landlord shall negotiate an alternative arrangement to protect Landlord, City and Tenant subject to approval of the City Council).

Section 13.12	Sublessee Insurance

Without limitation of Tenant's obligation to comply or cause compliance with this Article XIII, Tenant may elect to require Space Tenants under their Space Leases, sublessees of Space Tenants under their Space Leases and Casino Subtenant under the VICI Sublease to comply with any of the requirements of this Article XIII.  All Space Tenants under Space Leases, sublessees of Space Tenants and Casino Subtenant shall be required to name Landlord and the City as additional insureds under any such policies.

Section 13.13	Additional Requirements

Notwithstanding anything to the contrary in this Lease, in the event that Tenant is required by any Leasehold Mortgagee, VICI Transferee, VICI Affiliate, the LGCB or any other party (each a "Requiring Party"), to provide (or cause the provision of) any insurance policy relating to the Development (each a "Required Policy"), Landlord and the City shall be afforded all protections afforded any such Requiring Party under any such Required Policy, to the extent such protections exceed the protections afforded Landlord and the City under this Article XIII.

ARTICLE XIV
FINANCIAL AND ACCOUNTING RECORDS, BUDGETS
AND REPORTING REQUIREMENTS

Section 14.1	Financial and Accounting Records

Tenant shall maintain and keep, or shall cause to be maintained and kept, full and accurate Books and Records at the Development or at such other location as shall be approved by Landlord, in writing, of all business conducted or transacted in, upon or from the Development, including, but not limited to, all business and gaming operations conducted by the Casino Manager/Operator, which may reasonably assist Landlord in determining the Rent and Additional Charges to be paid by Tenant under this Lease.  This includes but is not limited to full and accurate Books and Records of all business and gaming operations conducted at the Casino.  Tenant shall maintain and require the Casino Manager/Operator to maintain and make available to Landlord full and accurate Books and Records reflecting the results of the operation of the Casino.  If Tenant maintains permanent records in a computerized or microfiche fashion, Tenant shall provide to Landlord, upon reasonable requests, a detailed index to the microfiche or computerized record, which must be indexed by department and date.  The Books and Records are subject to the record retention and storage policies required by this Lease and by applicable Governmental Requirements.  Tenant shall retain and maintain Books and Records for at least five (5) years.  From and after the consummation of the VICI Sale-Leaseback Transaction, all references in this Section 14.1 to Tenant are deemed to refer to Casino Subtenant.

Section 14.2	Financial Statements and Other Reports

(a)Tenant shall, within one hundred twenty (120) days after the end of the Fiscal Year, provide (or require the Casino Manager/Operator to provide) Landlord with annual Financial Statements of Tenant for such Fiscal Year relating to the Development that have been audited by one of the six largest national certified public accounting firms (the "Big Six Firms") or such other firm acceptable to Landlord and Tenant, at Tenant's expense.  In addition to the annual audited Financial Statements, the Financial Statements for the last Fiscal Year shall be audited at the termination of this Lease.  Notwithstanding the foregoing, if Tenant, the Casino Manager/Operator, or any Person who directly or indirectly Controls Tenant or the Casino Manager/Operator, is subject to the reporting requirements of the Exchange Act, Tenant shall submit to Landlord notice of any reports filed with the United States Securities and Exchange Commission at the same time such reports are required to be filed under the Exchange Act.  This provision shall not limit Landlord's review and audit rights under Section 14.3 of this Lease.

(b)In addition to the foregoing, within thirty days after the last day of each month during the Term, Tenant shall (except as otherwise set forth in this Section 14.2(b)) provide, or require the Casino Manager to provide, Landlord with accurate written reports of the following (the "Monthly Reports"):

(i)Gross Gaming Revenue for such month, reconciled with the report provided to the Office of State Police, in form and content substantially similar to the document attached hereto as Exhibit "K-1" (the "Monthly GGR Report");

(ii)Year-to-date Gross Non-Gaming Revenue current through the last day of such month in form and content substantially similar to the document attached hereto as Exhibit "K-2" (the "Monthly GNGR Report");

(iii)A statistical analysis of gaming operations at the Casino in form and content substantially similar to the document attached hereto as Exhibit "K-3" (the "Statistical Analysis"), which Tenant must make available for Landlord's review at Tenant's offices (as opposed to delivering the Statistical Analysis to Landlord) on a monthly basis, and Tenant must notify Landlord regarding the availability of the Statistical Analysis so that Landlord may exercise its right to review such report;

(iv)The Capital Replacements Account, year-to-date and current through the last day of such month, in form and content substantially similar to the document attached hereto as Exhibit "K-4" (the "Capital Replacements Report");

(v)A calculation of rent payments due Landlord, in form and content substantially similar to the document attached hereto as Exhibit "K-5" (the "Rent Report");

(c)In addition to the foregoing, Tenant must provide, or cause Casino Manager/Operator to provide, to Landlord annual revenue projections pertaining to the Development containing the information in the document attached hereto as Exhibit "K-6" the "Annual Revenue Projections".

(d)Upon Landlord's written request (which may not be more frequently than once in each month), Tenant and Casino Manager/Operator shall attend a meeting with Landlord for the purpose of presenting and explaining any Financial Statements, Monthly Reports, or Annual Revenue Projections provided to Landlord.  In advance of any such meeting, Tenant and Casino Manager/Operator must supply to Landlord all reasonable information that is requested by Landlord in writing, including but not limited to reconciliation of any discrepancies between audited and unaudited revenues reported by Tenant.

(e)Tenant shall not, and shall ensure that Casino Manager/Operator does not, modify the form in which the Financial Statements, the Monthly Reports, or the Annual Revenue Projections are presented to Landlord without first obtaining Landlord's written consent to such modification, which may not be unreasonably withheld, conditioned or delayed.

(f)From and after consummation of the VICI Sale-Leaseback Transaction, all references in this Section 14.2 to Tenant are deemed to refer to Casino Subtenant.

Section 14.3	Review and Audit

(a)Each of Landlord and Tenant shall retain one of the Big Six Firms, and may also retain another local public accounting firm ("Local Firm") to joint venture with the Big Six Firm, to perform audits and accounting work for Landlord and Tenant (the "Accepted Auditor").  If Landlord retains a Local Firm together with a Big Six Firm, both firms shall certify in writing to Landlord that they do not have any conflicts of interest.  If all of the Big Six Firms have a conflict of interest, Landlord may select its Accepted Auditor from among the ten (10) largest public accounting firms.  Three (3) years after the Casino Opening Date, a Local Firm may be chosen as Landlord's Accepted Auditor without the involvement of a Big Six Firm if the Local Firm has gained sufficient experience and knowledge to adequately and professionally conduct the audits and accounting work.

(b)So as to allow Landlord sufficient time to make preparations to conduct Landlord's Audit (defined below), Tenant shall provide Landlord with prompt written notice prior to the time Tenant's duly appointed Accepted Auditor will be performing its annual audit or review functions (the "Annual Audit").  Landlord's duly appointed Accepted Auditor shall have the right, during the process of the Annual Audit, whensoever the same occurs and during normal business hours, after reasonable written notice to Tenant and to the Casino Manager/Operator that Landlord's Accepted Auditor will be participating with Tenant's Accepted Auditor, to independently examine, audit, inspect and transcribe the Books and Records of Tenant and the Casino Manager/Operator (the "Landlord's Audit").  Tenant shall make available Books and Records of the Casino Manager/Operator for the aforesaid purpose.  Notwithstanding the foregoing, Landlord's Accepted Auditor shall not have the right to examine, audit, inspect or transcribe (i) any customer records or (ii) any Books and Records or information that Tenant is required by law not to disclose.  Tenant shall be required, however, to provide Books and Records and information to Landlord's Accepted Auditor for a review and audit in accordance with GAAP, including information that is reasonably sufficient to confirm the calculation of net credit.  In addition, if Tenant so desires, it may retain another Accepted Auditor to do a second audit (the "Second Audit").  This firm shall also be required to use GAAP.  The Second Audit must be commenced within thirty (30) days after Landlord advises Tenant of the results of Landlord's Audit and completed within ninety (90) days thereafter.  If, upon completion of the Annual Audit, (i) Landlord's Audit shows that Gross Gaming Revenues and Gross Non-Gaming Revenues, in the aggregate, have been understated by two percent (2%) or more over a period of a Full Fiscal Year and Tenant does not elect to have a Second Audit performed or (ii) any Second Audit shows that Gross Gaming Revenues and Gross Non-Gaming Revenues, in the aggregate, have been understated by two percent (2%) or more over a period of a Full Fiscal Year, Tenant shall pay to Landlord within thirty (30) days after demand the actual cost to Landlord of Landlord's Audit for such Fiscal Year.  If Landlord's Audit shows that Gross Gaming Revenues and Gross Non-Gaming Revenues, in the aggregate, have been understated by two percent (2%) or more over a period of a Full Fiscal Year and any Second Audit shows that such understatement is less than two percent (2%) over a period of a Full Fiscal Year, Tenant shall only pay to Landlord the actual cost to Landlord of Landlord's Audit for such Fiscal Year if a court of competent jurisdiction determines that Gross Gaming Revenues and Gross Non-Gaming Revenues, in the aggregate, have been understated by two percent (2%) or more over the Full Fiscal Year at issue.  Notwithstanding the foregoing, and without limiting any of Landlord's rights under this Lease, if Landlord's Audit or any Second Audit shows that Gross Gaming Revenues and Gross Non-Gaming Revenues have, in the aggregate, have been understated or overstated over a period of a Full Fiscal Year, thereafter during the next succeeding Fiscal Year, Landlord may conduct independent audits, through its Accepted Auditor, at times other than during the Annual Audit upon reasonable written notice and during normal business hours.

(c)Notwithstanding anything to the contrary in this Lease, following five (5) Business Days’ advance written notice from Landlord to Tenant, Landlord shall have the right (through its employees or agents or through outside auditors, accountants attorneys or other consultants) to examine, audit, inspect, copy or transcribe the Books and Records of Tenant and the Casino Manager/Operator, and any other reasonably requested financial information pertaining to the calculation of Rent, the calculation of the Additional Charges, or Tenant's or Casino Manager/Operator's performance of any other obligation under this Lease, at Tenant’s offices; provided however, (x) Landlord shall not have the right to examine, audit, inspect or transcribe (i) any customer records or (ii) any Books and Records or information that Tenant is required by law not to disclose and (y) Landlord shall keep all information examined, audited and inspected by Landlord in accordance with this

Section 14.3(c) confidential and treat such information as confidential in accordance with Section 14.4 of this Lease.

(d)From and after consummation of the VICI Sale-Leaseback Transaction, all references in this Section 14.3 to Tenant are deemed to refer to Casino Subtenant.

Section 14.4	Confidentiality

Landlord agrees to treat, and to cause Landlord's Accepted Auditor to treat, all Books and Records, Financial Statements, Monthly Reports, the Annual Revenue Projections Construction Documents and other financial information as confidential and, except in response to a valid court order or an administrative order from the LGCB, shall not divulge any of the records to third parties without (i) with respect to information from Tenant, the prior written consent of Tenant, (ii) with respect to information from Casino Subtenant, the prior written consent of Casino Subtenant and (iii) with respect to information from the Casino Manager/Operator, the prior written consent of the Casino Manager/Operator; provided that Tenant, Casino Subtenant and Casino Manager/Operator, with respect to information that each has provided, have treated and handled such Books and Records, Financial Statements and other financial information as confidential by marking or otherwise designating the material as confidential in a visible manner reasonably calculated to provide actual notice to Landlord and Landlord's Accepted Auditor of its confidential status and by taking due care to prevent disclosure of the material except to authorized persons.  Notwithstanding the foregoing, Landlord shall have the right to provide the information to the Mayor and the City Council with the understanding and agreement that the information shall also be maintained in strictest confidence by the Mayor and the various City Council members.  Notwithstanding anything to the contrary, Landlord, Landlord's Accepted Auditor and the City shall have the right to divulge confidential information (a) if required by law, (b) if already public as a result of disclosure by Tenant, Casino Subtenant or the Casino Manager/Operator, (c) in an enforcement proceeding by Landlord against Tenant pertaining to this Lease provided that the confidentiality of the confidential information will be maintained in the enforcement proceeding by way of an agreed protective order, filing in the enforcement proceeding under seal, or similar mechanism, or, if needed, (d) to their accountants and/or attorneys, provided that their accountants and attorneys agree to maintain the confidentiality of the information as required in this Section 14.4.  Other than disclosure pursuant to (b) above, before the City and Landlord may divulge confidential information, any reasonable action necessary to keep the information confidential, including the execution of confidentiality agreements, will be undertaken.  The identity of customers will not be divulged.  Prior to any disclosure required by law, Landlord, Landlord’s Accepted Auditor and/or the City shall provide the party whose information is sought to be disclosed, whether Tenant, Casino Subtenant, or Casino Manager/Operator, with prompt written notice of the request to divulge the confidential information so that Tenant, Casino Subtenant, or Casino Manager/Operator may seek a protective order from a court of competent jurisdiction that either prohibits the disclosure or, if the court orders that the confidential information be disclosed, prohibits further dissemination or disclosure of the confidential information by the third party to whom the information is disclosed.  Landlord, Landlord’s Accepted Auditor and/or the City shall provide reasonable assistance in opposing such disclosure or seeking a protective order or other available limitations on disclosure.  If, after providing such notice and assistance required herein, Landlord, Landlord’s Accepted Auditor and/or the City remains subject to the required disclosure of confidential information, then the Landlord, Landlord’s Accepted Auditor and/or the City shall only disclose such information that the requested disclosure specifically requires.

Section 14.5	Errors in Financial and Accounting Records

(a)If, upon completion of Landlord's Audit, Landlord's Audit shows that Gross Gaming Revenues and Gross Non‑Gaming Revenues, in the aggregate, have been understated for a period of a Full Fiscal Year or otherwise shows any deficiency in Rent or Additional Charges and Tenant does not elect to have a Second Audit performed, Tenant shall pay to Landlord within fourteen (14) days after demand any amounts then due Landlord pursuant to this Lease based upon Landlord's Audit.  If, upon completion of Landlord's Audit, Tenant elects to have a Second Audit performed and such Second Audit shows that Gross Gaming Revenues and Gross Non-Gaming Revenues, in the aggregate, have been understated for a period of a Full Fiscal Year or otherwise shows any deficiency in Rent or Additional Charges, Tenant shall provide Landlord with copies of the Second Audit within five (5) days of receipt thereof and shall pay to Landlord within fourteen (14) days after demand any amounts then due Landlord pursuant to this Lease based upon the Second Audit.  If any amount by which Gross Gaming Revenues and Gross Non-Gaming Revenues, in the aggregate, have been understated over a Fiscal Year or any deficiency in Rent or Additional Charges, as determined by Landlord's Audit, exceeds any such determination pursuant to the Second Audit, Tenant shall only pay to Landlord any such greater amount due under this Lease in excess of those previously paid by Tenant pursuant to this Section 14.5(a) upon the determination by a court of competent jurisdiction that such greater amount is due.  Any amounts payable to Landlord pursuant to this Section 14.5(a) shall include interest at the Default Rate from the date due until paid.

(b)If, upon completion of Landlord's Audit, Landlord's Audit shows that Gross Gaming Revenues and Gross Non‑Gaming Revenues, in the aggregate, have been overstated for a period of a Full Fiscal Year or otherwise shows an overpayment of Rent or Additional Charges and Tenant does not elect to have a Second Audit performed, Tenant shall receive a credit (or shall be entitled to a refund if this Lease has terminated prior to the completion of Landlord's Audit and full application of any such credit against Rent and Additional Charges) against Rent and Additional Charges thereafter due equal to any excess amounts paid to Landlord pursuant to this Lease during the Fiscal Year at issue based upon the amount of the overstatement as determined by Landlord's Audit.  If Tenant elects to have a Second Audit performed and such Second Audit shows that Gross Gaming Revenues and Gross Non‑Gaming Revenues, in the aggregate, have been overstated for a period of a Full Fiscal Year or otherwise shows an overpayment of Rent or Additional Charges in an amount less than that determined by Landlord's Audit, the amount of Tenant's credit pursuant to this Section 14.5(b) shall be based upon the Second Audit.  If any amount by which Gross Gaming Revenues and Gross Non-Gaming Revenues, in the aggregate, have been overstated over a Fiscal Year or any overpayment of Rent or Additional Charges, as determined by the Second Audit, exceeds such determination pursuant to Landlord's Audit, Tenant shall only be entitled to any such greater credit upon the determination by a court of competent jurisdiction that such greater credit is due.

(c)From and after consummation of the VICI Sale-Leaseback Transaction, all references in this Section 14.5 to Tenant are deemed to refer to Casino Subtenant.

Section 14.6	Intentionally Deleted.

ARTICLE XV
CONDEMNATION

Section 15.1	Definitions

When used in this Lease, the following terms shall have the following meanings:

(a)"Condemnation" means a taking of all or any part of the Development by eminent domain, condemnation, compulsory acquisition or similar proceeding by a competent authority for a public or quasi‑public use or purpose.

(b)"Major Condemnation" means a Condemnation either (i) of the entire Development or (ii) of a portion of the Development if, as a result of the Condemnation, it would be imprudent or unreasonable to continue to operate the Development even after making all reasonable repairs and restorations.

(c)"Minor Condemnation" means a Condemnation that is not a Major Condemnation.

(d)"Proceeds" means the compensation paid by the condemning authority to the City, Landlord and/or Tenant in connection with a Condemnation, whether recovered through litigation or otherwise.

Section 15.2	Duty to Resist

The City, Tenant and Landlord shall cooperate fully to resist and defend any Condemnation.  The City, Tenant and Landlord recognize that any Condemnation would detrimentally affect the City, Tenant and Landlord.

Section 15.3	Major Condemnation

If a Major Condemnation by the City or one of its political subdivisions or agencies occurs, Tenant and Casino Subtenant shall have the right to receive just compensation from the condemnor to the full extent of their loss; provided, however, that all Leasehold Mortgagees shall be paid in full.  If a Major Condemnation by a condemning authority other than the City or one of its political subdivisions or agencies occurs, the City, Landlord, Tenant and Casino Subtenant shall each be entitled to claim and recover from the condemning authority just compensation for loss of or damage to its respective interest in the Development, and all other elements of compensation to which it is entitled under applicable law; provided, however, that all Leasehold Mortgagees shall be paid in full pursuant to the priority of application set forth below and, if insufficient, before any Proceeds shall be shared by the City and Landlord, if such Major Condemnation occurs during the first ten (10) years of the Term after the Execution Date of the First Amended and Restated Lease, and, thereafter, Leasehold Mortgagees shall receive all of the Proceeds payable to Tenant and

Casino Subtenant, plus the percentage of the Proceeds payable to the City and/or Landlord as set forth below if such Major Condemnation occurs during the eleventh through the twentieth year of the Initial Term after the Execution Date of the First Amended and Restated Lease:

11th year ‑ 90%	16th year ‑ 40%
12th year ‑ 80%	17th year ‑ 30%
13th year ‑ 70%	18th year ‑ 20%
14th year ‑ 60%	19th year ‑ 10%
15th year ‑ 50%	20th year ‑ 0%

Notwithstanding the foregoing, a Leasehold Mortgagee shall return to the City and/or Landlord, as the case may be, the portion of any award received with respect to the interest of the City or Landlord (the "City/Landlord Award") to the extent such portion of the award, when added to any award received with respect to the interest of Tenant and Casino Subtenant (the "Tenant Award"), exceeds the aggregate amount of principal, interest, costs, fees and other monetary obligations owed to such Leasehold Mortgagee (excluding for purposes of this sentence any prepayment penalties, if applicable).  Leasehold Mortgagees shall apply Tenant's Award as aforesaid prior to applying the City/Landlord Award.  Landlord and the City hereby agree to cooperate with Tenant, Casino Subtenant and any Leasehold Mortgagee in good faith to obtain the maximum Condemnation award and agree that Tenant and Casino Subtenant shall not be liable to the City or Landlord as a result of any payment to Tenant, Casino Subtenant or any Leasehold Mortgagee pursuant to this Section 15.3.  If a Major Condemnation occurs, this Lease shall terminate, and no party to this Lease shall have any claims, rights, obligations, or liabilities towards any other party arising after termination; provided that the obligations of Landlord and the City under Section 6.6 of this Lease shall survive termination.  Notwithstanding anything to the contrary set forth in this Section 15.3, following the consummation of the VICI Sale-Leaseback Transaction, the aggregate amount of compensation for any taking or condemnation that is paid to Tenant, Casino Subtenant or any Leasehold Mortgagees will be calculated as set forth in this Section 15.3, but any awards or other compensation due to Tenant, Casino Subtenant or any Leasehold Mortgagee shall be paid to Tenant and thereafter allocated among Tenant, Casino Subtenant and any Leasehold Mortgagees in accordance with the methodology set forth in the VICI Sublease.

Section 15.4	Minor Condemnation

If a Minor Condemnation occurs or the use or occupancy of the Development or any part thereof is temporarily requisitioned by a civil or military governmental authority, then (a) this Lease shall continue in full force and effect; (b) the Rent, City Payments, Additional Charges and other obligations under this Lease, shall be equitably adjusted taking into account the effect of such Minor Condemnation on Tenant's business and operations; and (c) Tenant shall promptly perform all work (the "Condemnation Work") required in order to repair any physical damage to the Development caused by the Condemnation, and to restore the Development, to the extent reasonably practicable, to its condition immediately before the Condemnation.  If a Minor Condemnation occurs, the Proceeds will be and are hereby, to the extent permitted by applicable law and agreed to by the condemnor, assigned to and shall be withdrawn and paid into an interest‑bearing escrow account (the "Condemnation Escrow Account") to be created by an escrow agent (the "Condemnation Escrow Agent") selected by Landlord and Tenant within ten (10) days of when such Proceeds are made available (and acceptable to each Leasehold Mortgagee).  If Tenant or Landlord for whatever reason cannot or will not participate in the selection of the Condemnation Escrow Agent, then the other party (with approval of each Leasehold Mortgagee) shall select the Condemnation Escrow Agent.  This transfer of the Proceeds, to the extent permitted by applicable law and agreed to by the condemnor, shall be self‑operative and shall occur automatically upon the availability of the Proceeds and such Proceeds shall be payable into the Condemnation Escrow Account on the naming of the Condemnation Escrow Agent to be applied as provided in this Section 15.4.  If the parties who participate in the selection process are unable to agree upon the selection of the Condemnation Escrow Agent, Landlord, Tenant or any Leasehold Mortgagee may apply to the Civil District Court for the Parish of Orleans, State of Louisiana for the appointment of a national bank located in the City as the Condemnation Escrow Agent.  The Condemnation Escrow Agent shall deposit the Proceeds in the Condemnation Escrow Account and any after-tax interest earned thereon shall be added to the Proceeds.  The Condemnation Escrow Agent shall disburse funds from the Condemnation Escrow Account to pay the cost of the Condemnation Work in a manner substantially similar to, and following the procedures described in, Section 12.2(b) of this Lease.  The Proceeds shall be allocated among the following elements of compensation and disbursed by the Condemnation Escrow Agent in the following order:

(a)First, the Condemnation Escrow Agent shall disburse the portion of the Proceeds allocable to loss or damage with respect to Tenant's interest in the Improvements.

(b)Second, the Condemnation Escrow Agent shall disburse the portion of the Proceeds allocable to loss or damage with respect to the City's and Landlord's interest in the Improvements.

(c)Third, the Condemnation Escrow Agent shall disburse the portion of the Proceeds allocable to Tenant's and Casino Subtenant’s interests other than Tenant's interest in the Improvements.

(d)Fourth, the Condemnation Escrow Agent shall disburse the portion of the Proceeds allocable to Landlord's interest other than the City's and Landlord's interest in the Improvements.

If the cost of the Condemnation Work exceeds the total amount of the Proceeds, Tenant shall be responsible for paying the excess cost.  If the Proceeds exceed the cost of the Condemnation Work, the Condemnation Escrow Agent shall distribute the excess Proceeds to the City, Landlord, Tenant and Casino Subtenant in accordance with their respective interests after final payment for completion of the Condemnation Work, subject to the rights of the Leasehold Mortgagees with respect to Tenant's and Casino Subtenant’s shares of the Proceeds.  Notwithstanding anything to the contrary set forth in this Section 15.4, the aggregate amount of compensation for any taking or condemnation that is paid to Tenant, Casino Subtenant or any Leasehold Mortgagees will be calculated as set forth in this Section 15.4, but following the consummation of the VICI Sale-Leaseback Transaction, any Proceeds due to Tenant, Casino Subtenant or any Leasehold

Mortgagee shall be paid to Tenant and thereafter allocated among Tenant, Casino Subtenant and any Leasehold Mortgagees in accordance with the methodology set forth in the VICI Sublease.

ARTICLE XVI
ALTERATIONS AND MODIFICATIONS BY TENANT

Section 16.1	Alterations and Modifications of Improvements After Substantial Completion

(a)Tenant shall not make or cause or permit the making of any demolition, alteration, reconstruction, remodeling, additions, modifications, renovations or improvements (collectively referred to as "Alterations") in or to the Development other than Non‑Structural Alterations unless Landlord and the City Council shall have given their prior written approval and consent, except any Alterations performed in connection with the Hotel Project and as otherwise permitted herein.  All Alterations shall be at the sole cost, expense and risk of Tenant, and neither Landlord nor the City shall have any liability or responsibility therefore or in connection therewith.

(b)Landlord agrees that it will not unreasonably withhold, financially condition or delay its consent to any Non‑Structural Alteration; provided that prior to the commencement of any such Non-Structural Alteration, Tenant shall give Landlord written notice thereof, together with detailed plans and specifications, if any.  The City's approval for Non-Structural Alterations shall not be required except to the extent required by Governmental Requirements.  If Tenant does not, simultaneously with the submission of its plans and specifications to Landlord, deliver to Landlord an unqualified certificate from an independent licensed engineer or architect that the work set forth in such plans and specifications constitutes a Non‑Structural Alteration, then Tenant shall reimburse Landlord promptly upon demand for any commercially reasonable costs or expenses incurred by Landlord to third parties in connection with Landlord's review of Tenant's plans and specifications.  Promptly upon completion of any Non‑Structural Alteration, Tenant shall deliver plans and specifications of such Non‑Structural Alteration to Landlord.

(c)Landlord's consent to a Non‑Structural Alteration (or related series of Non‑Structural Alterations within any two (2) month period) shall not be required if the total cost of performing same does not exceed One Million Dollars ($1,000,000).  Furthermore, Tenant shall not be required to give Landlord notice of or plans and specifications pertaining to a Non‑Structural Alteration that costs less than One Million Dollars ($1,000,000), provided Tenant shall continue to comply with all Governmental Requirements.  However, Tenant shall provide to Landlord a copy of the "As Built" plans and specifications on completion of the Non‑Structural Alterations, if any have been prepared for Tenant, together with a certified itemized statement of actual costs of the Non-Structural Alterations.

(d)A "Non‑Structural Alteration" shall mean any Alteration that does not (i) affect the structural strength of the Improvements or any of their structural parts or components; or (ii) adversely affect the proper functioning of any of the mechanical, heating, ventilation and air conditioning, electrical, sanitary or other systems of the

Improvements; or (iii) affect the outside appearance or exterior presentation.  For the avoidance of doubt, any Alterations performed in connection with the Hotel Project shall not constitute a Non-Structural Alteration.

(e)Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanic's or other lien for such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Development.

(f)During Alterations, other than any Alterations performed in connection with the Hotel Project, that may affect Tenant's income producing capabilities, Tenant shall pay to Landlord the Gross Gaming Payments and the Gross Non‑Gaming Payments at a rate based upon the average of those paid during the immediately preceding three (3) Full Fiscal Years.

(g)Subject to Section 10, if an Alteration or a related series of Alterations within any two (2) month period, other than any Alterations performed in connection with the Hotel Project, involves a total cost in excess of One Million Dollars ($1,000,000), then, at the request of Landlord, Tenant shall also deposit with Landlord a certificate or other evidence satisfactory to Landlord showing that Tenant has furnished a bond or that Tenant's building contractor, if any, has furnished a bond in favor of Tenant and, if possible, in favor of Landlord, with a surety approved by Landlord, guaranteeing the performance of said contract free and clear of all liens.

(h)Notwithstanding the foregoing, Alterations in connection with the Second Floor shall not require the approvals beyond the conditional use and zoning process.

Section 16.2	Manner of Performance

Any Alterations shall be performed in accordance with the provisions of Section 16.1 of this Lease and the following:

(a)All Alterations shall be done in a good and workmanlike manner and in no event shall the quality of the Alteration or of the workmanship be less than the current quality of work existing at the Development.

(b)All Alterations shall be effected in compliance with all applicable laws, ordinances, rules and regulations of governmental bodies having jurisdiction over the Development.

(c)Other than any Alterations performed in connection with the Hotel Project (which shall be performed in accordance with Section 10.2 hereof), during the progress of any Alterations for which Landlord's approval is required, such Alterations shall be subject to inspection by representatives of Landlord, who shall be permitted access and the opportunity to inspect, at all reasonable times upon not less than seven (7) hours prior notice (except in the case of an emergency, in which event no notice shall be required), but this provision shall not in any way whatsoever create any obligation on Landlord to conduct such an inspection or create any obligation or liability (or relieve Tenant of any obligations under this Lease) in the event Landlord does conduct such an inspection, or give Landlord the right to direct the performance of such Alterations.

ARTICLE XVII
ENTRY UPON LEASED PREMISES BY LANDLORD; INSPECTION

Section 17.1	Access and Inspection

(a)Landlord or its agents or designees shall have the right at all reasonable times, upon reasonable notice to Tenant and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant (except in the case of emergency, in which event no notice shall be required), which notice shall be deemed given upon receipt and which notice must be given in writing, to enter the Development for the purposes of: (1) inspection, (2) making of such repairs that Landlord shall have the right to make by the provisions of this Lease, (3) determining whether Tenant and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant are complying with the terms and conditions of this Lease, including, but not limited to, compliance with Environmental Laws, or (4) exercising Landlord's right to review the Books and Records.

(b)Each of Tenant and Casino Subtenant may, during such inspection, have an employee or agent of such Person escort any person so inspecting the Development.  Landlord shall be allowed to take all material into and upon the Development that may be required for the repairs above mentioned as the same is required for such purpose, without the same constituting an eviction of Tenant in whole or in part and the Rent and Additional Charges shall in no way be abated while said repairs are being made by reason of loss or interruption of the business of Tenant because of the prosecution of any such work.  In performing any such repairs, Landlord agrees to use reasonable efforts to minimize to the extent practicable any disruption of or interference with occupancy, business or operation of Tenant, Casino Subtenant or any Space Tenant; provided that nothing contained herein shall require Landlord to perform such repair on an overtime or premium paid basis.

Section 17.2	Access to Secured Areas

Landlord acknowledges that by virtue of the nature of their respective businesses Tenant and Casino Subtenant may have certain security and confidentiality requirements, including, but not limited to, those imposed by the Casino Manager/Operator, and that, consequently, portions of the Casino may be locked or otherwise made inaccessible to persons unauthorized by Tenant or Casino Subtenant (such areas are hereinafter called "Secured Areas").  Landlord covenants and agrees that Tenant and Casino Subtenant shall have the right and discretion to protect any information or activities subject to such security and confidentiality requirements and to establish such Secured Areas; provided, however, Landlord shall be permitted to enter such Secured Areas in accordance with procedures established by Tenant and the Casino Manager/Operator and accepted by Landlord which procedures shall be adopted prior to the Casino Opening Date.  Tenant has delivered floor plans which designate the Secured Areas within the Casino, and Landlord has approved the Secured Areas.

ARTICLE XVIII
INDEMNIFICATION OF LANDLORD AND
OTHER WARRANTIES AND COVENANTS BY TENANT

Section 18.1	General Indemnification

(a)After the Possession Date, Tenant shall defend, indemnify and hold harmless Landlord and the City from and against any and all liabilities, losses, damages, costs, expenses, claims, obligations, penalties, and causes of action (including without limitation, reasonable attorneys' fees and expenses), whether based upon negligence, strict liability, absolute liability, product liability, misrepresentation, contract, implied or express warranty or any other principle of law or equity, that are imposed upon, incurred by or asserted against Landlord or the City or which Landlord or the City may suffer or be required to pay (except (A) to the extent caused by the intentional acts or omissions, or the sole negligence of Landlord or the City or their employees, agents, or contractors or (B) where Landlord or the City or their employees, agents or contractors are liable with a third party or parties other than Tenant or their respective employees, agents, or contractors) and which arise out of or relate in any manner to:

(i)the ownership, possession, use, condition or occupancy of the Leased Premises;

(ii)the operation or management of the Development;

(iii)any failure on the part of Tenant to perform or comply with any of the terms of this Lease or any other agreement affecting the Casino or the Development to which Tenant is a party;

(iv)the construction or remodeling of any part of the Development (including any Alterations) or the performance of any labor or services or the furnishing of any material for or on the Development or any part thereof any enforcement thereon after the Possession Date or the failure to pay for such labor, service or furnishing of material as and when required;

(v)any personal injury, death or property damage suffered or alleged to have been suffered by Tenant (including Tenant’s employees, agents or servants), the Casino Manager/Operator (including its employees, agents or servants), any Space Tenant or any third person on or about the Development after the Possession Date;

(vi)any work or things whatsoever done in, on or about the Development or any portion thereof after the Possession Date;

(vii)any act or omission of a design professional, contractor, subcontractor, equipment lessor, consultant or other Person performing labor or services or providing equipment in connection with the performance of any service or the furnishing of any material in or about the Development or any portion thereof after the Possession Date;

(viii)the condition of any building, facilities or Improvements on the Leased Premises or the Development or any non‑public street, or any curb or sidewalk on the Leased Premises, or of any vaults, tunnels, malls, passageways, or space therein;

(ix)any breach or default on the part of Tenant in the payment, performance, or observance of any of the Rent, Additional Charges, covenants, agreements or conditions on the part of Tenant to be paid, performed or observed pursuant to the terms and provisions of this Lease or pursuant to the terms and provisions of any other agreement or instrument affecting the Leased Premises, the Development or any part thereof;

(x)any breach or default on the part of Tenant for the payment, performance or observance of any of Tenant's obligations under all agreements entered into by Tenant, or any of its Affiliates, as the case may be, relating to the performance of services or supplying of materials to the Development;

(xi)any act, omission or negligence of Tenant or any Space Tenant, or any of their respective agents, contractors, servants, employees, licensees or subtenants;

(xii)any failure of Tenant (including its respective employees, agents or servants) to comply in all respects with all applicable laws, rules and regulations and orders including the payment of all taxes, assessments and governmental charges imposed upon the Leased Premises or the Development which are not Discriminatory; and

(xiii)those other matters expressly described elsewhere in this Lease requiring indemnification of Landlord and/or the City by Tenant.

(b)In case any action or proceeding shall be brought against Landlord or the City based upon any claim in respect of which Tenant has agreed to indemnify Landlord and the City, Tenant will, upon notice from Landlord or the City, defend such action or proceeding on behalf of Landlord and the City at Tenant's sole cost and expense and will keep Landlord and the City fully informed of all developments and proceedings in connection therewith and will furnish Landlord and the City with copies of all papers served or filed therein, irrespective of by whom served or filed.  Tenant shall defend such action with counsel of its own choosing, which counsel is reasonably satisfactory to Landlord.  Landlord shall have the right, but not the obligation, at its own cost, to be represented in any such action by counsel of its own choosing.  The foregoing indemnity shall not apply to any cause of action that arose prior to the Possession Date, but Tenant will be responsible for any cleanup, remediation, disposal and abatement of violations of Environmental Law on or under the Development at the Possession Date pursuant to, and subject to any limitations set forth in, Sections 18.2, 18.3 and 18.4 of this Lease.

Section 18.2	Environmental Indemnification

After the Possession Date, Tenant covenants and agrees to indemnify, hold harmless and defend Landlord and the City from and against any and all costs, expenses, fines, penalties, claims, demands, proceedings, suits, losses, interest, and payment, including the payment of the actual fees and expenses of experts and reasonable attorney's fees, resulting from any and all violations of any Environmental Law with respect to the Leased Premises (such violations being hereinafter collectively referred to as "Environmental Matters").

Section 18.3	Exceptions to Environmental Indemnification

The covenant and indemnity agreement in Section 18.2 of this Lease shall not apply to Environmental Matters that arose prior to the Possession Date, except for those Environmental Matters delineated as Tenant's sole responsibility in Section 18.4 of this Lease or any violations of Environmental Laws resulting from the actions or inactions of Tenant or Casino Subtenant or their respective agents and employees.  It is the intent of the parties that no party will indemnify the other for Environmental Matters that are the fault of, or caused by parties other than the City, Landlord, Tenant or Casino Subtenant (the "Third Party Environmental Matters").  Accordingly, the foregoing covenants and indemnity of Tenant shall not apply to any Third Party Environmental Matters, including, without limitation, Environmental Matters that result from, or are traced to violations of any Environmental Law on, about or under premises other than the Development.

Section 18.4	Special Environmental Responsibilities of Tenant

Tenant covenants to clean‑up, remediate, abate, transport, and dispose of all Environmental Matters unknown to The Office of Emergency Preparedness of the City, the Health Department of the City, the Property Management Department of the City or the Department of Safety and Permits of the City.  Harrah's Jazz Company has cleaned up, remedied, abated, transported and disposed of all Environmental Matters described in the Environmental Site Assessment, prepared by W.D. Scott Group, Inc., dated March 26, 1993, for Celebration Park Casino, Inc., including, but not limited to, the clean‑up, remediation, abatement, transportation and disposal of all asbestos, lead, polychlorinated biphenyl, and stored materials located on, about or under the Development subject to rights of indemnification from the City and Landlord as set forth in Exhibit "J" to this Lease.

Section 18.5	Disclosure

Landlord and the City represent and warrant to Tenant that, to the best of their knowledge, Exhibit "J" to this Lease contains all records of Landlord and the City, current as of the Original Amended Lease Execution Date, as to Environmental Matters maintained by the departments listed in Section 18.4 of this Lease.

ARTICLE XIX
MANAGEMENT AND OPERATION OF DEVELOPMENT

Section 19.1	Operating Standard

Tenant agrees to diligently and efficiently operate the Development directly or through an approved Casino Manager/Operator in a manner generally consistent with the operation of first-class casinos and related amenities by leaders in the industry, and in compliance with this Lease, the Casino Operating Contract and the Casino Management Agreement.

Section 19.2	Savings and Retirement Plan

Subject to restrictions under applicable law and any changes therein that may from time to time be elected by either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction), or the Casino Manager/Operator, employees of the Development will be given the opportunity to participate in either a Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) savings and retirement plan (the "JCC S&RP") that is no less favorable than the savings and retirement plan of any Affiliate of either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) (the "Affiliate's S&RP"), as thereafter substituted or amended, or if HNOMC or an affiliate of CEC shall no longer be the Casino Manager/Operator and a successor Casino Manager/Operator shall have been approved by the City and Landlord, no less favorable than any savings and retirement plan of such successor Casino Manager/Operator as may be approved by the City and Landlord.  Changes or modifications to the JCC S&RP shall not be a default under this Lease or in any way actionable by the City or Landlord so long as such modified JCC S&RP is (i) no less favorable than the Affiliate's S&RP or any approved savings and retirement plan of any approved successor Casino Manager/Operator, as the case may be, and (ii) not discriminatory against employees of either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction).

Section 19.3	Marketing Program

Commencing on the Execution Date of the First Amended and Restated Lease and on each anniversary thereof during the Term, Tenant shall contribute One Million Dollars ($1,000,000) to the destination marketing program of the City for the joint benefit of the City and Tenant in order to promote the City and the Casino as destinations.  The City, upon receipt of such annual contributions, shall promptly transfer said funds directly to the entity or agency that the City is utilizing during that year for the majority of the tourism marketing conducted by or on behalf of the City.  Tenant shall exercise control over the spending of said One Million Dollar ($1,000,000) annual contribution for destination marketing.  If at the end of the first year after the Execution Date of the First Amended and Restated Lease or the end of any year thereafter ending on an anniversary thereof, Tenant shall have failed to designate the content for any portion of its destination marketing, such portion of the destination marketing for such year shall thereafter not be subject to Tenant's control.  The City shall cause the entity undertaking the destination marketing for the City to designate One Million Dollars ($1,000,000) of such entity's budget on an annual basis, which budget is presently funded through designated tax revenues, for use in a destination marketing plan which shall include promotion of the Development.  With respect to such One Million Dollars ($1,000,000) of marketing expenditure, the City shall exercise control over the content of said destination marketing.  Failure of Tenant to contribute annually as provided above shall be an Event of Default under Section 21.1(b) of this Lease.

Section 19.4	Financing Representations; Restrictions

In no event may Tenant represent that Landlord is or in any way may be liable for the obligations of Tenant in connection with any financing agreement or any public or private offering of securities.  If Tenant or any Affiliate Controlled by, Controlling or under common Control with, Tenant shall at any time sell or offer to sell any securities issued by Tenant or such Affiliate through the medium of any prospectus or otherwise that relates to the Development or its operation, it shall do so only in compliance with all applicable federal and state securities laws, and shall clearly disclose to all purchasers and offerees that (i) Landlord and the City shall not in any way be deemed to be an issuer or underwriter of such securities and (ii) Landlord and the City and its officers, directors, agents, and employees have not assumed and shall not have any liability arising out of or related to the sale or offer of such securities, including, without limitation, any liability or responsibility for any financial statements, projections or other information contained in any prospectus or similar written or oral communication.  Tenant agrees to indemnify, defend or hold Landlord and the City and its officers, directors, agents and employees free and harmless from, any and all liabilities, costs, damages, claims or expenses arising out of or related to the breach of its obligations under this Section 19.4.

Section 19.5	House Bank Account

Tenant shall provide the house bank account (defined as the "Casino Bankroll" in the Casino Operating Contract) (the "House Bank Account") in accordance with the terms of the Casino Operating Contract and the Property Management Agreement.  After an Event of Default and prior to the termination of this Lease (whether by a voluntary surrender, expiration of any Leasehold Mortgagee cure period or cure period contemplated by Section 21.5 or otherwise) (the "Transition Period"), no Person shall be permitted to withdraw from the House Bank Account, pursuant to any exercise of existing remedies under any security documents or at law, any amounts in excess of such amount as shall leave a remaining balance in the House Bank Account of Three Hundred Fifty Thousand Dollars ($350,000), which amount (the "Transition Fund") may be used in accordance with Section 19.13 of this Lease during any such Transition Period to maintain insurance coverage and to secure the Development to prevent damage or deterioration to the Development and unauthorized entry or access to the Development (the "Preservation Costs").

Section 19.6	Time of Operations

Some Additional Charges payable hereunder are determined as a function of the revenue from the operation of the Development and the Hotel Project.  Following the Casino Opening Date with respect to the Casino Gaming Operations, food and beverage service at the Casino and the Support Facilities, and following the Opening of the Hotel Project with respect to the Hotel Project, Tenant shall, during the Term, operate or cause the operation of such facilities and services in a manner which is consistent with the operation of first class casinos, hotels and related amenities by leaders in the industry and in compliance with the provisions of Section 8.2 of this Lease, the Act and the rules and regulations of the LGCB concerning hours of operation.  The failure of Tenant to maintain the maximum allowable hours for Casino Gaming Operations shall constitute a material default under Section 21.1(k) of this Lease if such default is not timely cured in accordance with Section 21.1(k).  Notwithstanding the foregoing, Tenant shall have the right from time to time to close the Development or parts thereof for such reasonable periods of time as may be required to make repairs, alterations, maintenance, remodeling, or for any reconstruction, or as required because of casualty, condemnation, governmental order or Force Majeure Events specified in Section 32.2(a) of this Lease.

Section 19.7	Capital Replacements

(a)Tenant has accounted for, and shall continue to account for, capital replacements in the Books and Records in accordance with the procedural requirements set forth in Section 13.7 of the Casino Operating Contract (the "Capital Replacements Account").

(b)For every month during the Term, Tenant shall add an amount that is equal to two percent (2%) of the sum of Gross Gaming Revenue during such month and Gross Non-Gaming Revenue during such month to the Capital Replacements Account.  The Capital Replacements Account and the "Capital Replacements Account" defined and described in the Casino Operating Contract shall be the same account in the Books and Records and not a separate account.  Any amounts shown in the Capital Replacements Account maintained pursuant to the Casino Operating Contract shall satisfy and reduce the amounts of the Capital Replacements Account required pursuant to this Section 19.7.

(c)The amounts shown in the Capital Replacements Account shall be used for the purposes of preserving, maintaining and improving the Development in a first class condition.  Accordingly, capital expenditures and operating expenses made for the preservation, maintenance and/or improvement of the Development may be made from the amounts shown in the Capital Replacements Account, including 65% of the facilities payroll, and repair and maintenance budgets, which reflects the amount of such budgets that historically relate to the Leased Premises.

(d)All integrated capital projects budgeted and approved as a whole for renovation or improvement of the Development may be paid for entirely from the amounts shown in the Capital Replacements Account.

(e)Capital expenditures not related to the preservation, maintenance and/or improvement of the Development, including but not limited to, slot machines, computers, uniforms, etc., which are not included in an integrated capital project, may not be made from the amounts shown in the Capital Replacements Account.

(f)The amounts shown in the Capital Replacements Account shall be utilized for any necessary capital improvements or replacements to the Development.  Any positive amount shown in the Capital Replacements Account at the close of each Fiscal Year shall be carried forward and shown in the Capital Replacements Account for the immediately succeeding Fiscal Year.  If the amount of the Capital Replacements Account is insufficient to pay for a planned capital expenditure at the time such expenditure is to be made, then Tenant shall provide separate funds which are sufficient to pay for such deficiency within thirty (30) Days following Tenant’s receipt of written notice thereof.

(g)Notwithstanding the foregoing, if at the end of any Fiscal Year during the Term, and after all planned capital improvements and replacements for such Fiscal Year have been paid in full:

(i)the Capital Replacements Account has a positive balance; and

(ii)the amount that is equal to all capital expenditures which Tenant anticipates to expend during the ensuing Fiscal Year, less Tenant’s anticipated additions to the Capital Replacements Account during such ensuing Fiscal Year (the "Anticipated Ensuing Fiscal Year Balance"), is less than the balance of the Capital Replacements Account, then Tenant may remove from the Capital Replacements Account the amount by which the balance of the Capital Replacements Account exceeds the Anticipated Ensuing Calendar Year Balance.  In addition to reductions in the amount of the Capital Replacements Account that result from capital expenditures and adjustments in accordance with this Section 19.7(g), the amount of the Capital Replacements Account may be reduced with the approval of Landlord.

(h)Upon termination of this Lease, the balance of the Capital Replacements Account and the Restoration Account shall first be used to restore the Improvements to first class condition, reasonable wear and tear excepted.  Upon cancellation or termination of the Casino Operating Contract or any other event which results in the inability to use (i) the System Marks in connection with the operation of the Casino or (ii) the Proprietary Information and Systems (as defined in the Property Management Agreement) at a time at which there is not available for use at the Casino a replacement for such systems from a third party, and this Lease is terminated as a result thereof, Tenant and the Casino Manager/Operator shall remove or cause to be removed from the Leased Premises any of the Manager's Property or any Marks of Tenant or others used in the operation of the Casino and the balance in the Capital Replacements Account and the Restoration Account as of the date of the termination of this Lease may be used for such purpose.  If Tenant or the Casino Manager/Operator fail to cause such removal after forty-five (45) days of receipt of a notice of termination given pursuant to Section 21.3(a), Landlord may (1) remove such Manager's Property and Marks of Tenant or others used in the operation of the Casino and may use the balance in the Capital Replacements Account and the Restoration Account as of the date of the termination of this Lease for such purposes or (2) use such property as its own; provided that Landlord shall have no right to claim any ownership, except as otherwise provided in this Lease, other rights with respect to any Marks or System Marks.  The balance of the Capital Replacements Account, if any, may be paid over to the Casino Manager/Operator or Leasehold Mortgagees, as their interests may appear, or retained by Tenant.

(i)Notwithstanding anything to the contrary in this Lease, a separate account in the amount of One Million Dollars ($1,000,000) (the "Restoration Account") shall be established at a local bank or a local financial institution to provide a protected sum of money to assure that Tenant and/or Landlord shall have available sufficient funds to discharge Tenant's obligations and Landlord's rights under Section 19.7(h).  Tenant shall notify Landlord as to the location of the Restoration Account.  The Restoration Account (i) shall not be used by Tenant except in connection with the provisions of Section 19.7(h) and (ii) shall be an interest bearing account with interest paid on a regular basis to Tenant.  The balance of the Restoration Account shall be credited towards, and not in addition to, the amounts required to be maintained with respect to the Capital Replacements Account under this Section 19.7.

(j)Notwithstanding Tenant's obligation to maintain a first class condition standard imposed in Section 19.10 of this Lease, with respect to capital expenditures for the Casino, its FF&E, and Tenant's Property located in or used in connection with the Casino, Tenant's obligations shall be measured by comparison to casinos located in the United States.  Tenant shall make all capital expenditures necessary to maintain this standard regardless of the amounts allocated to or shown in the Capital Replacements Account.  In the event Landlord determines in good faith that such standard is not being maintained, Landlord shall provide Tenant with written notice thereof, and if the parties cannot agree to a cure, either may petition a court of competent jurisdiction to resolve the dispute.  It is only upon the failure of Tenant to implement a final, non-appealable judgment issued by such court, within the time frames set forth in such judgment, that an Event of Default shall exist and be treated as such under Section 21.1(j) of this Lease.

Section 19.8	Age Limitation

(a)Tenant shall exercise all reasonable care to insure that no person under the age of twenty-one (21), unless otherwise allowed under applicable law, shall:

(i)play, or be allowed to play, any licensed game or Gaming Devices at the Casino;

(ii)loiter, or be permitted to loiter, where any licensed game is conducted at the Casino;

(iii)be employed as a gaming employee or operator of Gaming Devices at the Casino; and

(iv)serve, be served or be allowed to consume alcoholic beverages at the Casino.

(b)In order to accomplish the requirements of Section 19.8(a) of this Lease, Tenant shall:

(i)draft and implement policies and procedures to satisfy the requirements, including policies pertaining to specific documents relating to proof of age;

(ii)develop and establish measures to implement policies and procedures with respect to the patronization of businesses on the Second Floor of the Casino and within the portions of the Hotel Project which are located upon the Leased Premises by persons under the age of twenty-one (21); and

(iii)provide adequate security to enforce these policies and procedures.

Section 19.9	Intentionally Omitted.
Section 19.10	Maintenance and Repairs

(a)Landlord shall not be required or obligated to make any changes, alterations, additions, improvements or repairs in, on or about the Development or any part thereof, during the Term. At all times during the Term, Tenant shall, at its sole cost and expense, keep and maintain the Development, including, but not limited to, parks, grassy areas, driveways, curbs and sidewalks, in first class condition, order and repair, ordinary wear and tear and casualties excepted, and in conformity with all applicable statutes, ordinances and building codes and shall keep and maintain the entire Development and all landscaping and undeveloped areas thereon in a clean, sanitary, orderly and attractive condition, free from weeds, rubbish and debris.  All repairs, alterations, replacements or additions to the Development shall be done in a first class manner.  Tenant shall also adopt and maintain such standards of property maintenance and housekeeping as shall be reasonable and customary for similar operations or enterprises and shall use reasonable best efforts to enforce compliance by all Space Tenants with such standards.  Tenant shall indemnify, defend and save harmless Landlord and the City against all actions, claims and damages by reason of Tenant's failure to comply with any of the foregoing provisions.  Tenant shall have the right and be obligated to maintain the Development during the Term, with no abatement or reduction of rental obligations (except as provided in this Lease).

(b)Tenant agrees and covenants to maintain the open space facilities in first class condition.  The Development shall be protected by safety and security patrols of sufficient quantity to reasonably deter unlawful acts on the Development.

(c)Notwithstanding the standard of condition set forth in Section 19.10(a) of this Lease, with respect to the Casino, its FF&E and Tenant's Property located in or used in relationship to the Casino, the first class condition standard for repairing and maintaining the same shall be measured by comparison to casinos located in the United States.

Section 19.11	Computerized Accountability

Gaming Devices, other than table games, must be linked to a central computerized system capable of data exchange and communication while providing security, integrity and financial accountability.

Section 19.12	Minimum Internal Controls

(a)Tenant represents and warrants that it has established, or caused to be established, administrative and accounting procedures for the purpose of determining the amount of Gross Gaming Payments and for the purpose of exercising effective control over the Casino's internal financial affairs in accordance with Section 2714 of Part III of Title 42 of the Louisiana Administrative Code (the "ICS"), and that the Gaming Authorities have approved Tenant's ICS that is in place as of the Effective Date.

(b)Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) and Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) shall comply with the requirements and procedures set forth in Section 2714 of Part III of Title 42 of the Louisiana Administrative Code, and any supplemental or successor provision thereto (the "ICS Regulation").  Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) shall notify Landlord in writing promptly following the completion of the most recently completed audit of the ICS required by the Act and/or the ICS Regulation (the "ICS Audit Report").  Upon Landlord's written request, Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) shall cause a complete copy of the ICS Audit Report to be available for review by Landlord at the offices of Tenant or Casino Subtenant (as applicable) during normal business hours, provided that Landlord shall keep the information contained in the ICS Audit Report confidential, shall treat such information as confidential in accordance with Section 14.4 of this Lease and shall not photocopy or take possession of the ICS Audit Report.

(c)The cost of complying with the requirements of this Section 19.12 shall be paid by Tenant.

Section 19.13	Transition Period

During any Transition Period, Tenant or any Leasehold Mortgagee may use the Transition Fund to pay for the Preservation Costs.  If neither Tenant nor any Leasehold Mortgagee shall pay for Preservation Costs after notice from Landlord and five (5) days to cure, Landlord may fund such Preservation Costs and shall have a right of reimbursement from the Transition Fund for any such Preservation Costs funded by Landlord.  Landlord's right of reimbursement pursuant to this Section 19.13 shall be superior to the rights of Tenant or any Leasehold Mortgagee in the Transition Fund.

Section 19.14	Development Name Change

Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) shall have the right to change the name of the Development to "Caesars" or "Caesars New Orleans" without the prior approval of Landlord or the City.  If there is a change in the name of the Development, then Tenant shall, at Tenant’s sole cost and expense, provide for the continuous operation of the Development without material interruption.

ARTICLE XX
APPROVAL AND CONSENT RIGHTS

Section 20.1	Negotiation Rights

In any instance where Landlord or the City has retained the right to approve or consent to any action of Tenant, Casino Subtenant or the Casino Manager/Operator, Landlord or the City shall negotiate in good faith and without unreasonable delay, reasonable terms and conditions for Landlord's or the City's approval or consent.

ARTICLE XXI
DEFAULT BY TENANT

Section 21.1	Events of Default

The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (an "Event of Default"):

(a)if Tenant fails to pay the Rent as provided in Section 4.1 of this Lease, the Gross Gaming Payments as provided in Section 4.2 of this Lease, the City Payments as provided in Section 4.3 of this Lease, the Legislative Payments as provided in Section 4.3.1 of this Lease, the Gross Non‑Gaming Payments as provided in Section 4.7 of this Lease, the payment pursuant to Section 4.7.1 of this Lease, or the Minimum Payments as provided in Section 4.17 of this Lease within fifteen (15) Business Days after the date of Tenant's receipt of written notice of nonpayment thereof from the Landlord; or

(b)if Tenant fails to pay any of the other payments as provided in Sections 4.5, 4.6, 4.11, 5.6, 5.7, 9.1(d), and 19.3 of this Lease within fifteen (15) Business Days after Tenant's receipt of written notice of non‑payment thereof from the Landlord or City; or

(c)if Tenant shall make a general assignment for the benefit of creditors; or shall admit in writing its inability to pay its debts as they become due; or shall file a petition in bankruptcy; or shall be adjudged bankrupt or insolvent; or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation; or shall file an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding; or shall seek or consent to or acquiesce in the appointment of a trustee, liquidator of Tenant or a material part of its properties; or shall voluntarily liquidate or dissolve, and in any such event Tenant shall fail to remedy such default to the Landlord's satisfaction within sixty (60) Business Days after Tenant's receipt of a written notice of default with respect thereto from the Landlord; or

(d)if Tenant shall sell, assign, pledge, mortgage, or transfer this Lease or the leasehold interest created hereby, or the Improvements, in whole or in part, except as specifically authorized in this Lease, and if Tenant shall fail to remedy such default within fifteen (15) Business Days after Tenant's receipt of a written notice of default with respect thereto from the Landlord; or

(e)if the Development closes or ceases operations, other than as permitted in Section 19.6 of this Lease or during any SSD Cure Period, and Tenant shall fail to remedy the default within five (5) Business Days after Tenant's receipt of written notice with respect thereto from Landlord; or

(f)if Tenant shall fail to perform or comply with any material covenant, term, representation, warranty, or condition of this Lease not specifically addressed in this Section 21.1; or if Tenant shall fail to comply with requirements of Section 10.2 of this Lease; or if Tenant amends the Casino Management Agreement in a manner which materially and adversely affects any interests of the Landlord; or if Tenant shall contract, hire or otherwise retain a new Casino Manager/Operator without the approval and prior written consent of Landlord in compliance with Section 22.4(a) of this Lease; or if CEC shall cease to Control the Casino Manager/Operator without the approval and prior written consent of Landlord in compliance with Section 22.4(b) of this Lease; and in any such event Tenant shall fail to remedy the default within thirty (30) Business Days after Tenant's receipt of written notice of default with respect thereto from Landlord; provided, however, that if any curable default under this Section 21.1(f) cannot with due diligence be cured by Tenant within thirty (30) Business Days, and if Tenant commences to cure the default within thirty (30) Business Days and diligently prosecutes the cure to completion, then the thirty (30) Business Day period shall be extended for the period of time required for Tenant to complete the cure.  For purposes of any default under this Lease that is based upon a conflict between the requirements of this Lease and subsequent amendments to the Act, the time periods specified above shall be forty-five (45) Business Days rather than thirty (30) Business Days; or

(g)Notwithstanding the foregoing, if (i) Tenant in good faith disputes a determination by Landlord that a default under the Lease exists and (ii) Tenant or a Leasehold Mortgagee, within the applicable cure period, institutes and thereafter diligently prosecutes appropriate legal proceedings in a court of competent jurisdiction seeking a judicial determination as to whether the asserted default exists, then the applicable cure period shall not commence until the date of the issuance of a final nonappealable judgment in those proceedings determining that the asserted default exists.  If the asserted default involves a dispute over the amount of a payment, Tenant shall pay the amount that is not in dispute and deposit the amount in dispute (the "Disputed Funds") into an interest-bearing escrow account (the "Disputed Funds Escrow Account") to be created by an escrow agent (the "Disputed Funds Escrow Agent") acceptable to Landlord and Tenant.  After payment into the Disputed Funds Escrow Account, neither Tenant nor Landlord shall withdraw the Disputed Funds until the issuance of a final unappealable judgment.  The Disputed Funds Escrow Agent shall be authorized to release the Disputed Funds plus interest to the prevailing party in the judicial proceeding.  The provisions of this Section 21.1(g) shall not apply to the Events of Default described below in Section 21.1(h) and (i) of this Lease; or

(h)If the Casino Operating Contract is revoked or terminated by a final action of the LGCB, from which all appeals have been exhausted, or an automatic termination of the Casino Operating Contract becomes effective; or if Tenant (or Casino Subtenant) shall fail to obtain an extension, renewal, or replacement of the Casino Operating Contract prior to its expiration; or

(i)If Tenant shall fail to comply with a final, non‑appealable judgment by a court of competent jurisdiction with regard to a dispute under the JCC Equity Program within thirty (30) Business Days after the date the judgment becomes final and non‑appealable; provided, however, if the court rendering said judgment shall determine that Tenant cannot with due diligence cure the non‑compliance within said thirty (30) Business Days, then Tenant must cure the non‑compliance within whatever period that court shall determine to be necessary to effectuate a cure.  If, however, that court should refuse a motion by either party to determine the time necessary to cure the non‑compliance, then such determination shall be made by the court in a summary proceeding or other appropriate suit, action or proceeding brought pursuant to Section 21.3(a) of this Lease.  In either case, Tenant's failure to cure the non‑compliance within the period set by the relevant court shall constitute an Event of Default; or

(j)if Tenant shall fail to comply with the obligations placed upon Tenant to implement a final, non‑appealable judgment obtained pursuant to Section 19.7(j) of this Lease, within the periods of time set forth in that judgment; or

(k)if there is a breach in the covenants regarding hours of operation of the Casino as required by Section 19.6 of this Lease and Tenant does not diligently commence a cure to the breach within five (5) Business Days after notice thereof; if such diligent prosecution is undertaken and continues uninterrupted, Tenant shall be given an additional period of time as reasonably required in good faith to complete the cure.  If the cure can be accomplished solely by the payment of money, the failure to pay is not a diligent prosecution of cure; or

(l)if Tenant breaches any representation or warranty of Tenant under Section 6.1(b) or Section 6.1(c), as applicable, of this Lease if the breach has a material adverse effect on Landlord, and if Tenant shall fail to remedy such material adverse effect within thirty (30) Business Days after Tenant's receipt of a written notice of default with respect thereto from Landlord; or

(m)if Tenant shall terminate the Casino Management Agreement and such termination shall be effective less than forty-five (45) days after the date of such notice, unless a successor manager has been obtained to manage the Development and maintain continuous and uninterrupted operations of the Development; or

(n)if Tenant files a lawsuit or an administrative action either (i) seeking to invalidate the JCC Equity Program or (ii) challenging the constitutionality or legal validity of the JCC Equity Program, which lawsuit or action is not dismissed by Tenant within ten (10) days after written demand for a dismissal thereof by the City or Landlord.

Section 21.2	Notice of Default

A notice of default given under Section 21.1 of this Lease shall state the nature of the default and the Section of the Lease alleged to have been violated.

Section 21.3	Landlord's Remedies

(a)After the occurrence of an Event of Default and upon the expiration of all applicable cure periods in favor of any Leasehold Mortgagee under Section 23.4 or cure period under Section 21.5, if the Leasehold Mortgagees or VICI, as the case may be, fail to cure such Event of Default under Section 23.4 (an "Uncured Event of Default"), Landlord may elect, without prejudice to any other right or remedy Landlord may have hereunder, but subject to the rights of any Leasehold Mortgagee under Section 23.6 of this Lease, to terminate this Lease by notice to Tenant and each Leasehold Mortgagee ("Notice of Termination") specifying the date of termination, which shall not be less than forty-five (45) days after Tenant's receipt of such notice; provided that upon the occurrence of an Event of Default under Sections 21.1(f), (g), (h) or (i) of this Lease, such date of termination shall not be less than fifteen (15) days after Tenant's receipt of such Notice of Termination.  Tenant shall not have the right to cure the Event of Default after Landlord sends the Notice of Termination.  Tenant shall vacate the Development on or before the date of termination.  Upon such termination, Landlord shall have the right to re‑enter the Development, to dispossess Tenant and any other occupants of the Development, including without limitation Space Tenants (except as otherwise provided in Section 22.3 of this Lease), the Casino Manager/Operator or Leasehold Mortgagees, by a summary proceeding or other appropriate suit, action or proceeding, or otherwise, and to have, hold and enjoy the Development and the right to receive all rental and other income from the Development without payment of any kind to Tenant, Leasehold Mortgagees or any other Persons.

(b)If following any Uncured Event of Default Landlord elects to terminate this Lease under Section 21.3(a) of this Lease, except if this Lease is terminated by reason of the occurrence of the expiration of the Term, a Major Condemnation, or any other reason that is not an Event of Default, Landlord may recover from Tenant, and Tenant shall immediately pay to Landlord or the appropriate Person, as the case may be, all accrued and unpaid Rent and Additional Charges and other amounts then due under this Lease.  In addition, Tenant shall pay to Landlord as liquidated damages, and not as a penalty, at the election of Landlord, either:

(i)a sum that at the time of such termination of this Lease represents the then value, utilizing the Discount Rate, of the excess (hereinafter called the "Excess"), if any, of

(A)the aggregate of the Rent and Additional Charges payable hereunder that would have been payable by Tenant for the period commencing with such termination of this Lease and ending with the Expiration Date then in effect, had this Lease not so terminated, over

(B)the fair rental value of the Development for the same period; or

(ii)the sum equal to the Rent and Additional Charges payable hereunder over the remaining Term that would have been payable by Tenant had this Lease not so terminated and had Landlord not so re‑entered the Development, payable upon the due dates therefor specified herein following such termination; provided, however, that if Landlord shall re‑let the Development during said period, Landlord shall credit Tenant with the net rents received by Landlord from such re‑letting, such net rents to be determined by first deducting from the gross rents if and when received by Landlord from such re‑letting the expenses incurred or paid by Landlord in terminating this Lease and in reentering the Development and in securing possession thereof, as well as the reasonable expenses of re‑letting (hereinafter called the "Re-letting Expenses"), including altering and preparing the Development for new tenants, brokers' commissions, and all other expenses properly chargeable against the Development and the rental thereof, it being understood that any such re‑letting may be for a period shorter or longer than the remaining term of this Lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 21.3(b), to a credit in respect of any net rents from a re‑letting, except to the extent that such net rents are actually received by Landlord.  Notwithstanding the foregoing provisions of this Section 21.3(b), any Re-letting Expenses incurred by Landlord during the period that would have been the last thirty (30) months of the Term had this Lease not been terminated shall be amortized on a straight line basis over the term of such applicable re-letting and shall be deducted from the gross rents received by Landlord to the extent attributable to the period prior to the date this Lease would have expired had it not been terminated.

If the Development or any part thereof be re‑let by Landlord to a Person other than an affiliate of Landlord for the unexpired period of the Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent received upon such re-letting shall, prima facie, be the fair rental value for the Development, or part thereof, so re‑let during the term of the re‑letting.

(c)If following any Uncured Event of Default, Landlord does not elect to terminate this Lease under Section 21.3(a) of this Lease, in conjunction with the continued possession of the Development by Tenant, Landlord may, at its option,

(i)enforce Tenant's obligations to pay the Rent and Additional Charges due under this Lease (together with interest thereon at the Default Rate), and Landlord may, at its option, enforce any of Tenant's other obligations hereunder that are in default by an action for specific performance or by any other action; or

(ii)notify Tenant of its election and require that Tenant shall pay to Landlord a sum equal to the present value of the aggregate Rent and Additional Charges, and any interest thereon then accrued, for the whole unexpired Term of this Lease from the date of the Event of Default to the Expiration Date then in effect less any Rent and Additional Charges already paid by Tenant for such period (such amount, in the aggregate, the "Accelerated Liability").  The present value of the Accelerated Liability shall be determined using the applicable Discount Rate pursuant to Section 21.3(j) hereof.  Such Accelerated Liability shall at once become due, collectible, and exigible and thus Landlord may at once demand and sue for the entire amount of the Accelerated Liability.

(d)If Tenant shall at any time fail to pay Impositions within the time therein permitted, subject to extension for periods during which Tenant is contesting any such items by appropriate proceedings diligently conducted in good faith, or to pay for or maintain any of the insurance policies required under Article XIII of this Lease, then Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may (but shall not be required to) pay such taxes, assessments or other charges, or pay for and maintain such insurance policies, and all sums so paid by Landlord and all costs and expenses incurred by Landlord in connection with the payment or collection thereof shall be paid by Tenant to Landlord (together with interest thereon at the Default Rate) immediately on demand without any limitation of Landlord's other rights upon the occurrence of an Event of Default.  Landlord shall not be limited in the proof of damages that Landlord may claim against Tenant arising out of or by reason of Tenant's failure to provide and keep in force insurance as aforesaid, to the amount of the insurance premium or premiums not paid or incurred by Tenant and that would have been payable upon such insurance, but Landlord shall also be entitled to recover as damages for such breach the uninsured amount of any loss (to the extent of any such deficiency in the insurance required by the provisions of this Lease), damages, costs and expenses of suit, including attorneys' fees, suffered or incurred by reason of damage to, or destruction of, the property occurring during any period for which Tenant shall have failed or neglected to provide insurance as aforesaid.

(e)The failure of Landlord to relet the Development or any part or parts thereof shall not release or affect Tenant's liability for Rent and Additional Charges under this Lease and damages or any deficiency as set forth in this Lease. Landlord shall in no event be liable in any way whatsoever for failure to relet the Development or any part thereof, or in the event that the Development or any part thereof is relet, failure to collect the rents thereof under such reletting.

(f)Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

(g)The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach of any provision of this Lease.  The failure of Landlord to insist in any one or more cases upon the strict performance of any of the conditions, terms or covenants of this Lease shall not be construed as a waiver or relinquishment for the failure of such or any other covenant, condition or term.

(h)In the event of a breach or threatened breach by Tenant of any of the covenants, conditions or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re‑entry, summary proceedings and other remedies were not herein provided for.

(i)Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Development, by reason of the violation or default by Tenant under any of the covenants, conditions or terms of this Lease or otherwise.

(j)The term "Discount Rate" shall mean the per annum rate (based on a three hundred sixty (360) day year) of United States Government Treasury securities substantially in the same amount as the Excess of the Accelerated Liability, as the case may be, and having a maturity date that is the same as, or is the nearest date subsequent to, the Expiration Date in effect on the date of any notice given pursuant to Section 21.3(a) of this Lease, or the date of re‑entry of the Development by Landlord, in the case of Section 21.3(b) of this Lease (as reported in The Wall Street Journal or other similar financial journal).

(k)Nothing herein contained shall be construed to limit, reduce or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.  Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of the termination of this Lease or re‑entry of the Development for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 21.3(b) of this Lease.

(l)In addition to any other remedies, penalties, or similar types of recourse specified in this Lease, Landlord shall have the further right to impose a monetary fine upon Tenant if Tenant, the Casino Manager/Operator, or any Affiliate Controlling, Controlled by or under common Control with Tenant or the Casino Manager/Operator has permitted or suffered an Event of Default under this Lease to occur or has violated any law or ordinance of the State of Louisiana, Orleans Parish, or the City, on more than three (3) separate occasions within a single twenty-one (21) day period.  The maximum monetary fine shall be equal to Ten Thousand Dollars ($10,000) during the calendar year 1998, and shall increase cumulatively thereafter by an annual percentage increase equal to the annual percentage increase in the CPI.  Landlord shall have the right to impose this monetary fine during any number of successive twenty-one (21) day periods.  Landlord shall apply the fine especially, but not only, in the case of repeated Events of Default, or repeated violations of laws or ordinances, involving matters of public inconvenience and public morals, including, but not limited to, queuing of buses in the public right of way, underage drinking, and similar problems.

Section 21.4	Transfers Upon Termination

At the termination of this Lease by default or otherwise, and if Landlord so elects, Tenant shall, to the extent assignable, assign, transfer and convey to Landlord all service agreements, concessions, leases, subleases and other agreements necessary for the continued

operation of the Development to Landlord, except if a Leasehold Mortgagee elects to obtain a New Lease under Section 23.6 of this Lease.  Tenant shall make its Casino management staff and such other staff of Tenant as Landlord deems necessary available to Landlord on a reasonable basis and at no cost for a period of sixty (60) days to insure an orderly and uninterrupted transition of Casino management and operation.

Section 21.5	Subtenant Obligations and Certain VICI Cure Rights

(a)

(i)During the term of the VICI Sublease, the VICI Sublease shall require that Casino Subtenant satisfy, perform and comply with any and all Subtenant Obligations, and VICI Transferee shall duly enforce the Subtenant Obligations against Casino Subtenant in accordance with the terms of the VICI Sublease.  Furthermore, in connection with the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant shall execute the Casino Subtenant Agreement, the form of which is attached hereto as Exhibit "Q", granting Landlord the right but not the obligation to directly enforce against Casino Subtenant any and all Subtenant Obligations; provided however, Landlord's failure to directly enforce any such Subtenant Obligations shall not limit any of Landlord's rights or remedies as provided in this Lease.

(ii)Notwithstanding anything to the contrary set forth herein, following the consummation of the VICI Sale-Leaseback Transaction, the occurrence of any event that is caused by a breach or default of any provision, term or condition under this Lease that is a Subtenant Obligation, and which would otherwise constitute an Event of Default under Section 21.1 (a "Subtenant Specific Default"), shall not constitute an Event of Default, until such time as VICI Transferee has had an additional time period to cure such Subtenant Specific Default equal to the period set forth in the applicable provision of Section 21.1 of this Lease (which shall run consecutively with the original cure period) (the "Additional Tenant Cure Period"), provided, however, that any such additional period of time shall not affect Landlord’s rights under this Lease with respect to any other default or Event of Default.  Furthermore, notwithstanding anything to the contrary set forth herein, following the consummation of the VICI Sale-Leaseback Transaction, in the event of an Uncured Event of Default hereunder that is caused by an uncured Subtenant Specific Default (a "Uncured Subtenant Specific Default"), before Landlord may elect to terminate this Lease in accordance with Section 21.3(a) or 21.3(b), Landlord must give written notice to Tenant of its intent to exercise such right (the "Preliminary Termination Notice"), and following receipt of such notice, Tenant shall be afforded a period of time reasonably required by Tenant to (1) seek to terminate the then-existing VICI Sublease and (2) subject to Section 21.5(b), enter into a replacement sublease with respect to the Leased Premises (a "Replacement VICI Sublease") with a new operator (a "Replacement Subtenant") (items (1) and (2) collectively being referred to as an "SSD Cure"), during which period Tenant shall diligently pursue the foregoing; provided, however, that the time available to Tenant to cure an Uncured Subtenant Specific Default by effectuating an SSD Cure shall not exceed twelve (12) months from the date of the Preliminary Termination Notice (the "SSD Cure Period"), and during such SSD Cure Period all obligations of Tenant under this Lease reasonably susceptible to performance by Tenant, including payment (in accordance with the terms of this Lease) of the Rent and Additional Charges due hereunder, shall be duly performed.  If Tenant is unable to effectuate an SSD Cure within the SSD Cure Period, such SSD Cure Period shall be extended for an additional twelve (12) months unless prior to the expiration of the initial SSD Cure Period Tenant provides notice to Landlord that the SSD Cure Period shall not be extended, and during any such extension all other obligations of Tenant under this Lease, including payment (in accordance with the terms of this Lease) of an amount equal to 150% of the amount specified in the preceding sentence, shall be duly performed.  If Tenant is unable to effectuate an SSD Cure prior to the expiration of the SSD Cure Period, as may be extended pursuant to the terms of this Section, Landlord shall be entitled to enforce its termination rights pursuant to Section 21.3 (a) and Section 21.3(b). The Casino Subtenant Agreement shall automatically terminate and be of no further force and effect upon the termination of the VICI Sublease.

(b)

(i)If, following the consummation of the VICI Sale-Leaseback Transaction, Tenant may, pursuant to the VICI Sublease, effectuate the termination of the VICI Sublease as the result of either (x) a default by Casino Subtenant under the VICI Sublease or (y) the occurrence of a Subtenant Specific Default that is cured by Tenant during the Additional Tenant Cure Period, then Tenant shall have the rights to terminate the VICI Sublease and enter into a Replacement VICI Sublease.  The Casino Subtenant Agreement shall automatically terminate and be of no further force and effect upon such termination of the VICI Sublease.  In the event Tenant exercises its rights pursuant to this Section 21.5(b)(i), the entering into of a Replacement VICI Sublease shall only occur after first obtaining Landlord's consent, which shall not be unreasonably withheld or delayed.  Landlord's decision to grant or withhold consent to such a Replacement VICI Sublease shall be based solely on the suitability of the Replacement Subtenant and not on any other criterion.

(ii)For purposes of this Section 21.5(b), (i) any Person listed on the official list of suitable contractors at the time of the proposed transfer to operate the official gaming establishment maintained pursuant to LSA R.S. 27:280 or (ii) the Replacement Subtenant if "suitable" under the Act, shall be deemed to be a suitable Replacement Subtenant under this Section 21.5(b) and consented to by Landlord unless Landlord can demonstrate a compelling and material reason why such Person does not satisfy the suitability standards set forth in the Act as in effect at the time of the proposed transfer and any applicable rules and regulations promulgated thereunder and in effect at that time, subject to the provisions of Section 22.5 of this Lease.

(iii)Landlord shall not require, as a condition of consent, the renegotiation of any term or provision of this Lease or any other form of additional compensation.

ARTICLE XXII
ASSIGNMENT, SUBLEASING, MORTGAGING, TRANSFER RESTRICTIONS, ETC.

Section 22.1	Landlord Approval of Leasehold Mortgages

To the extent required by LSA R.S. 41:1216, but without acknowledging the applicability of that statute, Landlord approves, without reservation except for the restrictions and conditions provided in this Lease, (a) any mortgage, pledge, hypothecation or other encumbrance of this Lease or any sublease thereunder and the Improvements granted and recorded after March 28, 2001 and (b) any sale or other assignment thereof to any Leasehold Mortgagee or by any Leasehold Mortgagee, or any seizure or sale resulting from a Leasehold Mortgagee's exercise of rights under its Leasehold Mortgage occurring after March 28, 2001.  Provided, however, all such Leasehold Mortgages shall only be deemed approved if they contain express language acknowledging that the rights granted under such Leasehold Mortgages are subject to and may be exercised and enforced only in conformity with the provisions of this Lease.  This Lease consists of the entirety of all the rights and obligations by and between the Tenant and the Landlord, and is not limited to the Tenant's right of occupancy, use or enjoyment.  The Landlord's rights pursuant to the express terms of this Lease and the protections afforded the Leasehold Mortgagee expressly contained in this Lease shall not be impaired, altered, or affected by any seizure, foreclosure, attachment, sequestration, levy or execution on any of the Tenant's interests in this Lease.  Any such seizure, foreclosure, attachment, sequestration, levy or execution on any of the Tenant’s interest in this Lease must be in the entirety of the Tenant’s interest in this Lease, including the Tenant's pay rights, duties, and obligations under this Lease, including but not limited to, the obligation to pay the Minimum Payments.  Nothing herein shall in any way alter or modify the provisions of this Lease or any Leasehold Mortgage, including but not limited to the Tenant's obligations to thereunder protect against the filing or enforcement of any mechanics', materialmen's, contractors', vendor's, laborers' or subcontractors' liens on any part of the Leased Premises or the Improvements.  Furthermore, any judicial mortgage shall be subject to this Lease and any seizure, foreclosure, or other execution of any such judicial mortgage must be on the entirety of this Lease, including Tenant's duties and obligations under this Lease, as set forth above.

Section 22.2	Assignment of Lease

RDC, as Landlord's predecessor, previously approved of the succession by Tenant to all rights and obligations of Harrah's Jazz Company in respect of the Original Amended Lease, as contemplated by the Plan.  Landlord hereby approves the consummation of a VICI Sale-Leaseback Transaction, including the completion of a VICI Transfer in connection therewith.  Except for a VICI Transfer in connection with a VICI Sale-Leaseback Transaction or as otherwise provided in this Lease with respect to Leasehold Mortgagees, Tenant shall not directly or indirectly assign, sell or transfer this Lease or the Improvements or any interest in either without the prior written consent of Landlord and the City Council, which shall not be unreasonably withheld, Financially Conditioned, or delayed.  In the exercise of their approval, Landlord and the City Council may consider whether the assignee and any guarantors of the assignee meet all of the following:  (a) possess a net worth (shareholder equity in the case of a corporation or partner equity in the case of a partnership) of at least the greater of Twenty Five Million dollars ($25,000,000) or the net worth  of assignor (for the avoidance of doubt, taking into account the assets and liabilities of the assignor entity only) (the "Qualified Net Worth") or be a Suitable Lender; (b) possess required permits, approvals and licenses to own and operate the Development; (c) possess experience in operating facilities of character comparable to the Development in at least two (2) other locations for no less than three (3) years preceding the date of assignment (provided that this subsection (c) may be satisfied by assignee's employment of a management company having such experience and which satisfies clause (b) above); and (d) possess the ability to perform all monetary and non-monetary obligations of Tenant under the JCC Equity Program; provided, however, that following the consummation of a VICI Sale-Leaseback Transaction, Landlord and the City Council may only consider whether the proposed assignee of Tenant and any guarantors of the proposed assignee of Tenant meet all of the following:  (a) possess a Qualified Net Worth; and (b) possess required permits, approvals and licenses to own and lease the Development.  Evidence of Qualified Net Worth, in the form of an audited balance sheet, as of a date no more than one hundred eighty (180) days prior to the date of the transaction, and written certification by the treasurer of the assignee (and guarantor) if a corporation, or otherwise by the assignee (and guarantor), that, as of the effective date of the assignment, there has been no material adverse change therein, shall be provided to Landlord at or before the time of assignment and shall be conclusive evidence of compliance with this condition.  Evidence of licensing by the State of Louisiana and a resume of prior operating experience shall also be provided.  Although Landlord and the City shall not be required to grant approval of an assignee that, together with the guarantors of such assignee, satisfy the above criteria, Landlord and the City shall have the burden of establishing valid reasons for denying approval of such an assignee.  Landlord and the City Council may not assess any charge other than a reasonable fee to reimburse actual costs incurred in review of any request for assignment and any Contingent Payments under Section 4.6 of this Lease; provided however, no Contingent Payment shall be assessed or charged for an assignment of VICI Transferee's interest in the Lease following the VICI Sale-Leaseback Transaction.  Tenant shall be released from liability upon any approved assignment.  The right of Landlord and the City Council to approve or consent to any assignment, sale, or transfer of this Lease or the Improvements pursuant to this Section 22.2 shall not apply to any assignment, sale or transfer in connection with any foreclosure sale or any assignment, sale or transfer by any Leasehold Mortgagee (or Nominee) or to, but not by, any title insurer(s), and such title insurer(s) must comply with the terms and conditions of this Lease, including the requirement of continuous operation of the Casino and the provisions of this Article XXII, subject to the provisions of Section 22.5 of this Lease.  Without limiting the generality of the foregoing, any assignment pursuant to this Section 22.2 shall be in a form that requires any assignee to perform or cause to be performed all of Tenant's obligations under this Lease, including, without limitation, any of Tenant's obligations under the JCC Equity Program, but only to the extent Tenant has not performed such obligations.  With respect to Tenant's obligations under the JCC Equity Program, (i) any monetary obligation of Tenant then due and payable must be paid by Tenant or its assignee as a condition of any such assignment, and (ii) any non-monetary obligations, including the right to appeal any fines assessed against Tenant, shall be assumed by Tenant's assignee and such assignee shall have no more or no less rights than Tenant.

Section 22.3	Subleasing Rights

(a)Landlord hereby approves Casino Subtenant and VICI Transferee entering into the VICI Sublease in connection with the consummation of the VICI Sale-Leaseback Transaction.  Any proposed amendment to or assignment of the VICI Sublease which would directly or indirectly assign, sell or transfer either this Lease or the Improvements or any of Tenant's or Casino Subtenant's interest in either, shall be subject to the provisions of Section 22.2 applicable to a proposed assignment of this Lease.  Tenant may not enter into any Space Lease within the Development with any Person without the prior written approval and consent of Landlord, which approval shall not be unreasonably withheld, Financially Conditioned or delayed; Landlord or the City shall not have approval rights as to the identity of the person who is the Space Tenant, but only as to the type of business of such proposed Space Tenant.  However, no such approval may permit use or operation of the Development that is unlawful or not permitted by the ordinances of the City or the laws or regulations of the State of Louisiana or the United States.  Space Tenants may not make any alterations, modifications or changes to the Improvements that would substantially affect their design, decor and purpose without obtaining the prior written consent and approval of Landlord, which shall not be unreasonably withheld, Financially Conditioned or delayed.  The rental, rental requirements, or fair market value of all tangible and intangible property received by either Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the VICI Sale-Leaseback Transaction) from any Space Lease shall constitute part of Gross Non‑Gaming Revenues.  Subject to the approval of Landlord, if such approval is required hereunder, Tenant and Casino Subtenant shall have the right to enter into Space Leases; provided, however, that:  (1) the maximum duration of any such Space Lease (based collectively on the initial term and any renewal terms thereof) shall not extend beyond the day immediately preceding the expiration date of the Term; (2) each Space Lease shall include the authority for the Space Tenant, upon Tenant's or Casino Subtenant’s eviction (as applicable), to pay its rent directly to Landlord or Tenant (as applicable) (provided such rent is not subject to a perfected pre‑existing security interest allowed under this Lease) upon notice to the Space Tenant by Landlord or Tenant (as applicable) of Tenant's or Casino Subtenant’s eviction (as applicable); and (3) promptly after the delivery of a fully executed Space Lease to the Space Tenant, Tenant or Casino Subtenant (as applicable) shall deliver a copy thereof to Landlord.  The terms of the foregoing proviso shall apply only to Space Leases and further Space Leases affecting the premises demised thereunder.  No Space Lease shall affect or diminish in any way the obligations of Tenant with respect to the payment, performance and observance of all the Rent, terms, covenants and conditions on the part of Tenant to be paid, performed and observed hereunder.

(b)With respect to any Space Lease to which Landlord consents, Landlord covenants and agrees that if this Lease is terminated for any reason before the expiration of the term of the Space Lease (including any renewals granted to Casino Subtenant or the Space Tenant therein, as applicable), then the termination of this Lease shall not result in a termination of the Space Lease, partial or otherwise, and that the Space Lease shall continue for the duration of the term thereof (and any renewals granted to the Space Tenant thereunder) as a direct lease between Landlord and the Space Tenant, with the same force and effect as if Landlord had originally entered into the Space Lease as the lessor.  With respect to the VICI Sublease, Landlord covenants and agrees that if this Lease is terminated for any reason other than a Subtenant Specific Default, before the expiration of the term of the VICI Sublease (including any renewals granted to Casino Subtenant therein, as applicable), and so long as Casino Subtenant is not in default of the Casino Subtenant Agreement, then the termination of this Lease shall not result in a termination of the VICI Sublease, partial or otherwise, and that the VICI Sublease shall continue for the duration of the term thereof (and any renewals granted to Casino Subtenant, as applicable) as a direct lease between Landlord and Casino Subtenant, with the same force and effect as if Landlord had originally entered into the VICI Sublease as the lessor.  The provisions of this Section 22.3(b) shall be self‑operative and shall occur automatically upon the termination of this Lease (so long as Casino Subtenant is not in default under the Casino Subtenant Agreement).  Without limiting the preceding sentence, Landlord agrees to execute, acknowledge and deliver any document reasonably requested by Casino Subtenant with respect to the VICI Sublease and a Space Tenant with respect to a Space Lease to which this Section 22.3(b) applies, in order to further evidence or perfect this non‑disturbance agreement and to further protect the rights of Casino Subtenant under the VICI Sublease and the Space Tenant under its Space Lease.

Section 22.4	Management and Operation Contracts

(a)Tenant shall not enter into any agreement or contract with any Person for the operation and/or management of the Development and the related gaming operations without receiving the prior written approval and consent of Landlord and the City Council, which consent shall not be unreasonably withheld, Financially Conditioned or delayed, subject to the provisions of Section 22.5 of this Lease, and with any necessary approvals of the LGCB, and any such management/operation agreement shall not be effective nor shall the Casino Manager/Operator be allowed to enter the Development until the Casino Manager/Operator shall execute a Casino Management Agreement in form and substance reasonably satisfactory to Landlord and the City Council, wherein the Casino Manager/Operator shall be bound by all of the covenants, agreements, terms, provisions and conditions that relate to the Casino Manager/Operator in this Lease.  Landlord shall retain the right to negotiate reasonable terms and conditions for Landlord's and the City Council's approval and consent.  Notwithstanding the foregoing, Landlord and the City Council hereby approve the Existing Casino Management Agreement and all of its terms, including provisions for the payment of fees, reimbursements and other charges and amounts thereunder to the Casino Manager/Operator, and the continuation of CES and HNOMC as the Casino Manager/Operator.

(b)If, at any time, CEC ceases to Control the Casino Manager/Operator (or, if at any time after the Eldorado Merger Transaction, Eldorado ceases to Control the Casino Manager/Operator), then Tenant shall give Landlord prompt notice of such occurrence.  Landlord may, at any time within sixty (60) days after such notice is given, give Tenant notice that Landlord's approval of the Casino Manager/Operator is withdrawn.  Landlord shall thereupon have the right to re-approve the Casino Manager/Operator, such approval not to be Financially Conditioned or unreasonably withheld or delayed.  The failure of Landlord to give such notice shall constitute re-approval of the Casino Manager/Operator.  If Landlord gives such notice, then Tenant shall give the Casino Manager/Operator written notice of termination as a Casino Manager/Operator to be effective upon approval by Landlord of a new Casino Manager/Operator but not earlier than one hundred twenty (120) days after such notice of termination.  Tenant shall, within one hundred twenty (120) days of the date of such notice, present to Landlord a new Casino Manager/Operator for Landlord's approval.  Tenant shall not be required to terminate the Casino Manager/Operator until such time as Landlord shall have approved a new Casino Manager/Operator proposed by Tenant.  The new Casino Manager/Operator shall manage the Casino pursuant to a new casino management agreement on substantially the same terms and conditions as the Casino Management Agreement or such other terms and conditions as shall be approved by the Landlord, such approval not to be Financially Conditioned or unreasonably withheld or delayed.

Section 22.5	Transfer Restriction

Either Landlord or the City Council may, for any reason, refuse to consent or may financially condition any assignment, sale or transfer of any interest, ownership or right in this Lease or the Casino Management Agreement to any entity (including any subsidiary or affiliate thereof) that has previously operated or is currently operating a licensed gaming establishment (including a Riverboat Casino) within Orleans Parish.

ARTICLE XXIII
LEASEHOLD MORTGAGES

Section 23.1	Granting of Tenant Mortgages

Subject to all provisions of this Lease and only in compliance with Section 22.1 of this Lease, Tenant may mortgage, pledge or otherwise encumber this Lease and the Improvements from time to time only after first obtaining Landlord's consent, which shall not be unreasonably withheld, Financially Conditioned or delayed; provided that Landlord's consent shall not be required in connection with a Financing, or the Leasehold Mortgage as security therefor, in which each lender is a Suitable Lender. Subject to Section 23.12, any such mortgage, pledge or encumbrance shall be in a form that requires any Person, including any Leasehold Mortgagee, that acquires ownership of either this Lease or the Improvements by virtue of such mortgage, pledge or encumbrance (whether by foreclosure, other enforcement proceeding or otherwise) to perform or cause to be performed all of Tenant's obligations under this Lease.

Section 23.2	Granting of Subtenant Mortgages

(a)Following the consummation of the VICI Sale-Leaseback Transaction, subject to all provisions of this Lease and only in compliance with Section 22.1 of this Lease, Casino Subtenant may mortgage, pledge or otherwise encumber its interest in the VICI Sublease from time to time only after first obtaining Landlord's consent, which shall not be unreasonably withheld, Financially Conditioned or delayed; provided that Landlord's consent shall not be required in connection with a Financing, or the Leasehold Mortgage as security therefor, in which each lender is a Suitable Lender.  Subject to Section 23.12, any such mortgage, pledge or encumbrance shall be in a form that requires any Person that acquires ownership of the VICI Sublease by virtue of such mortgage, pledge or encumbrance (whether by foreclosure, other enforcement proceeding or otherwise), including any Leasehold Mortgagee, to perform or cause to be performed all of Casino Subtenant's obligations under the VICI Sublease.

Section 23.3	Transfer by Leasehold Mortgagee

(a)If, as the result of a Loan Default, a Leasehold Mortgagee forecloses upon or otherwise acquires this Lease and the Improvements or if a Leasehold Mortgagee acquires a New Lease pursuant to Section 23.6 of this Lease for any reason whatsoever, (i) the transfer to such Leasehold Mortgagee (or Nominee of the Leasehold Mortgagee) shall not require Landlord's consent and (ii) the acquiring Leasehold Mortgagee (or Nominee) shall be permitted to transfer the acquired interest to a Person designated by such Leasehold Mortgagee (or Nominee) after first obtaining Landlord's consent, which shall not be unreasonably withheld or delayed.  As used in this Lease, the word "Nominee" shall mean a Person who is designated by a Leasehold Mortgagee to act in place of such Leasehold Mortgagee solely for the purpose of holding title to the Development and performing the obligations of Tenant (or Casino Subtenant, as applicable) hereunder.  Landlord's decision to grant or withhold consent to a transfer pursuant to Section 23.3(a)(ii) of this Lease shall be based solely on the suitability of the transferee and not on any other criterion.

(b)For purposes of this Section 23.3, (i) any Person listed on the official list of suitable contractors at the time of the proposed transfer to operate the official gaming establishment maintained pursuant to LSA R.S. 27:280 or (ii) the Casino Manager/Operator if "suitable" under the Act, shall be deemed to be a suitable transferee under this Section 23.3 and consented to by Landlord unless Landlord can demonstrate a compelling and material reason why such Person does not satisfy the suitability standards set forth in the Act as in effect at the time of the proposed transfer and any applicable rules and regulations promulgated thereunder and in effect at that time, subject to the provisions of Section 22.5 of this Lease.

(c)Landlord shall not require, as a condition of consent, the renegotiation of any term or provision of this Lease or any other form of additional compensation, except in the case of a transfer in which a Leasehold Mortgagee (or Nominee), in connection with the transfer of this Lease and the Improvements receives consideration whose fair market value exceeds the amount of principal, interest, and other monetary obligations owed to such Leasehold Mortgagee as of the date of the Loan Default, together with other non‑usurious charges such as interest, expenses, defeasance payments and applicable premiums and other monetary obligations accruing from and after the Loan Default, and costs of enforcement and collections (the "Excess Proceeds").  In such an event, Landlord shall be entitled to receive fifty percent (50%) of the Excess Proceeds subject to any rights Tenant may have to the Excess Proceeds.  The fair market value of the compensation received by the Leasehold Mortgagee (or Nominee) shall be determined as of the time the terms of the transfer are agreed upon by the Leasehold Mortgagee.

Section 23.4	Leasehold Mortgagee Notices and Cure Periods

(a)Landlord shall give to each Leasehold Mortgagee a copy of each notice of default given to Tenant and a copy of each notice of termination under Section 21.3(a) of this Lease at the same time and in the same manner that the notice is given by Landlord to Tenant, addressed to each such Leasehold Mortgagee who has advised Landlord in writing of its Leasehold Mortgage at its address last furnished to Landlord.  Any such notice shall state the nature of the default and the section of this Lease alleged to have been violated.  No notice of default or termination by Landlord to Tenant under this Lease shall be deemed to have been duly given unless and until a copy of the notice has been served on each Leasehold Mortgagee in the manner provided in this Section 23.4.

(b)Landlord shall give a notice of an Event of Default to each Leasehold Mortgagee who has advised Landlord in writing of its Leasehold Mortgage, which notice shall state the failure of Tenant to cure the default specified in the notice of default given to the Leasehold Mortgagees pursuant to Section 23.4(a) of this Lease.  Upon receipt of notice of an Event of Default, each Leasehold Mortgagee shall have a period equal to and in addition to the cure period afforded to Tenant that shall run consecutively with the cure period afforded to Tenant and concurrently with the cure period afforded to each other Leasehold Mortgagee, within which to diligently commence to remedy the default or cause the default to be remedied; provided that, with respect to an Event of Default pursuant to Section 21.1(j) or (m) of this Lease, the Leasehold Mortgagee cure period shall equal twenty (20) Business Days.  If diligent commencement to remedy a curable default is undertaken and continued without interruption, Leasehold Mortgagees shall be given an additional period of time as reasonably required in good faith to complete the cure; provided, however, that any such additional period of time shall not affect Landlord's rights under this Lease with respect to any other default or Event of Default.  If the cure can be accomplished solely by the payment of money, the failure to pay is not a diligent commencement of cure.  Each Leasehold Mortgagee, if an Event of Default has occurred, shall, within the period set forth in this Section 23.4(b) and otherwise as herein provided, have the right to remedy such default or to cause the same to be remedied.  Landlord will accept performance by any Leasehold Mortgagee of any covenant, condition, or agreement required to be performed by Tenant hereunder with the same force and effect as if performed by Tenant.  No default or Event of Default with respect to the performance of work required to be performed, or acts to be done, or conditions to be remedied, shall be deemed to exist, so long as a Leasehold Mortgagee shall have promptly commenced good faith efforts to cure the default and shall prosecute the same to completion with diligence and continuity in accordance with this Section 23.4(b).  The time available to a Leasehold Mortgagee to cure a default by Tenant that can reasonably be cured only if such Leasehold Mortgagee is in possession of the Development shall be deemed extended to include the period of time required by such Leasehold Mortgagee to obtain possession of the Development (by foreclosure or otherwise) with due diligence; provided, however, that during such period all other obligations of Tenant under this Lease, including payment of Rent and Additional Charges, but excluding the payment of any liquidated damages or Accelerated Liabilities due pursuant to Section 21.3 of this Lease except upon a default by a Leasehold Mortgagee subsequent to obtaining possession, shall be duly performed.

Section 23.5	Tenant Leasehold Mortgagee's Right to Extend

Any Tenant Leasehold Mortgagee shall be entitled to exercise, on behalf of Tenant, Tenant's right to extend this Lease, by giving notice to Landlord, whether or not there is an outstanding Event of Default, but the exercise shall not prejudice Landlord's rights to enforce its remedies as to an Uncured Event of Default.

Section 23.6	Leasehold Mortgagee's Right to Lease

If this Lease is terminated or ceases to exist by reason of the occurrence of an Event of Default or otherwise, Landlord shall give notice of such termination to each Leasehold Mortgagee in accordance with Section 23.4(a) of this Lease.  Landlord shall, on written request of a Tenant Leasehold Mortgagee made any time prior to the effective date of any Lease termination specified in the notice of termination delivered to Tenant and each Leasehold Mortgagee in accordance with Section 21.3(a) of this Lease (if more than one Tenant Leasehold Mortgagee makes such request, the rights under this paragraph shall be afforded to the requesting Tenant Leasehold Mortgagee who holds the highest priority with respect to the respective Secured Obligations of all requesting Tenant Leasehold Mortgagees; provided that Landlord shall have no obligation to determine the respective priorities of such requesting Tenant Leasehold Mortgagees), execute and deliver a new lease (the "New Lease"), to be effective upon termination of this Lease, to such Tenant Leasehold Mortgagee or its designee or nominee, for the remainder of the Term, upon the same terms and conditions contained in this Lease, including, but not limited to, the same Rent and Additional Charges and any Extended Terms provided in this Lease; provided that, contemporaneously with the execution and delivery of the New Lease, the Tenant Leasehold Mortgagee shall be required to cure any defaults existing under this Lease (including payment of all accrued and unpaid Rent and Additional Charges) except those which such Leasehold Mortgagee (but only if such Tenant Leasehold Mortgagee is a Suitable Lender) does not have the power to cure, but excluding the payment of any liquidated damages or Accelerated Liabilities due pursuant to Section 21.3 of this Lease, except upon an event of default under such New Lease by the Tenant Leasehold Mortgagee subsequent to obtaining possession, up to and including the date of the commencement of the term of the New Lease, together with all expenses incurred by Landlord, including reasonable attorneys' fees and provided that the Tenant Leasehold Mortgagee or Nominee complies with all licensing requirements of the Gaming Authorities.

Section 23.7	Leasehold Mortgagee's Possession of Leased Premises, Obligation to Cure and Right to Assign

Nothing herein contained shall be deemed to impose any obligation on the part of Landlord to deliver physical possession of the Development or any part thereof to a Leasehold Mortgagee for so long as Tenant is in possession of the Development, but Landlord shall cooperate with any Leasehold Mortgagee (by joining as a party in any appropriate action or proceeding, or otherwise) at the sole cost and expense of such Leasehold Mortgagee for the purpose of enabling such Leasehold Mortgagee to obtain possession of the Development.  After a Leasehold Mortgagee becomes the owner of either this Lease and/or the Improvements by virtue of its Leasehold Mortgage, the Leasehold Mortgagee shall be required to cure any defaults (including payment of all accrued and unpaid Rent and Additional Charges) existing except those which such Leasehold Mortgagee (but only if such Leasehold Mortgagee is a Suitable Lender) does not have the power to cure, and the Leasehold Mortgagee shall not be required to pay any liquidated damages or Accelerated Liabilities due pursuant to Section 21.3 of this Lease or any damages except upon an event of default under such New Lease by the Leasehold Mortgagee subsequent to obtaining possession.  No Leasehold Mortgagee shall be required to continue possession or foreclosure of the Development if any default has been cured.

Section 23.8	Subordination of Fee Mortgages

Neither this Lease nor any New Lease, nor any renewal thereof, nor the leasehold estate created hereby, shall be subject to the lien of any mortgage, lien, charge or encumbrance hereafter placed upon the fee title to the Leased Premises.  Any fee mortgage, any leasehold mortgage on the City Lease and any Leasehold Mortgage shall be subject to this Lease or any New Lease, notwithstanding any agreement hereafter made modifying or amending this Lease or any New Lease.

Section 23.9	Section 365(h) Waiver

Tenant does hereby assign to the First Leasehold Mortgagee for as long as it remains a Leasehold Mortgagee, Tenant's right to make the election provided by Section 365(h) of the United States Bankruptcy Code in connection with a bankruptcy proceeding in which Landlord is the debtor.  Landlord hereby consents to this assignment.  Landlord agrees to exercise, for the benefit of Tenant and the First Leasehold Mortgagee its right to remain in possession under the City Lease, as such right is provided by Section 365(h) of the United States Bankruptcy Code, in connection with a proceeding in which the City is the debtor.  For purposes of Section 365(h) of the United States Bankruptcy Code, the term "possession," when used in the preceding sentence, shall mean the right to possession of the Leased Premises granted to Landlord in its capacity as "tenant" under the City Lease whether or not all or part of the Leased Premises has been subleased and whether or not Landlord is in actual occupancy of the Leased Premises.

Section 23.10	Loan Default

If, as a result of a Loan Default, this Lease and the Improvements are transferred to a new tenant, then:  (a) the aggregate amount of Rent, Gross Gaming Payments, Gross Non‑Gaming Payments and Second Floor Rent for each full or partial Fiscal Year after the transfer shall be at least eighty percent (80%) of the aggregate amount of Rent, Gross Gaming Payments, Gross Non‑Gaming Payments and Second Floor Rent paid with respect to the same period of the immediately preceding full or corresponding partial Fiscal Year (but no less than the amount of the Minimum Payments) and (b) the Rent increases as set forth in Section 4.1 of this Lease shall be suspended.  These adjustments shall no longer apply as soon as the aggregate amount of the Rent, Gross Gaming Payments, Gross Non‑Gaming Payments and Second Floor Rent for a full or partial Fiscal Year exceeds eighty percent (80%) of the aggregate amount of Rent, Gross Gaming Payments, Gross Non‑Gaming Payments and Second Floor Rent paid with respect to the immediately preceding full or corresponding partial Fiscal Year.

Section 23.11	Non‑Merger

There shall be no merger of this Lease, nor of the leasehold estate created by this Lease, with the estate created by the City Lease or fee estate in the Leased Premises by reason of the fact that this Lease or the leasehold estate created by this Lease or any interest in this Lease or any such leasehold estate may be held, directly or indirectly, by or for the account of any Person or Persons who shall own the City Lease or fee interest in the Leased Premises, or any interest therein.  No such merger shall occur unless and until all Persons at the time having an interest in the Leased Premises and all Persons having an interest in this Lease and the City Lease, or in the leasehold estate created by this Lease and the City Lease, including any Tenant Leasehold Mortgagee, shall join in a written instrument effecting such merger and shall duly record the same.

Section 23.12	Assumption by Leasehold Mortgagee

No Leasehold Mortgagee shall become liable under the provisions of this Lease, unless and until such time as it becomes, and then only for so long as it remains, the owner of the leasehold estate under this Lease and/or the Improvements.

Section 23.13	Subordination of Landlord's Lien

Landlord and the City hereby subordinate Landlord's liens and privileges (except for those Impositions recognized in Section 9.1 of this Lease) they may have now or at any time hereafter on or against any property of Space Tenants or Tenant's Property on the Leased Premises, whether the lien or privilege is granted by law or contract, in favor of any and all mortgages, security interests, liens, privileges, lessors' rights, and other security rights and interests now or at any time hereafter held as security for one or more loans or leases to Tenant, Casino Subtenant or any Space Tenant.  This subordination shall be self‑operative, however, Landlord and the City agree to execute from time to time one or more documents reflecting this agreement, which documents shall be in form and substance reasonably satisfactory to the requesting lender. Notwithstanding any other provision contained in this Lease, Landlord and the City do not subordinate any lien against any property or rights to property, whether movable or immovable, if the lien results from a failure to pay taxes after demand, or if the lien results from the exercise of any similar governmental authority.

Section 23.14	No Voluntary Termination or Amendment

Landlord and Tenant shall not (whether unilaterally or mutually) amend, voluntarily terminate (whether pursuant to the terms of this Lease or otherwise) or accept a surrender of this Lease without the prior written consent of each Leasehold Mortgagee, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 23.15	Third Party Beneficiary

Notwithstanding Section 32.18 of this Lease, each Leasehold Mortgagee shall be a third party beneficiary of the provisions of this Lease pertaining to Leasehold Mortgagees.

Section 23.16	Interim Operations; Receivership

Landlord and the City acknowledge and agree that in the event a Leasehold Mortgagee is exercising its rights to obtain possession and continue the operation of the Development, the LGCB requires the Casino to be operated by an approved receiver until the receivership is terminated.  Landlord and the City agree that any receiver approved by the LGCB is permitted to so operate the Casino in accordance with the terms of this Lease, subject to the applicable provisions of the Act and the rules and regulations promulgated thereunder.

ARTICLE XXIV
TRANSFERS AND TERMINATION

Section 24.1	Transfers by Shareholders of Tenant or Affiliates

(a)Landlord hereby approves the consummation of the Eldorado Merger Transaction and the VICI Sale-Leaseback Transaction, including each Change of Control that shall occur in connection with such transactions.  Except as provided in Section 24.1(b) and for any Transfers (as defined below) that shall occur in connection with the Eldorado Merger Transaction and the VICI Sale-Leaseback Transaction, the sale, assignment, transfer, alienation, liquidation or any other disposition by any affiliate of any beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the voting stock of Tenant (or, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant) or any other Affiliate or any merger, consolidation or reorganization involving Tenant (or, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant) or any Affiliate (each a "Transfer") which results in a Change of Control of Tenant (or, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant) requires the prior written consent of Landlord, which consent shall not be unreasonably withheld, Financially Conditioned or delayed, except: (i) as provided in Section 24.1(e) of this Lease; and (ii) for the curing of any monetary Event of Default.  Following the consummation of the VICI Sale-Leaseback Transaction, except as provided in Section 24.1(b) and for any Transfer(s) that shall occur in connection with the Eldorado Merger Transaction and the VICI Sale-Leaseback Transaction, any Transfer which results in a Change of Control of Tenant requires the prior written consent of Landlord, which consent shall not be unreasonably withheld, Financially Conditioned or delayed, except for the curing of any monetary Event of Default.  Following the consummation of the VICI Sale-Leaseback Transaction, except as provided in Section 24.1(b) and for any Transfer(s) (with respect to Casino Subtenant) that shall occur in connection with the Eldorado Merger Transaction and the VICI Sale-Leaseback Transaction, any Transfer (with respect to Casino Subtenant) which results in a Change of Control of Casino Subtenant requires the prior written consent of Landlord, which consent shall not be unreasonably withheld, Financially Conditioned or delayed, except: (i) as provided in Section 24.1(e) of this Lease; and (ii) for the curing of any monetary Event of Default.

(b)Notwithstanding the provisions of Section 24.1(a) of this Lease, there shall be no restrictions upon:

(i)Transfers between existing or previously approved Affiliates;

(ii)Transfers as part of public offerings of securities by Tenant or JCC Holding Company II;

(iii)the pledge or encumbrance by any Affiliate of the securities of Tenant or any other Affiliate to, or enforcement of such pledge or encumbrance by, a Suitable Lender, or the subsequent Transfer from such Suitable Lender;

(iv)any Transfer of equity interests, reorganization, merger, consolidation or restructuring of Tenant or Affiliate(s) solely between them or any of them;

(v)Transfers by Caesars Growth Harrah’s New Orleans LLC or any of its parents, or its successors;

(vi)Transfers to or among immediate family members including parents, spouses, children, grandparents and grandchildren or to trusts (for their sole benefit) of any Affiliate who is a natural Person or Transfers in connection with such Person's estate planning or estate;

(vii)Transfers by an underwriter in connection with any public offering;

(viii)Transfers by Affiliate(s) owning material assets other than their interest in the Development such that the sale of such interest has an independent business purpose and is not the sole or primary reason for such Transfer;

(ix)any Transfer in connection with the consummation of the Eldorado Merger Transaction, including the Change of Control that shall occur in connection therewith;

(x)any Transfer in connection with the consummation of the VICI Sale-Leaseback Transaction, including any Change of Control that shall occur in connection therewith;

(xi)following the consummation of the VICI Sale-Leaseback Transaction, a merger, amalgamation, sale of assets or other disposition or similar transaction by, with, or affecting VICI Properties Inc., a Maryland corporation ("VICI REIT"), or any direct or indirect subsidiary of VICI REIT (whether directly or indirectly involving the Development);

(xii)following the consummation of the VICI Sale-Leaseback Transaction, any Transfer to any subsidiary of VICI REIT;

(xiii)following the consummation of the VICI Sale-Leaseback Transaction, any Transfer as part of a public offering of securities by VICI REIT or any of its direct or indirect subsidiaries; or

(xiv)following the consummation of the Eldorado Merger Transaction, any Transfer to any subsidiary of Eldorado.

(c)For purposes of this Section 24.1, "Change of Control" means a Transfer or series of prearranged Transfers to a Person other than an Affiliate of the transferor (the

"Transferee") with the result that after such Transfers, the Transferee possesses directly or indirectly the power to direct the management and policies of Tenant (and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant); provided, however, that in no event shall a Change of Control be deemed to occur if after such Transfer the Transferee:  (i) does not have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the voting stock of Tenant (and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant) of a percentage exceeding the aggregate percentage of beneficial ownership of the voting stock of Tenant (and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant) of all of the remaining beneficial owners (defined as those Affiliates existing as of the date of such Transfer, combined) or (ii) does not have beneficial ownership of more than thirty percent (30%) of the voting stock of Tenant (and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant).  Tenant (and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant) shall provide Landlord written notice of any direct or indirect Transfer of two and one-half percent (2.5%) or more of the beneficial ownership of Tenant or Casino Subtenant (as applicable) of which it has knowledge, unless such Transfer is of voting stock which is (x) a class of voting stock that is listed on a national securities exchange, (y) publicly traded and/or (z) may be converted into or exchanged for voting stock that is listed on a national securities exchange or publicly traded, in any of which event this notice requirement will not apply.  Such notice must be received by Landlord within five (5) Business Days before (or after receipt of knowledge of) such Transfer.  In evaluating a Change of Control, Landlord and the City shall be guided by its effect upon Tenant (and, following the consummation of the VICI Sale-Leaseback Transaction, Casino Subtenant), applying the standards established by Section 22.2 of this Lease for approval of an assignment of this Lease.

(d)Landlord's sole remedy for breach of Section 24.1(a) of this Lease shall be to seek an injunction preventing the Transferees who acquire their interests, or the transferring party(ies) who transfer their interests, in violation of Section 24.1(a) of this Lease, and/or the Affiliate in which the Transferee obtains an interest, from participation in or allowing the participation of Transferee in the management of Tenant.  This does not preclude Landlord from taking actions against breaching parties which have no effect on the interests of Tenant or Affiliates under this Lease.

(e)If any Affiliate of Tenant (prior to the consummation of the VICI Sale-Leaseback Transaction) or Casino Subtenant (following the consummation of the VICI Sale-Leaseback Transaction) effectuates a Transfer (such Transferring Affiliate, the "Transferor") to a Person other than an Affiliate of such Transferor (provided such Transfer to an Affiliate of such Transferor does not result in a Change of Control, in which case the terms of this Section 24.1(e) shall apply), then such Transferor shall pay to Landlord two and one-half percent (2.5%) of the Profit realized by such Transferor from such Transfer (such payment being referred to herein as the "Transfer Payment"); provided that no such Transfer Payment shall be due in the case of any Transfer (i) that occurs in connection with the VICI Sale-Leaseback Transaction, (iii) that occurs in connection with the Eldorado Merger Transaction or (iii) that is made by a VICI Affiliate.  Each Transfer Payment shall be due seven (7) days following the Transferor's receipt of proceeds of Transfer.  The Transferor's Profit shall be calculated (a) without deduction for the Transfer Payment and (b) with respect to a Transfer that occurs in connection with a sale of other assets, so that the Transferor’s Profit is deemed to be the portion of the Transferor’s Profit with respect to all such assets that is fairly allocable to the interest in Tenant that is sold, assigned, transferred, alienated, liquidated or otherwise disposed of by Transferor.  If all or part of the consideration for a Transfer is intangible property other than cash (for example a promissory note), or if the transfer is non‑taxable for federal tax purposes, then a pro‑rata portion of the Transfer Payment relating to such consideration shall be paid at the time of (i) conversion of such property to cash, whether by sale, transfer, assignment of such property or payment of such promissory note, or (ii) upon receipt of exchanged or substituted property, based on the greater of its fair market value or the full amount of all outstanding obligations of or related to such property or note at the time of issuance.  "Profit" shall mean proceeds of a Transfer received by a Transferor less:  (a) that portion of such proceeds that are attributable to retained or undistributed earnings; (b) portions of such proceeds that are reinvested by the Transferor in the Development (directly, or indirectly by capitalization of Tenant or an Affiliate); (c) Transferor's invested capital (cash plus the agreed value (not to exceed fair market value) of other property paid or invested by Transferor in the assets sold and determined without regard to earnings or distributions) (the amounts in clauses (a), (b) and (c), collectively, "Invested Capital"); and (d) normal and customary closing costs.  If a Transferee is an Affiliate of the respective Transferor, then such Transferee will be deemed, upon the consummation of the Transfer, to have Invested Capital in an amount that is equal to the Transferor’s Invested Capital immediately before the Transfer (or, if the Transferor Transfers less than all of its direct or indirect beneficial interest in Tenant, a proportionate share of the Transferor’s Invested Capital equal to the percentage interest transferred (and the Transferor’s Invested Capital will be reduced by a corresponding amount)).  Transfer Payments made with respect to any Transfer, inflated by CPI, shall be credited against and reduce the Contingent Payments due in respect of Capital Transactions occurring at any time during the ten (10) year period following such Transfer.  Notwithstanding anything to the contrary set forth in this Lease, following the consummation of the VICI Sale-Leaseback Transaction, neither Tenant nor any Affiliate of Tenant shall have any obligation to make a Transfer Payment pursuant to this Section 24.1(e).

(f)Payment of the Transfer Payment shall be enforced only against the Transferor or any Transferee and shall not be a default under this Lease.  Any non‑publicly traded evidence of ownership of Tenant or JCC Holding Company II which is the subject of Sections 24.1(a) and (e) of this Lease shall bear restrictive legends advising of these restrictions.

(g)All Transferees shall hold their interests subject to the restrictions of this Article XXIV.

ARTICLE XXV
EXISTENCE OF PARTNERSHIP OR JOINT VENTURE DENIED

Section 25.1	No Joint Venture or Partnership

Under no circumstances shall this Lease, the payment by Tenant to Landlord of any portion of Rent and Additional Charges, or any action of the parties taken in furtherance of this Lease be construed to create either a partnership or a joint venture between Landlord and Tenant, the existence of same being hereby specifically denied.

ARTICLE XXVI
UTILITIES

Section 26.1	Utilities

Tenant agrees to obtain all utilities and other services required to maintain and operate the Development from public utility and other companies serving the Development.  Tenant acknowledges that Landlord shall not be required to provide or furnish any services or utilities to the Development.  Tenant agrees to pay, or cause to be paid, all charges that are incurred by Tenant or that might be a charge or lien against the Development for gas, sewerage, water, electricity, light, heat or power, telephone or other communication service used, rendered or supplied upon or in connection with the Development throughout the Term, and to indemnify, defend and save Landlord harmless from and against any liability or damages on such account, except to the extent caused by Landlord's acts or omissions.  Tenant shall also procure or cause to be procured without cost to Landlord, any and all necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance upon the Development of wires, pipes, conduits, tubes and other equipment and appliances for use in supplying any such service to and upon the Development. Landlord and the City shall grant utility servitudes to the companies providing utility service to the Development to the extent necessary to provide necessary utility services to the Development.  Tenant shall pay all costs for installation, construction or modification of utility lines within the Development including sewerage, gas, water, electricity, telephone, telegraph and cable service.  All utility services shall be separately metered and installed in the name of Tenant, and Tenant shall pay all costs of said utilities.

ARTICLE XXVII
COVENANTS AGAINST WASTE

Section 27.1	Covenant Against Waste

Tenant shall not cause or permit any waste, damage or injury to the Development or any part thereof (other than normal wear and tear).

ARTICLE XXVIII
TRASH AND GARBAGE DISPOSAL

Section 28.1	Trash and Garbage Disposal

After the Possession Date, Tenant shall at its expense arrange for and cause pick up and/or disposition away from the Development of all trash and garbage generated by or through its operations and Landlord shall have no responsibility therefor.

ARTICLE XXIX
NO WAIVER

Section 29.1	No Waiver

The receipt by Landlord of any Rent or Additional Charges with knowledge of the breach of any term, condition, covenant or provision of this Lease shall not be deemed a waiver of such breach.  No provision of this Lease shall be deemed to have been waived by Tenant or Landlord unless the waiver shall be in writing and signed by Tenant or Landlord.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and Additional Charges herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent and Additional Charges as the case may be, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent and Additional Charges be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of any such Rent or Additional Charges or pursue any other remedy in this Lease.

ARTICLE XXX
COVENANTS TO BIND AND BENEFIT PARTIES

Section 30.1	Covenants Binding

Except as may otherwise be expressly provided in this Lease, the terms, conditions, covenants and provisions contained in this Lease shall run with the Development and shall be binding on and inure to the benefit of the parties hereto, and their respective heirs, administrators, executors, permitted successors and permitted assigns.

ARTICLE XXXI
BROKERAGE

Tenant and Landlord covenant, represent and warrant that neither has had dealings or communications with any broker or agent in connection with the consummation of this Lease, and both covenant and agree to pay, hold harmless and indemnify each other from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.

ARTICLE XXXII
MISCELLANEOUS PROVISIONS

Section 32.1	Equal Employment Opportunity

In all hiring or employment by Tenant, Casino Subtenant, or the Casino Manager/Operator made possible by or resulting from this Lease, there will not be any discrimination against any employee or applicant for employment because of race, color, religion, sex, sexual preference, national origin, or disability.  All solicitations or advertisements for employees shall state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, sexual preference, national origin, or physical handicap.

Section 32.2	Force Majeure

(a)  Other than as set forth in, and without waiver of the terms and conditions of, this Lease, the parties hereto acknowledge and agree that neither a Force Majeure Event nor fortuitous events shall operate to excuse Tenant from the prompt payment of Rent or Additional Charges required by the terms and provisions of this Lease.  As to any other obligation imposed by this Lease, if either party hereto shall be delayed or hindered or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor disputes, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots or insurrection, or other causes beyond the reasonable control of such party and not the fault of the party delayed in performing work or doing acts required under the terms of this Lease (which shall not include a default under or the termination of the Casino Management Agreement) (each a "Force Majeure Event"), then the performance of such acts shall be excused as a period of delay and the period for such performance of any such act shall be extended for the period equivalent to the period of such delay.

(b)Tenant hereby acknowledges and agrees that any proceeding under any Chapter of the Bankruptcy Code, in receivership or any other insolvency proceeding, whether voluntary or involuntary, by or against Tenant and/or CEC, CES, any completion guarantor under a completion guarantee required under this Lease, or any surety under any bond shall not be considered nor constitute a Force Majeure Event nor otherwise excuse or suspend Tenant's performance hereunder.  Tenant further acknowledges and agrees that (i) any increase in the cost to complete (including equipping) the Hotel Project, (ii) the financial condition or financial inability of Tenant and/or CEC, CES, or any guarantor under a completion guarantee required under this Lease, (iii) any other adverse financial projections, financial forecasts, financial events or financial conditions, or (iv) any failure to obtain funding or financing, shall not be considered nor constitute a Force Majeure Event nor otherwise excuse or suspend Tenant's performance hereunder.

(c)Other than as set forth in, and without waiver of the terms and conditions of, this Lease, Tenant waives its rights pursuant to Articles 1873-1878 and 3506(15) of the Louisiana Civil Code and, without limitation, any right to claim excuse from performance or delay of performance due to impossibility of performance, irresistible force or a fortuitous event.

Section 32.3	Partial Invalidity

If any term, covenant, condition, or provision of this Lease or the application thereof to any Person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant, condition or provision to Persons or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition, and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.  All parties to this Lease recognize and agree that any term or provision in this Lease that conflicts with or usurps the powers of the Act shall be superseded by the Act.  Tenant's failure to comply with any provision of this Lease that is superseded by or in conflict with the Act shall not be a default by Tenant under this Lease.

Section 32.4	Intervention by City

(a)The City intervenes in this Lease for the purpose of confirming each of its undertakings in this Lease and to confirm and consent to Landlord's agreements, representations, and warranties contained in this Lease and further to agree that in the event of a default by Landlord to the City under the City Lease, this Lease shall not be affected and the City will succeed to Landlord's rights and obligations to Tenant under this Lease.

(b)Without limiting the generality of the foregoing, the City covenants and agrees that if the City Lease is terminated for any reason before the expiration of the Term of this Lease (including any Extended Terms), then the termination of the City Lease shall not result in a termination of this Lease, partial or otherwise, and that this Lease shall continue for the duration of the Term (and any Extended Terms that Tenant may exercise hereunder) as a direct lease between the City and Tenant, with the same force and effect as if the City had originally entered into this Lease as landlord hereunder.  The provisions of this section shall be self-operative and shall occur automatically upon the termination of the City Lease as aforesaid. Without limiting the preceding sentence, the City hereby agrees to execute, acknowledge and deliver any documents reasonably requested by Tenant or any Leasehold Mortgagee in order to further evidence or perfect the provisions of this Section 32.4.

(c)To the extent permitted by applicable law, the City further covenants and agrees that in the event of the dissolution of Landlord or a judicial declaration of the invalidity of Landlord before the expiration of the Term, this Lease shall continue, with the same force and effect, for the duration of the Term as a direct lease between the City and Tenant.  The provisions of this Section 32.4(c) shall be self-operative and shall occur automatically upon the dissolution or declaration of the invalidity of Landlord as aforesaid.  Without limiting the preceding sentence, the City hereby agrees to execute, acknowledge and deliver any documents and take such action as may be reasonably requested by Tenant or any Leasehold Mortgagee in order to further evidence, implement or perfect the provisions of this Section 32.4(c).

(d)If the direct lease by the City to Tenant described above is determined, through a final non‑appealable judgment of a court of competent jurisdiction, to be null and void or unenforceable for any reason whatsoever, then the City agrees either (i) to enter into a lease with a public benefit corporation or other board or entity under the control of the City (a "City-Controlled Entity"), with respect to the Development, on the same terms and conditions as contained in the City Lease or (ii) to transfer the Development, subject to this Lease, to a City-Controlled Entity, and in either event the City shall thereafter cause the City-Controlled Entity to enter into a lease with Tenant on the same terms and conditions as contained herein.

Section 32.5	Responsibility For Costs And Risks of Operations

Tenant shall pay all costs and assume all risks in doing work, or carrying on operations, now or hereafter permitted or required under the terms and conditions of this Lease, except as may be otherwise specifically designated in this Lease, or in written instructions given or agreement made by proper authority under the terms and conditions of this Lease.  Tenant shall pay all costs, reasonable attorney's fees and other expenses incurred by Landlord in any litigation in which Landlord is the prevailing party enforcing the covenants of this Lease.

Section 32.6	Notice

All notices required or permitted to be given under this Lease except as provided otherwise shall be in writing and shall be deemed given when delivered by hand or four (4) Business Days after mailing, postage paid, by certified mail, return receipt requested, to the parties and to the LGCB at the following address:

LANDLORD:	New Orleans Building Corporation Suite 400 1111 Canal Street New Orleans, LA 70112
With copies to:	City Attorney 1300 Perdido Street City Hall New Orleans, LA 70112
and Scott T. Whittaker Stone Pigman Walther Wittmann L.L.C. 909 Poydras Street Suite 3150 New Orleans, LA 70112

CITY:	City of New Orleans 1300 Perdido Street City Hall New Orleans, LA 70112 Attention: City Clerk
with copies to:	Mayor's Office 1300 Perdido Street City Hall New Orleans, LA 70112
City Attorney 1300 Perdido Street City Hall New Orleans, LA 70112
TENANT (prior to consummation of the VICI Sale-Leaseback Transaction):	Jazz Casino Company, L.L.C. 8 Canal Street New Orleans, LA 70130 Attn: Regional President
with copies to:	Law Department 1 Caesars Palace Drive Las Vegas, NV 89109 Attn: General Counsel
TENANT (following consummation of the VICI Sale-Leaseback Transaction):	c/o VICI Properties Inc. 535 Madison Avenue, 20th Floor New York, NY 10022 Attn: General Counsel
LGCB:	Louisiana Gaming Control Board 7901 Independence Boulevard Building A Baton Rouge, LA 70806 Attn: Chairman of Louisiana Gaming Control Board
with copies to:	Attorney General State of Louisiana Post Office Box 94005 Baton Rouge, LA 70804 Attn: First Assistant Attorney General

and Attorney General State of Louisiana Post Office Box 94005 Baton Rouge, LA 70804 Attn: Director, Gaming Division

Additionally, notices required or permitted to be given under this Lease shall be given in the manner provided herein to such Leasehold Mortgagees at such addresses as identified by such Leasehold Mortgagees and furnished to the parties to this Lease in writing.  Following the consummation of the VICI Sale-Leaseback Transaction, notices required or permitted to be given under this Lease shall be given in the manner provided herein if to (i) Tenant, to VICI Transferee, at such addresses as identified by such VICI Transferee and furnished to the parties to this Lease in writing and (ii) Casino Subtenant, at the addresses set forth above for "TENANT" (prior to the consummation of the VICI Sale-Leaseback Transaction) or such other addresses as identified by such Casino Subtenant and furnished to the parties to this Lease in writing.  For the avoidance of doubt, the delivery to Casino Subtenant of any notice required or permitted to be given under this Lease shall not be deemed the delivery of such notice to Tenant.

Section 32.7	Applicable Law

This is a Louisiana contract and shall be governed, interpreted and enforced in accordance with the laws of the State of Louisiana.

Section 32.7.1  Venue and Personal Jurisdiction

(a)Each party to this Lease hereby submits to the jurisdiction of the State of Louisiana and the courts thereof and to the jurisdiction of the Civil District Court for the Parish of Orleans, State of Louisiana for the purposes of any suit, action or other proceeding arising out of or relating to this Lease, and hereby agrees not to assert by way of a motion as a defense or otherwise that such action is brought in an inconvenient forum or that the venue of such action is improper or that the subject matter thereof may not be enforced in or by such courts.

(b)If at any time during the Term, Tenant is not a resident of the State of Louisiana or has no officer, director, employee, or agent thereof available for service of process as a resident of the State of Louisiana, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State of Louisiana, Tenant or its assignee hereby designates the Secretary of State, State of Louisiana, its agent for the service of process in any court action between it and Landlord or arising out of or relating to this Agreement and such service shall be made as provided by the laws of the State of Louisiana for service upon a nonresident; provided, however, that at the time of service on the Secretary of State, a copy of such service shall be delivered to Tenant in the manner provided in Section 32.6 of this Lease.

Section 32.8	Public Purpose; Economic Benefit; Total Consideration

Landlord hereby declares and acknowledges that the execution of this Lease and the construction and implementation of the development hereunder including, without limitation, development and operation of the Casino and related Improvements and other amenities on the Leased Premises and the Hotel Project, shall enhance the public benefit and welfare and therefore constitute a public purpose in that they prevent and combat community deterioration along Poydras Street in New Orleans, Louisiana; increase employment opportunities in the City; increase and promote tourism and enhance tourist amenities on Poydras Street in New Orleans, Louisiana; and preserve and improve the aesthetic quality inuring to the economic health of the central business district of the City.  The above‑cited items constitute important public benefits to the City.  Further, additional public benefits of this Lease and the construction and implementation of the Development and the Hotel Project consist of increased taxes and other revenues from the operation of the Casino on the Leased Premises, together with other related commercial activities to take place on the Leased Premises, the Development and the Hotel Project.  Further, Landlord hereby declares and acknowledges that the letting of this Lease was done on the basis of an objective evaluation of factors relating to the public benefit and welfare, and the public purposes, hereinabove described, including, but not limited to, rental return, quality of products and services to be provided on the Leased Premises and at the Development and the Hotel Project, financial stability of Tenant, architectural design of the Development, uniqueness of operation of the Development and the Hotel Project in the City, particularly the central business district.  Landlord hereby further declares and acknowledges that, as described hereinabove, this Lease provides a fair and equitable return of revenue to Landlord.

Section 32.9	Estoppel Certificate

(a)Tenant shall, at any time and from time to time, upon not less than fifteen (15) Business Days prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, and the amounts so paid and acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed.  Any such statement may be relied upon by any prospective purchaser or encumbrancer of the Leased Premises.  Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord's performance, and (iii) that not more than one (1) month's rental has been paid in advance.

(b)Concurrently with the execution of this Lease, Landlord shall execute and deliver to Tenant one (1) original copy of the estoppel certificate attached hereto as Exhibit "O".  Landlord shall, at any time and from time to time, upon not less than fifteen (15) Business Days prior written notice from Tenant, Casino Subtenant or any Leasehold Mortgagee, execute, acknowledge and deliver to Tenant, Casino Subtenant or any Leasehold Mortgagee (as applicable) a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, and the amounts so paid and acknowledging that there are not, to Landlord's knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by any assignee permitted hereunder, Casino Subtenant, or any Leasehold Mortgagee.  Landlord's failure to deliver such statement within such time shall be conclusive upon Landlord (i) that this Lease is in full force and effect, without modification except as may be represented by Tenant, (ii) that there are no uncured defaults in Tenant's performance, and (iii) that not more than one (1) month's rental has been paid in advance.

Section 32.10	Prior Agreements; Amendments

(a)This Lease, and all documents and agreements described or referred to herein, contain all the agreements of the parties hereto with respect to any matters covered or mentioned in this Lease, and no agreement or understanding pertaining to any such matter shall be effective for any purpose unless covered in this Lease or such other documents and agreements.

(b)The provisions of this Lease constitute an amendment and restatement in the entirety of the provisions of the Original Lease; provided, however, that it is hereby acknowledged and agreed by the parties to this Lease that the execution and delivery of this Lease is intended to continue the obligations of Tenant, as successor by operation of law to Harrah's Jazz Company, under the Original Lease on the amended terms set forth in this Lease and should in no way constitute a novation of such obligations (as modified herein and therein).

(c)No provision of this Lease may be amended or added except by an agreement in writing signed by the parties hereto or their respective successors and assigns.  If there is an inconsistency between the terms of this Lease and any other agreement described in this Lease (including but not limited to the Casino Management Agreement), then (i) the terms of this Lease shall prevail and (ii) Tenant's failure to comply with an inconsistent provision of the other agreement shall not be a default under this Lease if Tenant is complying with the provisions of this Lease.

Section 32.11	Survival

Upon the expiration or other termination of this Lease, neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination; and in any event, unless otherwise expressly provided in this Lease, any liability for a payment that shall have accrued to or with respect to any period ending at the time of expiration or other termination of this Lease shall survive the expiration or other termination of this Lease.

Section 32.12	Memorandum of Lease

Each party, shall, at the request of the other party, execute and deliver an amended memorandum of this Lease in recordable form for the purpose of recording, but said amended memorandum of this Lease shall not in any circumstances be deemed to modify or to change any of the provisions of this Lease.

Section 32.13	Expiration of Casino Operating Contract

(a)If the term of the Casino Operating Contract shall expire prior to the expiration of the Term, then (i) Tenant and, subject to the subsequent provisions of this Section 32.13(a), Landlord shall each have the right to terminate this Lease by delivering written notice of such party’s election to terminate this Lease to the other party, whereupon this Lease shall terminate as of the date that is thirty (30) days following the other party’s receipt of such notice, and upon such termination the parties hereto shall have no further rights or obligations hereunder and (ii) Tenant shall have the right to invoke the provisions of Section 4.18 of this Lease by delivering written notice of Tenant’s election to invoke such provisions to Landlord.  If Landlord delivers written notice of its election to terminate this Lease in accordance with clause (i) of the immediately preceding sentence, Tenant shall have thirty (30) days following Tenant’s receipt of such notice to invoke the provisions of Section 4.18 of this Lease in accordance with clause (ii) of the immediately preceding sentence.  If Tenant invokes the provisions of Section 4.18 of this Lease prior to the expiration of such thirty (30) day period, Landlord’s election to terminate this Lease under this Section 32.13(a) shall have no force or effect.

(b)If the term of the Casino Operating Contract shall expire prior to the expiration of the Term, neither Landlord nor Tenant elects to terminate this Lease in accordance with clause (i) of Section 32.13(a) and Tenant does not invoke the provisions of Section 4.18 of this Lease, then Tenant shall be obligated to pay only the Rent, Impositions, School Support Payments or Contingent Payments, if applicable, and Tenant shall be excused from complying with all obligations under this Lease which directly or indirectly require the operation of the Development for Casino Gaming Operations until such time as Tenant and LGCB mutually execute a contract or agreement that authorizes Tenant to conduct gaming operations at the Casino in accordance with the Act.

Section 32.14	Compliance

Any provision that permits or requires a party to take action shall be deemed to permit or require, as the case may be, the party to cause the action to be taken.

Section 32.15	Captions

The captions in this Lease are solely for convenience of reference and shall not affect its interpretation.

Section 32.16	Number and Gender

All terms used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

Section 32.17	No Drafting Presumptions

The parties to this Lease agree and acknowledge that each has had significant input into the drafting of this Lease.  Consequently, and notwithstanding the provisions of Articles 2056 or 2057 of the Louisiana Civil Code to the contrary, nothing contained in this Lease shall be presumptively construed against a party on the basis of any drafting responsibility. Further, the parties agree and acknowledge that the drafting of this Lease was facilitated and expedited by the specific undertaking of the parties and their respective counsel, and in order to induce each other to make reasonable drafting accommodations, that no revision (by insertion or deletion) to any draft of this Lease either shall constitute or ever be used by or on behalf of any of them as an interpretive aid or as the basis of any contention to the effect that any such deletion or insertion or change from prior drafts proves facts or circumstances concerning the intent or agreement of a party in a subsequent draft or drafts.

Section 32.18	No Third Party Beneficiary

Except for the City, VICI Transferee and except as otherwise provided in Section 23.15 of this Lease with respect to Leasehold Mortgagees, there shall be no third party beneficiaries with respect to this Lease, including, without limitation, (i) the School Board, notwithstanding Section 4.5 of this Lease; (ii) any Person claiming to be a third party beneficiary under Sections 5.4, 19.2 or 19.3 of this Lease; or (iii) any other third party pursuant to any other provision of this Lease.  Except for the City, Landlord, Tenant, and VICI Transferee, no party shall have any independent right of action or any other rights and remedies pursuant to this Lease.  The City, Landlord and Tenant may terminate, compromise, amend, modify, surrender or otherwise alter any terms, conditions or provisions of this Lease without the consent, approval or any other action on the part of any third party.

Section 32.19	Performance by Affiliate

Any payment due from an Affiliate pursuant to Section 24.1 of this Lease shall be, and hereby is, guaranteed by the Affiliate, if any, that Controls such Affiliate.

Section 32.20	Cost of Investigation

If as a result of this Lease, Landlord or any of its directors or officers, the Mayor or any City Council members, or any employee, agent, or representative of the City is required to be licensed, approved, or otherwise investigated by LGCB or any other state law enforcement agency, all reasonable costs of such licensing, approval or investigation shall be paid by Tenant within five (5) Business Days following receipt of a written request from Landlord.  All costs paid by Tenant in any year shall be recovered by set‑off against Rent or Additional Charges due from Tenant under this Lease for the shorter of:  (i) the next succeeding five (5) years of the Term or (ii) the remaining years of the Term, in equal installments over such period.

Section 32.21	Intentionally Deleted.
Section 32.22	Acknowledgment of Cure Periods

Notwithstanding anything in this Lease to the contrary, the parties hereto acknowledge and agree that, for purposes only of paragraph B of LSA R.S. 41:1217, rent payable hereunder shall not be deemed to fall due until the expiration of all applicable cure periods available to any Leasehold Mortgagee or pursuant to Section 21.5 hereof and any rent paid prior to such date shall be deemed punctually paid; provided, however, this sentence shall not affect the commencement date of any cure periods or the obligation of Tenant to pay interest at the Default Rate as provided in this Lease.

Section 32.23	Effectiveness of Lease

This Second Amended and Restated Lease shall be effective on the Effective Date.

Section 32.24	Tenant's Agreement of Full Employment

Landlord hereby acknowledges that, as of the Effective Date, Tenant has fully complied with the succeeding terms of this Section 32.24.  Subject to all other provisions of this Lease, Tenant agrees that it will continue to use best efforts to maintain full employment in its currently operating facilities on the Leased Premises at least at the same level as existed as of December 31, 2000 for the entire Term.  For purposes of measuring Tenant’s performance of this obligation, Management Employees (as defined in the Property Management Agreement), persons employed at the premises of Space Tenants, and personnel that are engaged in enterprise-level work not necessary to the specific operations at the Development, shall be excluded.  In the event employment levels fall below 2,550 employees, an employee who is involuntarily terminated, other than an employee who is terminated for cause pursuant to duly authorized employment procedures, shall be entitled to a severance package, in addition to any other severance benefits currently provided by Tenant, which shall include at least the following benefits:  (1) a preference of employment in substantially the same capacity at substantially the same pay and benefits, if available, at other gaming operations operated by Tenant, Casino Subtenant, or Affiliates of either; (2) facilitate employee participation in re-employment and retraining programs to assist with obtaining new employment by providing a voucher in an amount not less than $200.00 which may be utilized at any state based university, community college, junior college, or trade school; and (3) out placement services for a period of ninety (90) days to assist in obtaining new employment.  The above additional severance benefits are not required in the event of involuntary terminations caused by economic downturn or a Force Majeure Event.

Section 32.25	Performance of Tenant’s Covenants and Obligations

Tenant, Landlord and the City hereby acknowledge and agree that, following the consummation of the VICI Sale-Leaseback Transaction, various covenants and obligations imposed on Tenant under, and terms and conditions of, this Lease are to be performed, satisfied or complied with by Casino Subtenant or an Affiliate of Casino Subtenant under the terms of the VICI Sublease (collectively, "Subtenant Obligations").  Consequently, Landlord and the City hereby agree (A) that they shall accept Casino Subtenant’s or any of its Affiliate’s satisfaction and performance of, and compliance with, any and all Subtenant Obligations, in lieu of Tenant’s satisfaction and performance of, and compliance with, the Subtenant Obligations, and (B) Tenant shall not be in default under or in breach of this Lease in the event that Casino Subtenant or any of its Affiliates satisfies and performs, and complies with, the Subtenant Obligations.  Notwithstanding anything contained herein to the contrary, and for the avoidance of doubt: (i) Landlord and City's acceptance of such performance from Casino Subtenant shall not relieve or release Tenant from any obligation under this Lease; (ii) for every Subtenant Obligation that Landlord has agreed to accept performance by Casino Subtenant, the term "Tenant" as used in the various provisions of this Lease shall be deemed to also refer to "Casino Subtenant" following the consummation of the VICI Sale-Leaseback Transaction; (iii) Casino Subtenant shall have no authority to provide any consent or approval, deliver any notices (unless such notice(s) is, in all material respects, delivered in connection with the performance of a Subtenant Obligation and provided that this Lease expressly contemplates the delivery of a notice in connection therewith) or waive any rights of Tenant or obligations of other Persons, in each case, on behalf of or for Tenant; and (iv) notwithstanding anything to the contrary in the preceding clause (iii), Casino Subtenant shall have no authority to deliver any notices with respect to, or exercise the rights set forth in, the provisions of this Lease set forth in Exhibit "P" to this Lease.

[SIGNATURE PAGE FOLLOWS]

THUS DONE AND SIGNED in multiple originals, on the day and date first above written, before the undersigned competent witnesses and the appearers, after due reading of the whole.

WITNESSES: /s/ Miles Tepper Print Name: Miles Tepper /s/ Liana Elliott Print Name: Liana Elliott	LANDLORD: NEW ORLEANS BUILDING CORPORATION By:/s/ Cynthia M. Connick_______________ Cynthia M. Connick, Chief Executive Officer
/s/ Paula J. Pace Print Name: Paula J. Pace /s/ Elizabeth M. Dandy Print Name: Elizabeth M. Dandy	TENANT: JAZZ CASINO COMPANY, L.L.C. By:/s/ Eric Hession Name: Eric Hession Title: CFO and Treasurer
/s/ Arthur C. Walton Print Name: Arthur C. Walton /s/ Gloria Smith Print Name: Gloria Smith	INTERVENOR: CITY OF NEW ORLEANS By:/s/ LaToya Cantrell LaToya Cantrell, Mayor

(Signature Page to Lease)

A C K N O W L E D G M E N T

STATE OF LOUISIANA

PARISH OF ORLEANS

BE IT KNOWN, that on this ___ day of March, 2020,

BEFORE ME, the undersigned authority, duly commissioned, qualified and sworn within and for the State and Parish aforesaid,

PERSONALLY CAME AND APPEARED:

Cynthia M. Connick, appearing in her capacity as the Chief Executive Officer of NEW ORLEANS BUILDING CORPORATION,

to me personally known to be the identical person whose name is subscribed to the foregoing instrument; who declared and acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that she executed the same on behalf of said corporation with full authority and that the said instrument is the free act and deed of the said corporation and was executed for the uses, purposes and benefits therein expressed.

WITNESSES: /s/ Gloria Smith Print Name: Gloria Smith /s/ Arthur C. Walton Print Name: Arthur C. Walton	/s/ LaToya Cantrell
/s/ Clifton M. Davis Notary Public Bar Roll No. 24069 My commission is issued for life

A C K N O W L E D G M E N T

STATE OF LOUISIANA

PARISH OF ORLEANS

BE IT KNOWN, that on this 17th day of March, 2020,

BEFORE ME, the undersigned authority, duly commissioned, qualified and sworn within and for the State and Parish aforesaid,

PERSONALLY CAME AND APPEARED:

LaToya Cantrell, appearing in her capacity as the Mayor of the CITY OF NEW ORLEANS,

to me personally known to be the identical person whose name is subscribed to the foregoing instrument; who declared and acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that she executed the same on behalf of the City of New Orleans with full authority and that the said instrument is the free act and deed of the said corporation and was executed for the uses, purposes and benefits therein expressed.

WITNESSES: /s/ Miles Tepper Print Name: Miles Tepper /s/ Liana Elliott Print Name: Liana Elliott	/s/ Cynthia M. Connick
/S/ Joshua Cox Notary Public Bar Roll No. 35723 My commission is issued for life

A C K N O W L E D G M E N T

STATE OF NEVADA

PARISH OF CLARK

BE IT KNOWN, that on this ___ day of March, 2020,

BEFORE ME, the undersigned authority, duly commissioned, qualified and sworn within and for the State and Parish/County aforesaid,

PERSONALLY CAME AND APPEARED:

Eric Hession, appearing in his/her capacity as the CFO and Treasurer of JAZZ CASINO COMPANY, L.L.C., a Louisiana limited liability company,

to me personally known to be the identical person whose name is subscribed to the foregoing instrument; who declared and acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that he/she executed the same on behalf of said company with full authority and that the said instrument is the free act and deed of the said company and was executed for the uses, purposes and benefits therein expressed.

WITNESSES: /s/ Paula J. Pace Print Name: Paula J. Pace /s/ Elizabeth M. Dandy Print Name: Elizabeth M. Dandy
/S/ Carolyn Jeanne Willis CAROLYN JEANNE WILLIS NOTARY PUBLIC STATE OF NEVADA My Commission Expires: 05-09-21 Certificate No. 97-1260-1